As filed with the Securities and Exchange Commission on January 31, 1997

                                           Registration No. 333-11723
-------------------------------------------------------------------------


                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                               ----------
                             Amendment No. 3
                                  to
                               FORM SB-2
                        REGISTRATION STATEMENT
                              under the
                        SECURITIES ACT OF 1933
                     GLOBAL MED TECHNOLOGIES, INC.
            (Name of small business issuer in its charter)


         Colorado               8741; 8071; 7372               84-1116894
         --------               ----------------               ----------
  (State or jurisdiction       (Primary Standard            (I.R.S Employer
    of incorporation or    Industrial Classification         Identification
       organization)              Code Number)                   Number)


                     Global Med Technologies, Inc.
                           12600 West Colfax
                              Suite A-500
                       Lakewood, Colorado  80215
                            (303) 238-2000
   (Address and telephone number of principal executive offices and principal place of business)
                              ----------

                        Michael I. Ruxin, M.D.
                     Global Med Technologies, Inc.
                           12600 West Colfax
                              Suite A-500
                       Lakewood, Colorado  80215
                            (303) 238-2000
       (Name, address and telephone number of agent for service)

                   COPIES OF ALL COMMUNICATIONS TO:

Albert Brenman, Esq.                    Thomas S. Smith, Esq.
Brenman Key & Bromberg, P.C.            Smith, McCullough & Ferguson, P.C.
Mellon Financial Center                 1610 Wynkoop Street
1775 Sherman Street, Suite 1001         Suite 300
Denver, Colorado 80203                  Denver, Colorado 80202-1135
(303) 894-0234                          (303) 892-6003
(303) 839-1633 FAX                      (303) 892-0457 FAX


       APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:  AS SOON AS
  PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                     CALCULATION OF REGISTRATION FEE

============================================================================
                                                       Proposed
    Title of each                           Proposed   maximum    Amount
      class of                  Amount      maximum  aggregate     of
    securities to               to be       offering  offering registration
    be registered              registered   price(1)  price(1)      fee
============================================================================

1,537,550 Units, each
consisting of 2 shares
of Common Stock and 1
1 Class A Common Stock
Purchase Warrant (2)             1,537,550   $  9.00  $13,837,950     $4,772
----------------------------------------------------------------------------

Common Stock (3)                 3,075,100   $   -0-          -0-        -0-
----------------------------------------------------------------------------

Class A Common Stock
Purchase Warrants (3)            1,537,550   $   -0-          -0-        -0-
----------------------------------------------------------------------------

Common Stock Underlying
Class A Common Stock
Purchase Warrants (4)            1,537,550   $  5.85    8,994,668      3,102
----------------------------------------------------------------------------

Common Stock (5)                   947,970   $  4.50    4,265,865      1,471
----------------------------------------------------------------------------

Shares Underlying
Outstanding Warrants to
Purchase Common Stock (5)          337,800   $  4.50    1,520,100        524
----------------------------------------------------------------------------

Representative's Warrants
to Purchase Units                        1   $100.00          100        Nil
----------------------------------------------------------------------------

Representative's Units,
each consisting of 2
shares of Common Stock
and 1 Class A Common Stock         133,700   $ 14.85    1,985,445        685
Purchase Warrant
----------------------------------------------------------------------------

Common Stock included in
Representative's Units (6)         267,400   $   -0-          -0-        -0-
----------------------------------------------------------------------------

Class A Common Stock Purchase
Warrants included in the
Representative's Units (6)         133,700   $   -0-          -0-        -0-
----------------------------------------------------------------------------

Common Stock Underlying
Class A Common Stock
Purchase Warrants included
in the Representative's            133,700   $  8.67    1,159,179        400
Units (4)
============================================================================

Total:                                                $31,763,307 $10,954(7)
============================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(a) and (g).
(2) Includes 200,550 Units consisting of 401,100 shares of Common Stock and 200,550 Class A Common Stock Purchase Warrants, that may be issued upon exercise of the Underwriters' over-allotment option.
(3) Included in the 1,537,550 Units. Accordingly, no separate filing fee is payable for the registration of such shares of Common Stock and Class A Common Stock Purchase Warrants.
(4) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants.
(5)  Shares of Common Stock registered on behalf of Selling
     Securityholders.
(6) Included in the Units which are issuable upon exercise of the Representative's Warrants to Purchase Units. Accordingly, no separate filing fee is payable for the registration of such shares of Common Stock and Class A Common Stock Purchase Warrants.
(7) A fee of $11,303 was paid with the initial filing of this registration statement.
                             ---------------

                          CROSS REFERENCE SHEET

FORM SB-2
ITEM NO.                                          SECTIONS IN PROSPECTUS
---------                                         ----------------------

1        Front of Registration Statement and
         Outside Front Cover of Prospectus . . . . .   Cover Page

2        Inside Front and Outside Back Cover
         Pages of Prospectus . . . . . . . . . . . .   Inside Front Cover
                                                       Pages (i)(ii); Table of
                                                       Contents

3        Summary Information and Risk
         Factors . . . . . . . . . . . . . . . . . .   Prospectus Summary;
                                                       Risk Factors

4        Use of Proceeds . . . . . . . . . . . . . .   Prospectus Summary; Use
                                                       of Proceeds

5        Determination of Offering Price . . . . . .   Cover Page;
                                                       Underwriting

6        Dilution. . . . . . . . . . . . . . . . . .   Risk Factors; Dilution

7        Selling Security Holders. . . . . . . . . .   Not Applicable

8        Plan of Distribution. . . . . . . . . . . .   Prospectus Summary;
                                                       Underwriting

9        Legal Proceedings . . . . . . . . . . . . .   Litigation

10       Directors, Executive Officers,
         Promoters and Control Persons . . . . . . .   Management - Directors
                                                       and Executive Officers

11       Security Ownership of Certain
         Beneficial Owners and Management. . . . . .   Security Ownership of
                                                       Certain Beneficial
                                                       Owners and Management

12       Description of Securities . . . . . . . . .   Description of
                                                       Securities; Dividend
                                                       Policy

13       Interest of Named Experts and
         Counsel . . . . . . . . . . . . . . . . . .   Experts

14       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities . . . . . . . . . . . . . .   Statement as to
                                                       Indemnification

15       Organization within Last Five Years . . . .   The Company; Interests
                                                       of Management and
                                                       Others in Certain
                                                       Transactions

16       Description of Business . . . . . . . . . .   Prospectus Summary;
                                                       Risk Factors; The
                                                       Company

17       Management's Discussion and
         Analysis or Plan of Operation . . . . . . .   Management's Discussion
                                                       and Analysis or Plan of
                                                       Operation

18       Description of Property . . . . . . . . . .   The Company

19       Certain Relationships and Related
         Transactions. . . . . . . . . . . . . . . .   Interests of Management
                                                       and Others in Certain
                                                       Transactions

20       Market for Common Equity and
         Related Stockholder Matters . . . . . . . .   Risk Factors

21       Executive Compensation. . . . . . . . . . .   Management - Executive
                                                       Compensation

22       Financial Statements. . . . . . . . . . . .   Index to Financial
                                                       Statements

23       Changes In and Disagreements With
         Accountants on Accounting and
         Financial Disclosure. . . . . . . . . . . .   Experts

24       Indemnification of Directors and
         Officers. . . . . . . . . . . . . . . . . .   Indemnification of
                                                       Directors and Officers

25       Other Expenses of Issuance and
         Distribution. . . . . . . . . . . . . . . .   Other Expenses of
                                                       Issuance and
                                                       Distribution

26       Recent Sales of Unregistered
         Securities. . . . . . . . . . . . . . . . .   Recent Sales of
                                                       Unregistered Securities

27       Exhibits. . . . . . . . . . . . . . . . . .   Exhibits

28       Undertakings. . . . . . . . . . . . . . . .   Undertakings

PROSPECTUS
                      GLOBAL MED TECHNOLOGIES, INC.

                   1,337,000 UNITS, EACH CONSISTING OF
                     TWO SHARES OF COMMON STOCK AND
                ONE CLASS A COMMON STOCK PURCHASE WARRANT

     This Prospectus relates to the offering (the "Offering") by Global Med Technologies, Inc. (the "Company") of 1,337,000 units (the "Units"), each consisting of two shares of Common Stock (the "Common Stock") and one Class A Common Stock Purchase Warrant (the "Warrants"). The Common Stock and the Warrants comprising the Units will not be separately tradeable or transferable for a period of six months commencing on the date of this Prospectus or earlier at the discretion of RAF Financial Corporation (the "Representative").

     Prior to the Offering, there has not been any public market for the securities of the Company. The initial public offering price of the Units and the initial exercise price and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Representative, as representative of the participating underwriters (the "Underwriters"). It is anticipated that the offering price of the Units will be between $7.00 and $9.00 per Unit. Application has been made to approve the Units for quotation on the NASDAQ Small-Cap Market under the trading symbol GLOBU. Only the Units will be listed for quotation on NASDAQ until the Common Stock and Warrants become separately tradeable and transferable. Thereafter, subject to the Company then meeting the NASDAQ maintenance requirements, the Units will be delisted from quotation on NASDAQ and only the Common Stock and Warrants will be listed for quotation on NASDAQ.

     Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $________(130% of the initial public offering price of the Common Stock) per share, subject to adjustment in certain events, at any time commencing on the date the Warrants are separately tradeable and transferable and ending on ________, 2000. Commencing on the date the Warrants are separately tradeable and transferable, the Warrants are subject to redemption by the Company at $.55 per Warrant at any time until the end of the second year after the date of this Prospectus and thereafter at $.75 per Warrant at any time prior to their expiration, on not less than 30 days' prior written notice to the holders of Warrants, provided that the daily trading price per share (as defined commencing on page 66) of Common Stock has been as least $________(120% of the Warrant exercise price) for a period of at least 20 consecutive trading days ending within 10 days prior to the date upon which the notice of redemption is given. Once exercisable, the Warrants will be exercisable until the close of the business day preceding the date fixed for redemption, if any. See Description of Securities - Warrants.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION TO INVESTORS. POTENTIAL PURCHASERS SHOULD NOT INVEST IN THESE SECURITIES UNLESS THEY CAN AFFORD THE RISK OF LOSING THEIR ENTIRE INVESTMENT. SEE RISK FACTORS COMMENCING ON PAGE 7 OF THIS PROSPECTUS AND DILUTION COMMENCING ON PAGE 21 OF THIS PROSPECTUS.

     After completion of this Offering, the Company will amend this Prospectus to permit certain of its security holders to publicly offer and sell Common Stock. See SHARES ELIGIBLE FOR FUTURE SALE.
                            ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
             THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------

=========================================================================
                                                             Proceeds
                                   Price to   Underwriting   to the
                                   Public     Discount(1)    Company (2)
-------------------------------------------------------------------------

Per Unit . . . . . . . . . . . . .  $_____      $_____        $_____
-------------------------------------------------------------------------
Total(3) . . . . . . . . . . . . .  $_____      $_____        $_____
-------------------------------------------------------------------------
                                           Footnotes on following page.
     It is expected that the delivery of the Units will be made at the offices of the Representative on or about __________________ __, 1997.

                       RAF FINANCIAL CORPORATION

     The date of this Prospectus is ___________________ __, 1997.

______________________________
(1) The Company has also agreed to pay the Representative a non-accountable expense allowance equal to 3% of the total Price to Public for the Units and to issue to the Representative and its designees for a nominal consideration warrants to purchase 133,700 Units at a purchase price equal to 165% of the Price to Public (the "Representative's Warrants"). Each Unit issuable upon exercise of the Representative's Warrants will consist of two shares of Common Stock and one Warrant exercisable at a price equal to 165% of the exercise price of the Warrants. The Representative's Warrants and the securities underlying the Representative's Warrants have been registered under the Securities Act of 1933, as amended (the "Securities Act"), by means of the Registration Statement of which this Prospectus is a part. Subject to certain limitations, upon exercises of the Warrants occurring after one year from the date of this Prospectus, the Company has also agreed to pay the Representative a solicitation fee equal to 10% of the exercise price of the Warrants. The Representative has a three year right of first refusal with respect to future public or private offerings for cash by the Company or any of its subsidiaries. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. See Underwriting.
(2) Before deducting expenses of the Offering payable by the Company estimated at $240,000, which excludes the non-accountable expense allowance described in Note (1) above, and assumes no exercise of the Underwriters' over-allotment option. See USE OF PROCEEDS.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 200,550 additional Units from the Company at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ _____, $ _____, and $_____, respectively. See UNDERWRITING.

The following language appears in red on the left side of the cover page. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. a REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN A STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE UNITS OFFERED IN THIS OFFERING BY THE UNDERWRITERS ARE SUBJECT TO PRIOR SALE. THE UNDERWRITERS RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY SUCH OFFER (WHICH MAY BE DONE ONLY BY FILING AN AMENDMENT TO THE REGISTRATION STATEMENT) AND TO REJECT ORDERS IN WHOLE OR IN PART FOR THE PURCHASE OF ANY OF THE COMPANY'S UNITS AND TO CANCEL ANY SALE EVEN AFTER THE PURCHASE PRICE HAS BEEN PAID IF SUCH SALE, IN THE OPINION OF THE UNDERWRITERS, WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. ("NASD").

IN CONNECTION WITH THIS OFFERING, THE REPRESENTATIVE MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE UNITS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

WYNDGATE
TECHNOLOGIES(TM)



Wyndgate Technologies(TM), a division
of the Company, is a medical software
company specializing in information
systems that manage blood products
from donor recruitment and laboratory
testing to patient transfusion and
records management.                               [GRAPHIC OF BLOOD
                                                    BAGS OMITTED]

                                             Wyndgate(TM)'s products help
                                             protect the safety of blood
                                             and blood products from
                                             donation through blood center
                                             delivery.

Wyndgate(TM)'s current product is
SafeTrace(TM), a blood bank management
information system.  Wyndgate(TM) is in the
process of developing SafeTraceTx(TM), a
transfusion management information system.
Wyndgate(TM)'s products help protect the
safety of patient blood and blood product
use.                                         Partial Client List

  EDEN-OA(R) - Application Engine            Stanford Medical School
  -------------------------------             Blood Center
SafeTrace(TM)                                Blood Bank of the Redwoods
SafeTraceTx(TM)                              Community Blood Center of
DataMed International(TM)                     Appleton
  Medical Systems                            Belle Bonfils Memorial Blood
Other Medical Applications                    Center
                                             Community Blood Bank,
                                              Lincoln, Nebraska
                                             Blood Bank of San Bernadino-
                                              Riverside Counties
                                             Sacramento Medical
                                              Foundation Blood Center
Wyndgate(TM)'s products incorporate an       Oklahoma Blood Institute
underlying proprietary technology,           Coffee Memorial Blood Center
called EDEN-OA(R).  EDEN-OA(R) is a          Memorial Blood Centers of
rapid applications development tool           Minnesota
created by Wyndgate(TM).  EDEN-OA(R)         Institute for Transfusion
provides the Company with a strategic         Medicine
platform for future growth.  With the        Community Blood Bank of
EDEN-OA(R) software tool, the Company         Erie County
will attempt to enter other medical          Peninsula Blood Bank,
information management niche markets.         Incorporated
                                             The Blood Center of Central
                                              Iowa
                                             Blood Center of Southeast
                                              Louisiana, Inc.
                                             Siouxland Community Blood
                                              Bank
                                             Gulf Coast Regional
                                              Blood Center
                                             San Diego Blood Bank
                                             Samuel W. Memorial Blood
                                              Center
                                             Tri-Counties Blood Bank,
                                              Incorporated

DATAMED
INTERNATIONAL(TM)



DataMed International(TM), a division of
the Company, is a medical information
management company specializing in the
third party administration of substance
abuse testing programs for large
corporations.  Consequently, DataMed(TM)
is taking advantage of what the management
of the Company believes are the current      [GRAPHIC OF TWO MEN LOOKING
trends of corporate outsourcing and            AT COMPUTER OMITTED]
downsizing by selling its medical
information services principally to          DataMed(TM)'s medical
Fortune 1000 and other corporations.         physicians assist in
DataMed(TM) provides several products        establishing the legal which
allow corporations to outsource all or       defensibility of its part of
their employee substance abuse testing       clients' substance abuse
programs.                                    testing programs.

                                             PARTIAL CLIENT LIST

                                             Chevron Corporation
                                             Owens Corning
The Company believes that the key to its     Marriott International, Inc.
success is to provide medical information    Air Products and Chemicals
management products and services to          Jones Intercable, Inc.
"boutique" market niches.  The Company       Bechtel Corporation
believes that this will create               Laidlaw Transit, Inc.
for quick penetration and
leadership in these market niches.





[GRAPHIC OF LABORATORY AND TEST
  TUBES OMITTED]                               [PARTIAL GRAPHIC OF SILVER
DataMed(TM) is the liaison between               DOLLAR OMITTED]
corporate clients and their selected
laboratories and collection sites,           GMTI's products and services
helping to insure total quality              bring value to clients and
management and continuous quality            the public at large.
improvement.

                 [GRAPHIC OF COMPUTER KEYBOARD OMITTED]

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

UNTIL ______________, 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                            TABLE OF CONTENTS

Summary. . . . . . . . . . . . . . . 1  Executive Compensation . . . . . . . 53
The Offering . . . . . . . . . . . . 3  Security Ownership of Certain
Summary Financial Information. . . . 6   Beneficial Owners and Management. . 61
Risk Factors . . . . . . . . . . . . 7  Certain Relationships and Related
Use of Proceeds. . . . . . . . . . .18  Transaction  . . . . . . . . . . . . 63
Capitalization . . . . . . . . . . .20  Description of Securities. . . . . . 64
Dilution . . . . . . . . . . . . . .21  Underwriting . . . . . . . . . . . . 67
Dividend Policy  . . . . . . . . . .22  Legal Matters. . . . . . . . . . . . 70
Selected Financial Information . . .23  Experts. . . . . . . . . . . . . . . 70
Management's Discussion and             Shares Eligible for Future Sale  . . 70
 Analysis or Plan of Operations. . .25  Additional Information . . . . . . . 72
The Company. . . . . . . . . . . . .30  Glossary . . . . . . . . . . . . . . 73
Legal Proceedings. . . . . . . . . .48  Financial Statements
Management . . . . . . . . . . . . .48

                                SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus.

The Company

     Global Med Technologies, Inc. (the "Company") provides information management software products and services to the healthcare industry and provides substance abuse (which includes drug and alcohol) testing program services to companies, including certain Fortune 1000 companies. The Company consists of two divisions, Wyndgate Technologies ("Wyndgate") and DataMed International ("DataMed"), both of which operate under their respective trade names. Wyndgate develops, markets, licenses and supports software for the healthcare industry. DataMed manages and markets a variety of services that are designed to assist companies with administering substance abuse testing programs.

     Founded in 1984, Wyndgate initially developed a Student Information System ("SIS") software product, an integrated software package for colleges and universities to track student information. Wyndgate currently has six contracts for the SIS software product still in effect. Pursuant to an agreement with eight California blood centers, Wyndgate began development of a blood tracking system to assist community blood centers, hospitals, and plasma centers in the U.S. in complying with the quality and safety standards of the Food and Drug Administration ("FDA") for the collection and management of blood and blood products. After several years of development and $1,080,000 paid by eight California blood centers, Wyndgate has completed development and commenced marketing of the SAFETRACE(TM) software product, which is a blood bank management information software system, and which the Company believes to be the most comprehensive and flexible system of its type available today. In accordance with FDA regulations, the Company submitted a 510(k) application to the FDA in October, 1995 for review of its SAFETRACE(TM) software product, which is still pending. The Company is able to continue marketing the SAFETRACE(TM) software product during the review process. There are no assurances that the Company will receive a 510(k) clearance letter from the FDA. If not, the Company will be required to discontinue marketing and licensing the SAFETRACE(TM) software product.

     In 1989, Wyndgate developed EDEN-OA(R) to utilize new technologies in the evolving open systems computer market. EDEN-OA(R) is a rapid applications development tool that can be used by software developers to produce software products that operate in accordance with industry standards based computer environments. EDEN-OA(R) can operate on different types of computer hardware from different manufacturers and on several different operating systems.

     Since its acquisition of Wyndgate in 1995, the Company has been seeking a strategic alliance with a multi-national health care corporation in order to attempt to enhance its acceptance in health care markets and more efficiently and rapidly market its current and possible future product lines. To accomplish this goal, the Company's management held numerous discussions with several different companies over the past year. On November 14, 1996, the Company and Ortho Diagnostic

Systems Inc. ("ODSI") entered into an Exclusivity and Software Development Agreement (the "Exclusivity Agreement") in which the Company and ODSI agreed to negotiate in good faith towards reaching a definitive agreement relating to a transaction or transactions with respect to the Company's activities and developments in information technology and intellectual property relating to donor and transfusion medicine (the "Technology").
ODSI is a wholly owned subsidiary of Johnson & Johnson. Any such transaction or transactions could take any form or structure, including, without limitation, a sale or exchange of assets of the Company, including the Technology. There can be no assurance that the Company and ODSI will be able to reach to a definitive agreement on these or any other arrangements. If the Company and ODSI are unable to reach a definitive agreement, then the Company will renew its search for a strategic partner.
The Company also agreed to perform certain software development services in consideration of the payment from ODSI of $500,000 in November 1996, and an additional $500,000 received in January 1997. If the Company and ODSI enter into a definitive agreement relating to the Technology, the Company's other assets or Common Stock, then ODSI may decline the software development services and apply the payments to the Company towards any consideration payable to the Company in connection with the definitive agreement. The Company also granted ODSI a right of first refusal during the period May 14, 1997 through November 14, 1997, in the event the Company proposes to transfer, dispose of, sell, lease, license (except on a non-exclusive basis pursuant to the ordinary course of its business), mortgage or otherwise encumber or subject to any pledge, claim, lien or security interest of the Technology. See THE COMPANY - WYNDGATE TECHNOLOGIES
DIVISION - AGREEMENT WITH ORTHO DIAGNOSTIC SYSTEMS INC.

     DataMed was founded in 1989 by Michael I. Ruxin, M.D., the Chairman and CEO of the Company, to offer the services of a Medical Review Officer ("MRO") to the regulated segment of the substance abuse testing market.
Due to federal regulations, companies involved in commercial transportation must comply with requirements mandating substance abuse testing of employees in safety sensitive positions and substance abuse awareness education for supervisors and employees. Additionally, federal substance abuse testing requirements applicable to commercial transportation mandate the use of an MRO to evaluate the quality and accuracy of the testing laboratory and to determine legal or illegal use of substances. Corporate outsourcing has been a positive factor for DataMed as some large companies have contracted with DataMed to outsource the management of their substance abuse testing programs.

     DataMed provides customized program management services to companies in an attempt to increase total program quality and decrease total program costs. DataMed provides substance abuse testing management services which coordinate and actively manage the specimen collection process, the laboratory testing process, the MRO review process, the random testing process, the blind sample quality control process, the substance abuse testing process, and the data management process including compliance reporting and record keeping.

     Key elements of the Company's strategy include (i) expanding its sales and marketing efforts to attempt to increase its customer base nationally and internationally, (ii) developing new healthcare management software products and services utilizing the Company's existing technology and experience in blood bank management software and substance abuse management services, (iii) expanding international markets within the transportation and healthcare industries,

(iv) developing strategic relationships and selective acquisitions to capitalize on opportunities in its industry, and (v) maintaining its technology advantage in developing regulatory compliance tracking software and quality assurance software products by continuing to focus on research and development.

     National MRO, Inc., founded in 1989, changed its name to Global Data Technologies, Inc. in June 1995 in connection with the merger of National MRO, Inc. and The Wyndgate Group, Ltd. in May 1995, and changed its name again in May 1996 to Global Med Technologies, Inc. The Company's executive offices are located at 12600 West Colfax, Suite A-500, Lakewood, Colorado 80215, and its telephone number is (303) 238-2000.


                             THE OFFERING

Securities Offered. . . . . .      1,337,000 Units, each consisting of two
                                   shares of Common Stock and one Warrant.
                                   Each Warrant entitles the holder
                                   thereof to purchase one share of Common
                                   Stock.  The Common Stock and the
                                   Warrants will not be separately
                                   tradable or transferrable for a period
                                   of six months commencing on the date of
                                   this Prospectus or earlier at the
                                   discretion of the Representative. See
                                   Description of Securities and
                                   Underwriting.

Offering Price. . . . . . . .      $7.00 to $9.00 per Unit.

Common Stock Outstanding before
 Offering . . . . . . . . . .      4,966,626 shares

Common Stock to be Outstanding
 after Offering (1) . . . . .      7,908,596 shares

Warrants Outstanding before
 Offering . . . . . . . . . .      None

Warrants to be Outstanding
 after Offering . . . . . . .      1,337,000 Warrants

Exercise Price of Warrants. .      $___(130% of the initial public
                                   offering price of the shares included
                                   in the Units) per share of Common
                                   Stock, subject to adjustment in certain
                                   circumstances.  See DESCRIPTION OF
                                   SECURITIES - WARRANTS.

Expiration Date of Warrants .      _______, 2000 (three years after the
                                   date of this Prospectus.)

Redemption of  Warrants . . .      Commencing on the date the Warrants are
                                   separately tradeable and transferable,
                                   the Warrants are redeemable by the
                                   Company at $.55 per Warrant at any time
                                   until the end of the second year after
                                   the date of this Prospectus and
                                   thereafter at $.75 per Warrant at any
                                   time until their expiration, on not
                                   less than 30 days' prior written notice
                                   to the holders of Warrants, provided
                                   that the closing bid price per share of
                                   the Common Stock on the NASDAQ SmallCap
                                   Market, or the last sale price per
                                   share if listed on the NASDAQ National
                                   Market System or a national exchange,
                                   has been  at  least $____ (120% of the
                                   Warrant exercise price) for a period of
                                   20 consecutive trading days ending on
                                   the tenth day prior to the date on
                                   which the Company gives notice of
                                   redemption.  See DESCRIPTION OF
                                   SECURITIES - WARRANTS.

Estimated net proceeds
 to the Company(2). . . . . .      $7,902,330 (Assuming an offering price
                                   of $7.00 per Unit)

Use of Proceeds . . . . . . .      The Company intends to use the net
                                   proceeds of this Offering for sales and
                                   marketing, to pay research and
                                   development costs, to pay existing
                                   accounts payable, accrued expenses and
                                   existing debt, and for working capital
                                   and general corporate purposes.  See
                                   USE OF PROCEEDS and THE COMPANY.

Risk Factors. . . . . . . . .      An investment in the securities offered
                                   by this Prospectus involves a high
                                   degree of risk and immediate
                                   substantial dilution.  See RISK FACTORS
                                   and DILUTION.

NASDAQ Symbol(3). . . . . . .      Units: GLOBU(4)
____________________

(1) Includes: (i) 2,674,000 shares of Common Stock included in the Units to be sold by the Company in this Offering, (ii) 137,646 shares of Common Stock issuable upon the conversion of $516,200 of the principal amount of 10% Notes (plus an estimated additional 10,324 shares issuable upon conversion of accrued interest thereon) and (iii)
     120,000 shares of Common Stock issuable to certain shareholders of the Company pursuant to the terms of a private placement which provided for a share adjustment in the event the price per share in the Company's initial public offering is less than $4.90 per share. Does not include: (i) up to 401,100 shares of Common Stock included in the Units subject to the over-allotment option; (ii) up to 1,337,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units to be sold by the Company in this Offering (1,537,550 shares if the over-allotment option is exercised); (iii) up to 401,100 shares of Common
     Stock issuable upon the exercise of the Representative's Warrants and the Warrants included in the Units issuable upon exercise of the Representative's Warrants; and (iv) 1,077,929 shares of Common Stock issuable upon the exercise of outstanding options and warrants to purchase shares of Common Stock, which includes 187,800 shares of
     Common Stock underlying warrants issued in   connection with the 10%
     Notes and 150,000 shares of Common Stock underlying warrants exercisable at 85% of the price per share of the Common Stock included in the Units.

(2) After deduction of the Underwriting Discount and expense allowance and additional offering expenses estimated at $240,000. Does not include any proceeds from the sale of the Units included in the over-allotment option.
(3) The continuation of quotations on NASDAQ is subject to certain conditions. The failure to meet these conditions may prevent the Company's securities from continuing to be quoted on NASDAQ. Failure to maintain continued quotations on NASDAQ may have an adverse effect on the market for the Company's securities. See Risk Factors.
(4) The Common Stock and the Warrants will not be separately tradeable or transferable for a period of six months commencing on the date of this Prospectus or earlier at the discretion of the Representative. Until such time, it is unlikely that any trading market will develop for such securities. Subject to the Company meeting the NASDAQ maintenance requirements, the Company intends to delist the Units from NASDAQ and to list the Common Stock and Warrants on NASDAQ on or about the date the Common Stock and the Warrants are separately tradeable and transferable.

OTHER SECURITIES BEING REGISTERED


     As a result of agreements of the Company, the Registration Statement of which this Prospectus is a part has registered for resale by certain persons an additional 1,285,770 shares of Common Stock. Each such person has agreed that they will not publicly offer, sell or otherwise dispose of, any of such shares of the Company's Common Stock for a period of six months after the date of this Prospectus. After the completion of this Offering, the Company will amend its Registration Statement and this Prospectus to permit such persons to publicly offer and sell such Common Stock after the expiration of such six month period. See SHARES ELIGIBLE FOR FUTURE SALE - CONCURRENT REGISTRATION BY SELLING SHAREHOLDERS.

                     SUMMARY FINANCIAL INFORMATION

     The following selected financial data should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1994, and the consolidated balance sheet data at December 31, 1995 are derived from and should be read in conjunction with the consolidated financial statements of the Company and notes thereto audited by Ernst & Young LLP, independent auditors.

     The selected financial data as of, and for the nine months ended September 30, 1996 and 1995, are derived from the unaudited financial statements of the Company, which, in the opinion of the Company reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for the nine months ended September 30, 1996 and 1995, which are not necessarily indicative of the results for a full year.

Statement of Operations Data:
                                  Years Ended          Nine Months Ended
                                  December 31,           September 30,
                              ---------------------   --------------------
                                1995         1994        1996        1995
                                ----         ----        ----        ----
Revenues                     $6,674,118   $4,976,255  $8,929,549  $4,841,514

Cost of sales(1)              3,217,595    2,429,789   5,016,101   2,308,078

Gross profit                  3,456,523    2,546,466   3,913,448   2,533,436

Selling, general and
 administrative(1)            5,980,130    2,427,383   5,792,048   4,658,018

Income (loss) from
 operations                  (2,523,607)     119,083  (1,878,600) (2,124,582)

Net income (loss)           $(2,684,858)  $  172,247 $(2,074,117)$(2,041,348)
                             ==========   ==========  ==========  ==========
Net income (loss) per
 common share(2)            $      (.59)  $      .04 $      (.44)$      (.45)
                             ==========   ==========  ==========  ==========
Common shares used in
 computing net income
 (loss) per common
 share(2):                    4,579,848    4,379,028   4,679,028   4,546,547


Balance Sheet Data:          Dec. 31, 1995    September 30, 1996
                             -------------    ------------------

Cash and cash
 equivalents                   $  421,743        $  587,724

Working capital
 (deficit)                    $(2,171,397)      $(2,250,308)

Total assets                   $2,720,862        $6,509,592

Long-term liabilities          $  647,929        $  804,517

Stockholders' equity
 (deficit)                    $(1,458,485)      $(1,092,094)
___________
(1) See Note 1 to the Consolidated Financial Statements for a description of the reclassification of certain expenses.
(2) See Note 1 to the Consolidated Financial Statements for a description of the computation of net income (loss) per common share.

                              RISK FACTORS

     The Units offered hereby are speculative in nature and involve a high degree of risk. The Units should be purchased only by persons who can afford to lose their entire investment. Therefore, prior to making any purchase, each prospective investor should consider very carefully the following risk factors, as well as all of the other information set forth elsewhere in this Prospectus, including the information contained in the financial statements.

SIGNIFICANT OPERATING LOSSES; NEGATIVE NET WORTH; NET WORKING CAPITAL
DEFICIT

     For the fiscal year ended December 31, 1995, the Company incurred a loss in the amount of $2,684,858, as compared to a profit of $172,247 for the fiscal year ended December 31, 1994. The loss was primarily due to (i) employee compensation which increased because of additional sales and operations staff hired by the Company in 1995 in anticipation of future growth of the Company's operations and (ii) expenses related to the merger with The Wyndgate Group, Ltd. The Company incurred a loss for the nine months ended September 30, 1996 of $2,074,117 as compared to a loss of $2,041,348 for the nine months ended September 30, 1995. The increased loss was primarily due to increases in overall staffing and related expenses necessary to handle recent and anticipated future growth of the Company. As of September 30, 1996, the Company had a negative working capital deficit of $2,250,308 and the Company had a negative net worth of $1,092,094. The Company anticipates that it will incur a loss of approximately $4,725,000 for the year ended December 31, 1996. While the Company anticipates that its software revenue will continue to increase in future periods, the Company expects to continue to incur losses until 1998, and possibly thereafter, until its software products are better established in its markets. There can be no assurance that the Company will be able to generate sufficient revenues to operate profitably in the future or to pay the Company's debts as they become due. See MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS and FINANCIAL STATEMENTS.

REVENUE FLUCTUATIONS

     The Company has experienced revenue fluctuations when software for the SAFETRACE(TM) software product is delivered and towards year end, when clients of the Company historically tend to increase their substance abuse testing activity. The SAFETRACE(TM) software product license fees are recognized as revenue upon delivery of the software if no significant vendor obligations exist as of the delivery date, and therefore are subject to delays of the delivery service and customer delayed delivery requests. Software sales and consulting revenues have not followed seasonal patterns. The substance abuse testing business has historically experienced higher volumes of testing in the last six months of every year compared to the first six months of the same year. As a result, the Company's operating results could fluctuate widely from quarter to quarter and investors should put more emphasis on the Company's results for a full year rather than on the Company's quarterly results.

LACK OF SIGNIFICANT OPERATING HISTORY

     The Company has been in existence since 1989. As such, the Company is subject to many of the risks common to enterprises with a limited operating history, including potential under-capitalization, limitations with respect to personnel, financial and other resources and limited customers and revenues. As of the date hereof, only two of the licensees of the SAFETRACE(TM) software product, Wyndgate's blood tracking system, has the SAFETRACE(TM) software product in operation. There is no assurance that the additional licensees of the SAFETRACE(TM) software product to date will ever become operational with their SAFETRACE(TM) software product, that the Company will be able to license the SAFETRACE(TM) software product to additional persons, that the Company will be able to develop and license new products or that the Company will be successful. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development and marketing of new products. See THE COMPANY.

GOVERNMENT REGULATION

     The Company's products and services are subject to regulations adopted by governmental authorities, including the FDA, which governs blood center computer software products regulated as medical devices, and the U.S. Department of Transportation which issues regulations regarding procedures applicable to substance abuse testing programs required in six transportation industries. Government regulations can be burdensome and may result in delays and expense to the Company. In addition, modifications to regulations could adversely affect the timing and cost of new products and services introduced by the Company. Failure to comply with applicable regulatory requirements can result in, among other things, operating restrictions and fines. For instance, if the Company is unable to obtain a 510(k) clearance letter from the FDA for the Company to market the SAFETRACE(TM) software product, or if in the future the FDA also determines that the Company's SAFETRACETX(TM) product requires FDA clearance prior to the marketing of such product, the time delay to market the SAFETRACE(TM) and/or the SAFETRACETX(TM) software products could materially and negatively impact the Company's business. The Company cannot predict the effect of possible future legislation and regulation. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION - INDUSTRY OVERVIEW and THE COMPANY - DATAMED INTERNATIONAL DIVISION - INDUSTRY OVERVIEW.

RAPIDLY CHANGING TECHNOLOGY

     The market for applications software is characterized by rapidly changing technology and by changes from mainframe to client/server computer technology, including frequent new product introductions and technological enhancements in the applications software business. During the last five years the use of computer technology in the information management industry has expanded significantly to create intense competition. With rapidly expanding technology there can be no assurance that the Company, with its limited resources, will be able to acquire or maintain any technological advantage. The Company's success will be in large part dependent on its ability to use the developing technology to its maximum advantage and to remain competitive in price and product performance. If the Company is unable to acquire or maintain a technological advantage, or if the Company fails to stay current and evolve in the applications software and information management fields, its efforts may not be successful and shareholders may lose their entire investment. See THE COMPANY.

ROYALTY AGREEMENTS

     Pursuant to certain royalty agreements, the Company is required to pay certain of its sales proceeds directly to outside parties. Such payments may adversely affect the Company's available cash to fund future operations and the Company's future profitability. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION - DEVELOPMENT AGREEMENTS.

POSSIBLE LOSS OF SOFTWARE LICENSES DUE TO FAILURE TO MEET MAINTENANCE
SCHEDULES

     The Wyndgate software license agreements have a license term that varies, but are typically five year licenses which are automatically renewable. The software license may be terminated by the customer if Wyndgate fails to deliver the maintenance services consisting of product bug fixes, regulatory compliance and updates. Wyndgate may terminate the license if the customer fails to meet its contractual obligations, primarily the payment of usage fees. However, there can be no assurance that the Company will be able to meet all of the maintenance services and contractual commitments required to keep the license agreements in force or that the customers will continue to make the usage fee payments.

POSSIBLE LOSS OF DATAMED SUBSTANCE ABUSE MANAGEMENT CONTRACTS DUE TO MATERIAL DEFAULT

     DataMed's substance abuse testing service agreements have contract terms that vary from one to five years and, unless cancelled generally ninety days prior to the end of the license term, most are automatically renewable. Generally, either party may terminate the service agreement upon material default or bankruptcy of the other party, if such default or bankruptcy is not cured within thirty days. Some of the service agreements permit DataMed to terminate the service agreement if the customer does not agree to permit price increases due to changes in regulations or technology or due to the percentage of positive results increasing beyond those negotiated in the agreement. However, there can be no assurance that the Company will be able to meet all of its contractual obligations, or that the customers will continue to use the DataMed services required to keep the service agreements in force.

PRODUCT AND REPORTING LIABILITY

     The Company has only recently completed the final testing stages for the SAFETRACE(TM) software product and is in the beginning stages of marketing and customer implementation. As of the date hereof, only two of the Company's licensees have the SAFETRACE(TM) software product in operation. Currently, the Company has product liability exposure for defects in its SAFETRACE(TM) software product which may become apparent through widespread use of the SAFETRACE(TM) software product. No claims have been filed against the Company involving the SAFETRACE(TM) software product and the Company is not aware of any material problems involving the SAFETRACE(TM) software product. While the Company will continue to attempt to take appropriate precautions, there can be no assurance that it will completely avoid product liability exposure. The Company maintains product liability insurance on a claims made basis for the SAFETRACE(TM) software product in the aggregate of at least $4 million. There can be no assurance that such coverage will be available in the future, that it will be available at reasonable prices, or that it will be available in amounts adequate to cover any product liabilities that may be incurred by the Company.

     Similarly, if DataMed were to release an erroneous substance abuse test report to an employer stating that an employee's test had shown positive results (a "false positive"), the Company could be held liable for the publication of such information. Although the Company carries medical professional liability insurance which insures against liability associated with such an occurrence, there can be no assurance that a recovery or multiple recoveries may not exceed the insurance limit, or that such coverage will continue to be available at reasonable prices. See THE COMPANY.

DEPENDENCE ON MAJOR CUSTOMERS

     During the nine months ended September 30, 1996, two of the Company's customers, Laidlaw Transit, Inc. and Gulf Coast Regional Blood Center, accounted for approximately 13% and 13.5%, respectively, of the Company's revenues. During 1995, three of the Company's customers, Laidlaw Transit, Inc., Chevron Corporation, and a group consisting of eight California blood centers (the "Royalty Group"), accounted for approximately 18%, 12% and 10%, respectively, of the Company's revenues. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION - DEVELOPMENT AGREEMENTS. During 1994, two of the Company's customers, Chevron Corporation and the Royalty Group, accounted for approximately 19% and 18%, respectively, of the Company's revenues. Laidlaw Transit, Inc. is associated with the transportation industry. Chevron Corporation is associated with extraction and distribution of oil and gas. The Royalty Group, through a 1992 development agreement with Wyndgate, assisted in financing the development of Wyndgate's SAFETRACE(TM) software product. Gulf Coast Regional Blood Center is a blood center located in Texas. Non-renewal or termination of the contractual arrangements with these key customers could have a material adverse effect on the Company. There can be no assurance that the Company will be able to retain these key customers or, if such customers are not retained, that the Company would be able to attract and retain new customers to replace the revenues currently generated by these customers. See THE COMPANY - CUSTOMERS.

SUBSTANTIAL COMPETITION

     There is substantial competition in all aspects of the blood bank and hospital information management and substance abuse testing industries. Numerous companies are developing technologies and marketing products and services in the health care information management area and many companies are engaged in substance abuse testing. Many of these competitors have been in business longer than the Company and have substantially greater personnel and financial resources available to them than the Company, and there can be no assurance that the Company will be able to compete with these competitors successfully. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION - COMPETITION and THE COMPANY - DATAMED INTERNATIONAL DIVISION - COMPETITION.

DEPENDENCE ON DEVELOPMENT OF NEW BUSINESSES

     Through the merger with The Wyndgate Group, Ltd., the Company became engaged in the information management section of the blood center market. To effect its plan of operations, which includes the generation of increased revenues, the Company must expand its operations significantly beyond the historical operations of DataMed and Wyndgate to other markets which require similar management information services. There is no assurance that the Company will be able to expand its business operations. The current activities of DataMed and Wyndgate in the substance abuse and blood center markets do not assure future business expansion or profitability. See THE COMPANY.

PROPRIETARY RIGHTS AND LICENSES

     The Company's success depends in part on its ability to obtain and enforce intellectual property rights for its technology and software, both in the United States and in other countries. The Company's proprietary software is protected by the use of copyrights, trademarks, confidentiality agreements and license agreements that restrict the unauthorized distribution of the Company's proprietary data and limit the Company's software products to the customer's internal use only. While the Company has attempted to limit unauthorized use of its software products or the dissemination of its proprietary information, there can be no assurance that the Company will be able to retain its proprietary software rights and prohibit the unauthorized use of proprietary information.

     The Company may file additional applications for patents, copyrights, and trademarks as management deems appropriate. There can be no assurance that any patents, copyrights, or trademarks the Company may obtain will be sufficiently broad to protect the Company's products, or that applicable law will provide effective legal or injunctive remedies to stop infringement on the Company's patents (if obtained), trademarks, or copyrights. In addition, there can be no assurance that any patent, trademark, or copyright obtained by the Company will not be challenged, invalidated, or circumvented, that intellectual property rights obtained by the Company will provide competitive advantages, or that the Company's competitors will not independently develop technologies or products that are substantially equivalent or superior to those of the Company. In addition, if the Company's software tools or products infringe upon the rights of others, the Company may be subject to suit for damages or an injunction to cease the use of such tools or products. The Company is not aware of any claims or infringements of the Company's software tools or products upon the rights of others. See THE COMPANY.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company anticipates, based on its current proposed plans and assumptions relating to its operations, that the proceeds of this Offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for the next 12 to 18 months, although the Company anticipates that it will continue to incur operating losses and significant capital expenses during that period. Thereafter, the Company will likely require substantial funds in addition to the proceeds of this Offering in order to continue to develop and market its products. See MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS, USE OF PROCEEDS and THE COMPANY.

DEPENDENCE ON PERSONNEL

     The Company is significantly dependent on a limited number of personnel, including Michael I. Ruxin, M.D. (Chairman and Chief Executive Officer), Joseph F. Dudziak (President and Chief Operating Officer), William J. Collard (Secretary/Treasurer, Director and President of the Wyndgate division), and Gerald F. Willman, Jr. (Director and Vice President of the Wyndgate division). Although all of these individuals are subject to employment agreements, such agreements are difficult to enforce against employees. If the Company fails to retain the services of one or more of these employees, the Company's operations may be adversely affected. The Company does not have key man insurance on any of its officers or employees; however, the Company is the designated beneficiary of a term life insurance policy for Dr. Ruxin in the face amount of $1,000,000. See MANAGEMENT.

ONE OUTSIDE DIRECTOR

     Presently, only one of the Company's Directors, John D. Gleason, is an "outside" director, i.e., not a member of management. Mr. Gleason is a member of the Company's Audit/Systems Committee, but not a member of the Compensation Committee. See MANAGEMENT.

POTENTIAL FUTURE DILUTION


     Currently, the Company has outstanding options and warrants to issue up to 1,077,929 shares of the Company's Common Stock that are exercisable from $1.00 to $3.75 per share. In addition, the Company has reserved for issuance 147,970 shares of Common Stock underlying the 10% Notes. The issuance of any shares pursuant to exercise of the options and warrants or conversion of the 10% Notes at less than the book value per share of the Company's Common Stock could dilute the book value of the Common Stock. In addition, 120,000 shares of Common Stock will be issuable by the Company to certain shareholders pursuant to the terms of a private placement which provided for a share adjustment in the event the price per share in the Company's initial public offering is less than $4.90 per share. This adjustment will dilute a purchaser's investment herein. See DILUTION.


NO DIVIDENDS

     The Company does not anticipate paying any cash dividends for the foreseeable future. The Company expects that future earnings, if any, will
be used to finance growth.    No person seeking dividend income from an
investment should invest in this Offering. See DESCRIPTION OF SECURITIES - DIVIDEND POLICY.

AUTHORIZED STOCK AVAILABLE FOR ISSUANCE BY THE COMPANY


     After the sale of the Units being offered hereby, the Company will have 7,908,596 shares of Common Stock outstanding, out of a total of 40,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock authorized for future issuance under the Company's Articles of Incorporation. This figure includes (i) 137,646 shares of Common Stock issuable upon conversion of $516,200 of the principal amount of 10% Notes,
(ii) approximately 10,324 shares issuable upon conversion of accrued interest thereon and (iii) 120,000 shares of Common Stock issuable to certain shareholders of the Company pursuant to the terms of a private placement which provided for a share adjustment in the event the price per share in the Company's initial public offering is less than $4.90 per share. It does not, however, include 1,337,000 shares issuable upon exercise of the Warrants or 1,077,929 shares issuable upon exercise of other outstanding options and warrants. The remaining shares of Common Stock and Preferred Stock not issued or reserved for specific purposes may be issued without any action or approval of the Company's shareholders. Although there are no present plans, agreements or undertakings involving the issuance of such shares except as disclosed in this Prospectus, any such issuances could be used as a method of discouraging, delaying or preventing a change in control of the Company or could dilute the public ownership of the Company. There can be no assurance that the Company will not undertake to issue such shares if it deems it appropriate to do so. See DILUTION and DESCRIPTION OF SECURITIES.


SUBSTANTIAL DILUTION TO INVESTORS

     The Company has previously issued 4,966,626 shares of Common Stock. Of these shares, 3,307,405 shares, including 1,960,000 shares issued in conjunction with the May 1995 Wyndgate merger, were issued to subscribers during the past two years at prices ranging from $2.45 to $3.75 per share. Purchasers in this offering will pay an estimated $3.50 to $4.50 per share. Accordingly, there is a significant disparity between the price per share paid by present shareholders and the price to be paid by the public purchasers in this offering. As a result of some of these prior issuances of Common Stock by the Company, and the net losses the Company has incurred, there will be immediate and substantial dilution to the investors in this Offering in that the net tangible book value per share of the Common Stock after the Offering will be substantially less than the public offering price of the Units. The dilution to new investors, after giving effect to conversion of the principal amount of the 10% Notes into shares of Common Stock, and after giving effect to the sale of shares of Common Stock in this Offering (ascribing no value to the Warrants), will be approximately $2.63 per share. This represents a reduction of approximately 75% from the $3.50 assumed offering price per share. See DILUTION.

NO PRIOR JOINT OPERATIONS

     Both of the Company's divisions have prior operating histories and revenues. However, the principals of the Company have worked together for only the past year, and have experience in the industries only in which their respective divisions were engaged. Consequently, there can be no assurance that the Company will be able to successfully operate either division or both divisions. Furthermore, the Company may be considered as being in an early stage of development due to the lack of operating history in its two business segments. See THE COMPANY.

LIMITED CAPITALIZATION

     The Company has only limited capitalization available to it and is dependent on the proceeds of this Offering to effect its intended operations. The Company may need additional capital to pursue its intended business plan; however, the Company has received no commitment from any person for that financing, and there can be no assurance that adequate financing will be available on reasonable terms, if and when needed. See THE COMPANY.

CONTROL BY PRESENT SHAREHOLDERS

     After giving effect to the sale of 1,337,000 Units to be issued in this Offering and the conversion of $516,200 principal amount of the 10% Notes and accrued interest thereon, the present shareholders will control approximately 63% of the outstanding shares of Common Stock of the Company, without giving effect to the exercise of the Warrants, other outstanding options and warrants or the Underwriters' over-allotment option. The Company's officers, directors, holders of more than 5% of the Company's outstanding Common Stock prior to the Offering, and their affiliates will own approximately 42% of the outstanding Common Stock of the Company and will be able to substantially influence all matters requiring approval by the shareholders of the Company, including the election of directors. The Company does not provide for cumulative voting in the election of directors; hence, purchasers of the securities offered hereby should not expect to be able to elect any directors to the Company's Board of Directors. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

ALLOCATION OF PROCEEDS IN DISCRETION OF MANAGEMENT


     Approximately 4.3% of the estimated net proceeds from the Offering will be used by management for working capital and general corporate purposes. In addition, approximately 21.2% of the estimated net proceeds of the Offering has been allocated to the repayment of debt other than accounts payable and accrued liabilities. See USE OF PROCEEDS.


POSSIBLE ANTI-TAKEOVER EFFECTS OF PROXIES AND RIGHT OF FIRST REFUSAL GRANTED TO ODSI, PREFERRED STOCK AND SEVERANCE PAYMENTS

     Certain of the Company's officers, directors and major shareholders beneficially owning 3,033,034 shares of the Company's Common Stock have granted an irrevocable proxy to ODSI until November 14, 1997, to vote their shares in favor of a proposal to approve any definitive agreement between the Company and ODSI relating to the Technology and on any other proposal relating to the sale of any of the stock of the Company or all or substantially all of the assets of the Company or any of the Technology. Each of the shareholders granting a proxy to ODSI has also granted ODSI a right of first refusal in the event a shareholder proposes to transfer, dispose of or otherwise sell such shareholder's shares to a third party or grant an option to acquire the shares to any third party. The grant of the proxies and rights of first refusal to ODSI could have the effect of delaying, deferring or preventing a change in control of the Company or a bid by a third person for the Company and/or the Technology. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The Board of Directors of the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, as discussed under MANAGEMENT - EMPLOYMENT AGREEMENTS, if the Company terminates the employment of Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr. or Joseph F. Dudziak for any reason other than cause or disability, the Company will be required to pay a lump sum per individual ranging from approximately $220,000 (representing approximately two years salary) to $2.5 million. The effect of the severance payment provisions is to increase the likelihood that a potential purchaser will seek to negotiate directly with the Board of Directors and management in order to gain control of the Company or its assets rather than directly approaching the Company's shareholders as a group. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. See MANAGEMENT - EMPLOYMENT AGREEMENTS and DESCRIPTION OF SECURITIES - PREFERRED STOCK.

DETERMINATION OF OFFERING AND EXERCISE PRICES

     The offering price of the Units and the exercise price of the Warrants were determined arbitrarily by negotiation between the Company and the Representative. In determining the prices, the Company and the Representative considered (among other things) estimates of the business potential of the Company, the management of the Company, the Company's plans for the expansion of its business base, the general condition of the securities markets and the amount of retained equity to the present shareholders. Prospective investors should not consider the offering price of the Units or the exercise price of the Warrants as necessarily indicative of the actual value of the Units or underlying shares of Common Stock or Warrants. The offering price of the Units and the exercise price of the Warrants do not bear any direct relationship to the Company's assets, book value, net worth or business potential, or to any other traditionally recognized criteria of value.

RESTRICTIONS ON EXERCISE OF WARRANTS; POSSIBLE REDEMPTION OF WARRANTS

     Investors purchasing Units in this Offering will not be able to exercise the Warrants included therein unless at the time of exercise this Registration Statement is current, or a new registration statement registering the Common Stock issuable upon exercise of the Warrants is effective and such shares have been registered and/or qualified or deemed to be exempt from registration and/or qualification under the securities laws of the state of residence of the holder of the Warrants. The Company does not intend to advise holders of the Warrants of their inability to exercise the Warrants other than in response to a specific written inquiry to the Company. The value of the Warrants may be greatly reduced if a current registration statement covering the shares of Common Stock underlying the Warrants is not effective or if such Common Stock is not registered or exempt from registration in the states in which the holders of the Warrants reside. Commencing on the date the Warrants are separately tradeable and transferable, the Warrants are subject to redemption by the Company on 30 days prior written notice provided that the daily trading price for the shares is above $____(120% of the Warrant exercise price) for at least 20 consecutive trading days ending within ten days prior to the date of the notice of redemption. If the Warrants are redeemed, Warrantholders will lose their right to exercise the Warrants except during such 30 day redemption period. See DESCRIPTION OF SECURITIES - WARRANTS.

SHARES ELIGIBLE FOR FUTURE SALE


     All of the 4,966,626 shares of the Company's Common Stock presently issued and outstanding are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended.
Of this amount, 1,659,221 shares have been held in excess of two years, and will be available for sale 90 days after the date hereof pursuant to Rule
144. In addition, 1,285,770 shares, including 187,800 shares underlying warrants exercisable at $3.75 per share and 150,000 shares underlying warrants exercisable at 85% of the price per share of Common Stock included in the Units, have been registered for sale under the Registration
Statement of which this Prospectus is a part. Of these shares, 150,000 shares will be eligible for sale at the earlier of the date the Common
Stock and Warrants may be traded separately or six months after the date of the Prospectus. The remaining 1,135,770 shares will be eligible for sale commencing six months after the date of this Prospectus. Before this Offering, there has been no public market for the securities of the Company. Sales of substantial amounts of shares by shareholders after such six month period pursuant to this Prospectus or sales made pursuant to Rule 144 or otherwise could adversely affect the market price of the Company's securities and make it more difficult for the Company to sell equity securities in the future at a time and price which it deems appropriate.
The Company is unable to predict the effect that sales made after such six month period or Rule 144 or otherwise may have on the then prevailing market price of the Common Stock. Nonetheless, the possibility exists that the sale of these shares may have a depressive effect on the prices of the Company's Common Stock and Warrants. See DESCRIPTION OF SECURITIES.


NO PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF PRICE OF UNITS, SHARES OF COMMON STOCK AND WARRANTS

     The prices of securities of publicly traded corporations tend to fluctuate widely. It can be expected, therefore, that if and when trading commences in the Company's Units, Common Stock and Warrants, there may be wide fluctuations in price. There has been no prior public market for the Units, Common Stock or Warrants and despite the initial listing of the Units on NASDAQ, there is no assurance that a market will develop in the Units or be sustained. The lack of a current market for the Units, Common Stock and Warrants, fluctuations in trading interest and changes in the Company's operating results, financial condition and prospects could have a significant impact on the market prices for the Units, Common Stock and the Warrants. See UNDERWRITING.

NASDAQ MAINTENANCE REQUIREMENTS AND EFFECTS OF POSSIBLE DELISTING; RISKS RELATED TO LOW-PRICED STOCKS

     Although the Company's Units have been approved for initial listing on the NASDAQ Small-Cap Market upon notice of issuance of such securities, the Company must continue to meet certain maintenance requirements in order for such securities to continue to be listed on NASDAQ. Further, the Company must meet such maintenance requirements for the Company to be able to list the Company's Common Stock and Warrants on NASDAQ at such time as they are separately tradeable and transferable. NASDAQ recently announced that it intended to propose new entry and maintenance requirements for companies traded on the NASDAQ Small-Cap Market, including increased financial standards and requiring the companies to have at least two independent directors and an audit committee, a majority of which are independent directors. There can be no assurance that the Company will be able to meet such new proposals if such new proposals are adopted. If the Company's securities are delisted from NASDAQ, this could restrict investors' interest in the Company's securities and could materially and adversely affect any trading market and prices for such securities. In addition, if the Company's securities are delisted from NASDAQ, and if the Company's net tangible assets do not exceed $2 million, and if the Common Stock is trading for less than $5.00 per share, then the Company's Units, Common Stock and Warrants would each be considered a "penny stock" under federal securities law. Additional regulatory requirements apply to trading by broker-dealers of penny stocks which could result in the loss of effective trading markets, if any, for the Company's Units, Common Stock and Warrants.

WARRANTS TO REPRESENTATIVE

     Upon successful completion of this Offering, the Company will sell to the Representative and its designees, for a nominal cost, warrants to purchase up to 133,700 Units (the "Representative's Warrants") at a purchase price equal to 165% of the Price to Public of the Units in this Offering. The Representative's Warrants will be exercisable for a forty nine month period, commencing 11 months from the date of their issuance. The Representative will be given the opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution of the interest of stockholders. Furthermore, the Company will give certain registration rights with regard to the Units underlying the Representative's Warrants and issuable upon exercise of the Warrants included in such Units and such registration could result in substantial expense to the Company. See UNDERWRITING.

                             USE OF PROCEEDS

     Assuming an offering price of $7.00 per Unit, the net proceeds to the Company, after deduction of the underwriting discount (10%) and estimated expenses of the offering, including the Representative's nonaccountable expense allowance, will be approximately $7,902,330. The net proceeds are anticipated to be used as follows:


     Sales and marketing(1)                      $ 2,000,000        25.3%
     Research and development(2)                   2,500,000        31.6%
     Payment of accounts payable and
       accrued expenses                            1,390,000        17.6%
     Debt repayment(3)                             1,420,000        18.0%
     Repayment of the 10% Notes and
       estimated accrued interest(4)                 253,000         3.2%
     Working capital and general
       corporate purposes(5)                         339,330         4.3%
                                                 -----------       ------
                                                 $ 7,902,330       100.0%
                                                 ===========       ======

___________________
(1) Sales and marketing includes expenses for increased advertising activity including trade shows, product demonstrations and other advertising and promotional efforts. Sales and marketing may also include expenses associated with the development of strategic marketing affiliations within the Company's industry.
(2) Included in research and development is the expenditure of approximately $860,000 to convert the EDEN-OA(R) tool to a graphical based program, including conversion of the current SAFETRACE(TM) software product and all enhancements in process of being made to the SAFETRACE(TM) software product. Also included are expenditures of approximately $420,000 for the development of the SAFETRACETX(TM) software product, and $515,000 for continuing efforts to obtain the FDA 510(k) clearance letter, documentation for the SAFETRACETX(TM) software product development and expansion of the Customer Help Line. Additionally, $500,000 will be used for ongoing research and development of information systems technology utilized in the Company's DataMed division to enhance the automation of its customer service. The remaining $205,000 will be used for development of products ancillary to the SAFETRACE(TM) software product line. Approximately $2,000,000 of these expenditures are anticipated to be made in 1997 and $500,000 in 1998.

(3) The Company has a revolving line of credit with a bank which bears interest at 2% plus prime compounded monthly per annum. As of September 30, 1996, the Company's outstanding balance on the line of credit was $970,000. The borrowed funds were used for working capital. In January, 1997, the Company borrowed $450,000 from two individuals at 12% interest. The notes are due the earlier of the closing of this Offering or March 23, 1997. The borrowed funds were used for working capital. In connection with the loans, the Company issued warrants to purchase 150,000 shares of Common Stock exercisable at 85% of the price per share of the Common Stock included in the Units.

(4) Includes $235,000 principal and estimated accrued interest of approximately $18,000 on the 10% Notes, $85,000 principal amount of which are owned by certain directors and officers of the Company and a principal shareholder of the Company. See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. Holders of an additional $516,200 principal amount of 10% Notes have indicated their intention to convert their 10% Notes for 137,646 shares of Common Stock plus an estimated additional 10,324 shares for approximately $38,715 of accrued interest. The proceeds from the sale of the 10% Notes were used for working capital.
(5) The Company may use a portion of the funds allocated for working capital to acquire companies and/or technology in fields related to the Company's business. The Company has no present plans, proposals, arrangements or understandings with respect to acquisitions of other companies or technology.

     The allocation of the net proceeds from this Offering set forth above represents the Company's best estimate based on its present plans and certain assumptions regarding general economic and industry conditions and the Company's anticipated future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds from working capital to other of the above-described categories. The Company anticipates, based on its current proposed plans and assumptions relating to its operations, that the proceeds of this Offering, together with projected cash flow from operations will be sufficient to satisfy its contemplated cash requirements for the next 12 to 18 months, although the Company anticipates that it will continue to incur operating losses and significant capital expenses during
that period.   The Company's cash requirements beyond this period will
depend on many factors, including (but not limited to) the Company's cash flow from operations, the length of time it may take for the Company to develop or acquire products or services for the market, the market acceptance of these products or services, and the response of competitors who may develop competing products or services at lower cost. To the extent that the funds generated by this Offering are insufficient to fund the Company's activities in the short or long term, the Company may need to raise additional debt or equity through public or private financings. The Company has no commitment for any such financing, and there can be no assurance that any additional financing will be available to the Company, when needed, and on reasonable terms. See RISK FACTORS.

     If the over-allotment option is exercised (of which there can be no assurance), the Company will receive additional net proceeds of approximately $1,221,350. Any proceeds received from the exercise of the over-allotment option will be added to working capital.

     The amounts set forth above merely indicate the proposed use of proceeds, and the actual expenditures may vary substantially from the estimates. None of the items set forth in the foregoing table should be considered as a firm commitment by the Company.

     To the extent that the net proceeds are not used immediately, the Company will invest such net proceeds in short-term government securities through a bank or in a non-discretionary account of the Company with the Representative.

                             CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of September 30, 1996, and as adjusted to reflect the sale of the 1,337,000 Units at an assumed offering price of $7.00 per Unit and receipt of net proceeds of approximately $7,902,330 therefrom.

                                                     September 30, 1996
                                                  ------------------------
                                                  Unaudited    As Adjusted
                                                  ---------    -----------
Notes payable. . . . . . . . . . . . . . . .      $ 751,200    $     -0-   (1)

Current portion of capital lease
 obligations . . . . . . . . . . . . . . . .        402,968      402,968

Line of credit . . . . . . . . . . . . . . .        970,100          100

Capital lease obligations,
 less current portion. . . . . . . . . . . .        804,517      804,517

Stockholders' Equity (deficit):

Preferred Stock, $.01 par value;
    10,000,000 shares authorized,
    no shares issued and outstanding . . . .              0            0

Common Stock, $.01 par value; 40,000,000
    shares authorized, 4,966,626 shares
    issued and  outstanding;  7,898,272
    issued and outstanding, as adjusted              49,666       78,982   (1)

Additional paid in capital . . . . . . . . .     $4,131,967  $12,521,181   (1)

Accumulated deficit. . . . . . . . . . . . .    $(5,273,727) $(5,273,727)

Total Stockholders' Equity (deficit) . . . .    $(1,092,094)  $7,326,436   (1)

_______________

(1) Assumes holders of $516,200 principal amount of 10% Notes convert their 10% Notes into 137,646 shares of Common Stock and the issuance of 120,000 shares of Common Stock to certain shareholders of the Company pursuant to the terms of a private placement which provided for a share adjustment in the event the price per share in the Company's initial public offering is less than $4.90 per share. Does not include (i) approximately $38,715 of accrued interest on the 10% Notes which will be converted into approximately 10,324 shares of Common Stock or (ii) additional accrued interest on the 10% Notes of approximately $18,000 to be paid in cash.

                                DILUTION

     The Company's net tangible book value (deficiency) as of September 30, 1996 was ($1,866,592) or ($.38) per share. The "net tangible book value per share" represents the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding at September 30, 1996. After giving effect to (i) the conversion of $516,200 principal amount of outstanding 10% Notes for a total of 137,646 shares of Common Stock (ii) the issuance of 120,000 shares of Common Stock to certain shareholders of the Company pursuant to the terms of a private placement which provided for a share adjustment in the event the price per share in the Company's initial public offering is less than $4.90 per share and
(iii) the sale of the 1,337,000 Units at an assumed offering price of $7.00 per Unit and allocating no value to the Class A Warrants included in the Units, and without giving effect to the possible exercise of the over-allotment option, the Company's pro forma net tangible book value at September 30, 1996, would have been approximately $6,901,938 or $.87 per share.
This represents an immediate increase in net tangible book value
(deficiency) per share of $1.25 to existing shareholders, and an immediate dilution of $2.63 per share of Common Stock (75%) to the investors purchasing Units in this Offering. The following table illustrates dilution in net tangible book value on a per share basis to new investors:

   Price to investors. . . . . . . . . . . . . . . . . . . .         $3.50
    Net tangible book value before Offering. . . . . . . . . $ (.38)
    Increase attributable to new investors . . . . . . . . . $ 1.25
   Pro forma net tangible book value
    after Offering . . . . . . . . . . . . . . . . . . . . .         $ .87
                                                                     -----
   Dilution to new investors(1). . . . . . . . . . . . . . .         $2.63
                                                                     =====
________________
     (1) If the over-allotment option is exercised in full, dilution to new investors would be $2.52.

     The following table sets forth the number of shares of Common Stock purchased from the Company, the effective cash contribution made and the price per share paid by existing shareholders and by purchasers of the 1,337,000 Units offered hereby (at an assumed offering price of $7.00 per Unit), without deducting estimated expenses and fees of the Representative.

                                                         Total            Avg. Price
                             Shares Purchased      Consideration Paid     Per Share
                            -------------------    ------------------     ----------
                            Number      Percent    Amount        Percent
                            ------      -------    ------        -------
Officers, Directors
 and Promoters(1). . . .   2,237,372    28.3%     $ 100,000        0.7%    $ .04

Other
 Shareholders(2) . . . .   2,997,224    37.9      4,699,946       33.2     $1.57

New Investors. . . . . .   2,674,000    33.8      9,359,000       66.1     $3.50
                           ---------   -----    -----------      -----

   Total . . . . . . . .   7,908,596   100.0%   $14,158,946      100.0%
                           =========   ======   ===========      ======

_______________

(1) Includes shares purchased by Michael I. Ruxin, William J. Collard and Gerald F. Willman, Jr., and shares issuable to Joseph F. Dudziak upon conversion of the 10% Notes and accrued interest thereon. Mr. Collard and Mr. Willman's shares were issued in connection with The Wyndgate Group, Ltd., merger. No value has been assigned to the shares issued to Mr. Collard and Mr. Willman.
(2) Includes (i) shares (other than shares issued to Mr. Collard and Mr. Willman) issued in connection with the merger with The Wyndgate Group, Ltd., as to which no value has been assigned, (ii) 137,646 shares issuable upon the conversion of the principal amount of the 10% Notes (plus an estimated additional 10,324 shares issuable upon conversion of accrued interest of approximately $38,715 thereon), other than the shares issuable to Joseph F. Dudziak upon conversion of the 10% Notes and accrued interest thereon and (iii) 120,000 shares of Common Stock issuable to certain shareholders of the Company pursuant to the terms of a private placement which provided for a share adjustment in the event the price per share in the Company's initial public offering is less than $4.90 per share.

     The computations in the tables set forth above assume no exercise of outstanding warrants or stock options as of the date hereof, and assume no
exercise of the Underwriters' over-allotment option.   On the date of this
Prospectus, there were outstanding options and warrants to purchase 1,077,929 shares of Common Stock (including, but not limited to, 187,800 shares of Common Stock underlying Warrants issued in connection with the sale of the 10% Notes and 150,000 shares of Common Stock exercisable at 85% of the price per share of the shares of Common Stock included in the Units) at a weighted average exercise price of $2.80 per share.


                            DIVIDEND POLICY

     The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

                    SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial information regarding the results of operations and financial position of the Company for the periods and at the dates indicated. The financial statements of the Company as of December 31, 1995 and for the years ended December 31, 1995 and 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included elsewhere in this Prospectus. The selected financial information as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995 are derived from the unaudited interim consolidated financial statements of the Company set forth elsewhere in this Prospectus and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of its results of operations for such periods. The results of operations for the nine months ended September 30, 1996, are not necessarily indicative of the results to be expected for the full year. This data should be read in conjunction with the Company's consolidated financial statements (including the notes thereto) and the Company's unaudited interim consolidated financial statements appearing elsewhere in this Prospectus and in conjunction with MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS.

    Statement of Operations Data:

                                   Years Ended          Nine Months Ended
                                   December 31,           September 30,
                               ---------------------   --------------------
                                1995          1994        1996        1995
                                ----          ----        ----        ----

Drug testing and other       $5,740,487  $3,836,136   $4,680,448   $3,957,936

Software sales and
 consulting                     933,631   1,140,119    4,249,101      883,578
                             ----------  ----------   ----------   ----------

     Total revenue            6,674,118   4,976,255    8,929,549    4,841,514

Cost of sales
 and product
 development(1)               3,217,595   2,429,789    5,016,101    2,308,078
                             ----------  ----------   ----------   ----------

     Gross profit            $3,456,523  $2,546,466   $3,913,448   $2,533,436

OPERATING EXPENSES

Payroll and other(1)          1,998,452     708,718    1,574,799    1,431,242

General and
 administrative(1)            1,478,666     605,459    1,418,894    1,240,230

Sales and marketing(1)        1,731,533     657,988    1,903,569    1,471,986

Research and development        654,500     403,714      547,387      442,342

Depreciation and
 amortization                   116,979      51,504      347,399       72,218
                             ----------  ----------   ----------   ----------

Income (Loss) from
 operations                 $(2,523,607) $  119,083  $(1,878,600) $(2,124,582)

                                    Years Ended           Nine Months Ended
                                    December 31,            September 30,
                                ---------------------    --------------------
                                 1995         1994        1996          1995
                                 ----         ----        ----          ----
OTHER INCOME (EXPENSE)

     Interest income
      (expense), net            (61,112)      6,339     (179,464)      (20,581)

     Other                      (70,608)        -        (16,053)       (4,943)

Income (loss) before
provision for (benefit
from) income taxes           (2,655,327)    125,422   (2,074,117)   (2,150,106)

Provision for (benefit
from) income taxes               29,531     (46,825)         -        (108,758)
                             ----------  ----------   ----------    ----------
Net Income (Loss)           $(2,684,858) $  172,247  $(2,074,117)  $(2,041,348)
                             ==========  ==========   ==========    ==========
___________________
(1) See Note 1 to the Consolidated Financial Statements for a description of the reclassification of certain expenses.


BALANCE SHEET DATA:
                                                December 31,   September 30,
                                                   1995            1996
                                                ------------   ------------

Working capital (deficit). . . . . . . . . .    $(2,171,397)   $(2,250,308)

Total assets . . . . . . . . . . . . . . . .    $ 2,720,862    $ 6,509,592

Accumulated deficit. . . . . . . . . . . . .    $(3,199,610)   $(5,273,727)

Stockholder's equity (deficit) . . . . . . .    $(1,458,485)   $(1,092,094)

      MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

GENERAL

     The Company and its two divisions are in the business of providing information management software products and services to the healthcare industry and substance abuse testing program services to companies.

     Wyndgate is primarily involved in providing software products, services and maintenance to purchasers of licenses for its SAFETRACE(TM) software product. Revenues from the sales of software licenses are recognized upon delivery of the software product to the customer unless the Company has significant related vendor obligations remaining. Revenue from post contract customer support is recognized over the period the customer support services are provided, and software services revenue is recognized as services are performed.

     DataMed provides substance abuse testing management services. Revenues from DataMed are recognized as services are provided. DataMed typically contracts with its customers to provide for laboratory and collection site services (which DataMed obtains from others), Medical Review Officer ("MRO") services, data management, record storage and coordination of all substance abuse testing program elements. DataMed serves international, national and regional clients in a variety of industries.

     In November 1996, DataMed elected to terminate its contracts with approximately 560 customers, representing approximately $400,000 of revenue for the nine months ended September 30, 1996. DataMed's election was made to improve operating efficiencies with its remaining customer contracts. The terminated contracts represented customers each contributing average annual revenues of less than $1000. DataMed expects it will be able to improve its gross profit margins by eliminating the inefficiencies associated with these smaller accounts, thus improving its ability to serve its remaining customers.

     The above Statement of Operations Data reflect results of operations of the Company through the nine month period ended September 30, 1996. While the Company has not finalized results of operations after that date, the Company expects that it will have a consolidated net loss for the three months ended December 31, 1996 of approximately $2,650,000, which will result in a net loss of approximately $4,725,000 for the year ended December 31, 1996.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1996 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     REVENUES. Revenues increased by $4.1 million, or 85%, to $8.9 million for the nine months ended September 30, 1996 ("Interim 1996") compared to $4.8 million for the nine months ended September 30, 1995 ("Interim 1995"). The increase was primarily the result of both the introduction of Wyndgate's SAFETRACE(TM) software product which accounted for approximately $3.4 million and the increase in substance abuse test volume which increased by approximately

27,000 tests, or 21%, to approximately 157,000 tests in Interim 1996 compared to approximately 130,000 tests in Interim 1995.

     COST OF SALES AND PRODUCT DEVELOPMENT. Cost of sales and product development as a percentage of revenues increased 8% to 56% in Interim 1996 compared to 48% in Interim 1995 primarily as a result of the following: increased royalty fee expenses based on increased sales of Wyndgate's SAFETRACE(TM) software product licenses; increased resales of vendor hardware and software priced at lower profit margins than Company developed software sales and increased amortization expense of the capitalized software development costs related to the development of Wyndgate's SAFETRACE(TM) software product.

     GROSS PROFIT. Gross profit as a percentage of revenues decreased 8% to 44% in Interim 1996 compared to 52% in Interim 1995 as a result of the increased costs discussed above and primarily as a result of increased sales of software and hardware purchased from third party manufacturers.

     PAYROLL AND OTHER. Payroll and other increased $143,557, or 10.0%, in Interim 1996 compared to Interim 1995. The increase in payroll and other was primarily due to the hiring of additional management personnel together with increases in client service personnel necessary to manage the Company's new customers. Management does not expect significant increases in payroll and other costs for the foreseeable future.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $178,664, or 14.4%, in Interim 1996 compared to Interim 1995. The increase in general and administrative expenses was attributable primarily to increases in outside contract services, product liability insurance, bad debt expense, leased office space and other general administrative expenses which were related to the increase in the number of employees. These expenses were offset by a significant decline in merger and reorganization expenses.

     SALES AND MARKETING. Sales and marketing expenses increased $431,583 or 29% in Interim 1996 compared to Interim 1995. The increase in sales and marketing expenses was primarily due to increased activity in advertising media, trade shows and direct sales including personnel and travel related expenditures for both divisions of the Company. Management expects that there will be increases in sales and marketing expenses if the Company is successful in introducing its new transfusion management information system, the SAFETRACETX (TM) software product.

     RESEARCH AND DEVELOPMENT. Research and development expenses were $547,387 in Interim 1996 compared to $442,342 in Interim 1995 representing an increase of 24%. The increase in research and development expenses was primarily due to an increase in the number of employees assigned to software and systems development at both divisions of the Company. Management expects research and development expenses to increase as additional software development related to the Company's blood management product line is planned within the next fiscal year.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $275,181, in Interim 1996 compared to Interim 1995. The increase in depreciation and amortization is due to the increases in fixed assets.

YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO THE YEAR ENDED DECEMBER 31,
1994

     REVENUES. Revenues increased by $1.7 million, or 34%, to $6.7 million for the year ended December 31, 1995 ("1995") compared to $5 million for the year ended December 31, 1994 ("1994"). The increase was primarily the result of the increase in substance abuse test volume which increased by approximately 82,000 tests, or 64%, to approximately 210,000 tests in 1995 compared to approximately 128,000 tests in 1994. The increase in substance abuse test volume was offset by a decrease in software sales and consulting revenue of $206,448. The decrease in software sales and consulting revenue was primarily the result of a focused effort to complete the development of the SAFETRACE(TM) software product during 1995.

     COST OF SALES AND PRODUCT DEVELOPMENT. Cost of sales and product development as a percentage of revenues decreased 1% to 48% in 1995 compared to 49% in 1994 primarily as a result of decreases in laboratory and collection site expenses related to substance abuse testing. These expenses decreased because the Company renegotiated certain laboratory and collection site agreements.

     GROSS PROFIT. Gross profit as a percentage of revenues increased 1% to 52% in 1995 compared to 51% in 1994 as a result of the decreased costs discussed above.

     PAYROLL AND OTHER. Payroll and other increased $1,289,734, or 182%, in 1995 compared to 1994. The increase in payroll and other was primarily due to an increase in management personnel together with increases in staff handling substance abuse testing.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $873,207, or 144%, in 1995 compared to 1994. The increase in general and administrative expenses can be primarily attributable to the following events: $164,500 in expenses related to the 1995 merger with Wyndgate; a $244,000 provision for doubtful accounts; an expense of $350,000 for payments for certain non-compete agreements with management personnel; and approximately $161,000 for options granted to certain shareholders. These increases in general and administrative expenses were offset by decreases in other general and administrative expenses. The increases noted above are anticipated to reflect events not expected to reoccur. See the discussion below in Credit Loss Experience for a further discussion of bad debt expense.

     SALES AND MARKETING.  Sales and marketing expenses increased
$1,073,545, or 163%, in 1995 compared to 1994. The increase in sales and marketing expenses was primarily due to increased activity in advertising media, trade shows and direct sales including personnel and travel and related expenditures for both divisions of the Company.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased $250,786 or 62% from 1994 to 1995. The increase in research and development is primarily due to increased staff hired by Wyndgate to complete the development of its SAFETRACE(TM) software product during the second half of 1995.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $65,475 in 1995 compared to 1994. The increase in depreciation and amortization is due to the increases in fixed assets.

     CREDIT LOSS EXPERIENCE. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk specific to customers, historical trends and other information. The Company performs ongoing credit evaluations of its customers' financial condition and maintains allowances for potential credit losses. Actual losses, allowances and accounts receivable turnover trends generally have been within management's expectations. The Company's provision for doubtful accounts was $244,000 in 1995. A significant portion of this reserve was as a result of management's decision to reserve accounts receivable which had been properly billed according to its contract with a specific and significant customer, but for which the customer's expectation was to receive billings directly from certain subcontractors of the Company rather than from the Company. The Company is continuing to work with this customer to resolve billing issues and anticipates there may be an additional increase in the provision for doubtful accounts in 1996 related to accounts receivable with this customer.

     During the nine months ended September 30, 1996, the provision for doubtful accounts was approximately $156,000, or approximately 2% of revenues. The provision for doubtful accounts is included in general and administrative expenses. Management is not aware of any other unusual credit risks or material collection problems which have not been accounted for in the allowance for doubtful accounts.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had a working capital deficit of approximately $2.3 million as of September 30, 1996 compared with a working capital deficit at December 31, 1995 of approximately $2.2 million. The Company used cash in operating activities of approximately $2.7 million for the nine months ended September 30, 1996 compared to approximately $432,000 for the comparable period in 1995. The increase in cash used for the first nine months of 1996 is attributable primarily to an increase of approximately $2.4 million in accounts receivable and unbilled receivables and an increase in note receivable of $250,000, offset by increases in accrued payroll and other accrued expenses. The Company used cash in investing activities of approximately $184,000 for the nine months ended September 30, 1996 compared with approximately $268,000 for the comparable period in 1995. These operating and investing activities were financed primarily from the proceeds of private placements of Common Stock, notes payable and short term borrowing on a line of credit with a bank.

     The Company generated approximately $751,000 from the issuance of notes payable during the nine months ended September 30, 1996 and received net short-term borrowings of $470,000 for the same period from its line of credit. Additionally, the Company received proceeds of approximately $1,740,000 from the private placement of its Common Stock after deducting commissions and expenses of $260,000 during the same period. For the nine months ended September 30, 1996, the Company also used cash from the financing activities by making approximately $254,000 in principal payments on capital leases and by payment of $350,000 of issuance and distribution costs for the Offering.

     Cash provided by financing activities for the nine months ended September 30, 1995 included proceeds from the issuance of common stock of approximately $735,000. Net proceeds for this period from other sources were minimal.


     During January, 1997, the Company borrowed $450,000 from two individuals at 12% interest. The loans are due the earlier of the closing of this Offering or March 23, 1997. The proceeds of the loans were used for working capital. In connection with the loans, the Company issued two warrants to purchase 150,000 shares of the Company's Common Stock, exercisable at 85% of the per share price of the shares of Common Stock included in the Units.


     The Company's cash flows have historically been used primarily in investing in software development and working capital needs. The Company intends to use proceeds from the Offering primarily to repay debt, to pay certain accounts payable and accrued expenses, and for research and development, sales and marketing programs, and working capital and general corporate purposes. See USE OF PROCEEDS.

     The Company maintains a $1,000,000 line of credit with a bank secured by substantially all of the Company's assets, except for those assets under lease agreements, which bears interest at prime plus two percent and matures February 12, 1997. The amount drawn on this line of credit at September 30, 1996 was $970,000. A principal stockholder of the Company has personally guaranteed the repayment of any amounts under the line of credit.

     The Company recognizes the significant impact of accounts receivable on its working capital needs. The substantial increase in revenue from software sales and consulting for the nine months ended September 30, 1996 have generated corresponding increases in accounts receivable. While management does not believe there are any unusual or material credit risks related to the Company's software sales, the high number of software installations for the Company's customers within a short period of time has created billing and collection delays. Management intends to aggressively pursue more timely billing and collection of accounts receivable to correct these delays.

     The Company anticipates that it will incur a loss of approximately $4,725,000 for the year ended December 31, 1996. While the Company anticipates that its software revenues will continue to increase in future periods, the Company expects to continue to incur losses until 1998, and possibly thereafter, until its software products are better established in its markets. The Company expects that the net proceeds of this Offering will enable the Company to meet its liquidity and capital requirements for approximately twelve to eighteen months. There can be no assurance that the Company can generate sufficient revenues, earnings and cash collections from software sales and substance abuse testing sales to satisfy its working capital requirements after such time. The Company's working capital requirements will depend on numerous factors, including progress of the Company's research and development of the SAFETRACETX(TM) software product, other new products, as well as new applications for its present core products, which include both SAFETRACE(TM) and the SAFETRACETX(TM) software products. Additionally, the Company's working capital requirements may depend upon its success in obtaining a FDA 510(k) clearance letter within the next twelve to eighteen months. Failure to receive such clearance letter may require the Company to seek additional financing. The Company may seek financing to meet its working capital requirements through strategic alliances within the Company's industry and through collaborative arrangements with other suppliers to the Company's customers. There can be no assurance, however, that additional funds, if required, will be available from sources historically available to the Company or other sources on favorable terms, if at all.

EFFECT OF INFLATION AND FOREIGN CURRENCY EXCHANGE

     The Company has not experienced unfavorable effects on its results of operations due to currency exchange fluctuations with its foreign customers or material effects upon its results of operations as a result of domestic inflation.

                               THE COMPANY

     Global Med Technologies, Inc. (the "Company") provides information management software products and services to the healthcare industry and provides substance abuse testing program services to companies, including certain Fortune 1000 companies. National MRO, Inc., founded in 1989, changed its name to Global Data Technologies, Inc. in June 1995 in connection with the merger of National MRO, Inc. and The Wyndgate Group, Ltd. in May 1995, and changed its name again in May 1996 to Global Med Technologies, Inc. The Company now consists of two divisions, Wyndgate Technologies ("Wyndgate") and DataMed International ("DataMed"), both of which operate under their respective trade names. Wyndgate develops, markets, licenses and supports software for the healthcare industry. DataMed manages and markets a variety of services that are designed to assist companies with administering substance abuse testing programs.

     The Company has received several indications of interest regarding a possible acquisition of the DataMed division. While the Company has no specific plans for divestiture of this division, or any segment of the Company, any offer which enhances return on invested capital and shareholder value and which furthers the Company's strategic goals will be seriously evaluated to insure that the best interests of the Company and its shareholders are served.

     Founded in 1984, Wyndgate initially developed a Student Information System ("SIS"), an integrated software package for colleges and universities to track student information. Wyndgate currently has six contracts for SIS still in effect. Pursuant to an agreement with eight California blood centers (the "Royalty Group"), Wyndgate began development of a blood tracking system to assist community blood centers, hospitals, plasma centers and outpatient clinics in the U.S. in complying with the quality and safety standards of the FDA for the collection and management of blood and blood products. After several years of development and $1,080,000 paid by the Royalty Group, Wyndgate has completed development and commenced marketing of the SAFETRACE(TM) software product (Wyndgate's blood bank management information system software), which it believes to be the most comprehensive and flexible system of its type available today. In accordance with FDA regulations, the Company submitted a 510(k) application to the FDA in October, 1995 for review of its SAFETRACE(TM) software product, which is still pending. The Company is able to continue marketing the SAFETRACE(TM) software product during the review process. There are no assurances that the Company will receive a FDA clearance letter for its 510(k) application. If not, the Company will be required to discontinue marketing and licensing the SAFETRACE(TM) software product. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION - INDUSTRY OVERVIEW.

     In 1989 Wyndgate developed EDEN-OA(R) to utilize new technologies in the evolving open systems computer market. EDEN-OA(R) is a rapid applications development tool that can be used by software developers to produce software products that operate in accordance with industry standards based computer environments. EDEN-OA(R) interfaces with database management systems and operates on multiple computer and operating system platforms. The Company plans to continue to use EDEN-OA(R) to develop other medical software applications.

     DataMed was founded in 1989 by Michael I. Ruxin, M.D. to offer the services of a Medical Review Officer ("MRO") to the regulated segment of the substance abuse testing market. Due to federal regulations, companies involved in commercial transportation must comply with requirements mandating substance abuse testing of employees in safety sensitive positions and substance abuse awareness education for supervisors and employees. Additionally, federal substance abuse testing requirements applicable to commercial transportation mandate the use of an MRO to evaluate the quality and accuracy of the testing laboratory and to determine legal or illegal use of substances. Corporate outsourcing has been a positive factor for DataMed as some large companies have contracted with DataMed to outsource the management of their substance abuse testing programs.

     DataMed provides customized program management services to companies in an attempt to increase total program quality and decrease total program costs. DataMed provides substance abuse testing management services which coordinate and actively manage the specimen collection process, the laboratory testing process, the MRO review process, the random testing process, the blind sample quality control process, the substance abuse testing process, and the data management process including compliance reporting and record keeping.

STRATEGY

     The following are key elements of the Company's strategy; however, there can be no assurance that the Company will be successful in its strategy.


     EXPAND SALES & MARKETING EFFORTS. Upon completion of this Offering, the Company intends to increase its sales and marketing efforts by hiring additional field sales and other marketing personnel during the twelve months following this Offering. The Company currently has six sales and marketing personnel. The Company believes it can increase its penetration of the U.S. blood bank information management market as well as the substance abuse testing program management market through its planned sales and marketing staff.


     DEVELOP NEW HEALTHCARE MANAGEMENT SOFTWARE PRODUCTS AND SERVICES. The Company believes that it can develop new products and services from its existing technology base. The

Company plans to build upon its technology base by using EDEN-OA(R) to develop new applications. In the future, the Company intends to introduce a transfusion management information system, to be known as the SAFETRACETX(TM) software product.

     EXPAND INTERNATIONAL MARKETS. The Company is focused on expanding international markets. The Company continues to pursue new international customers within the transportation industries, including but not limited to, international shipping. The Company also plans to pursue international growth as it relates to blood banks, plasma centers and hospitals.

     DEVELOP STRATEGIC RELATIONSHIPS. The Company intends to pursue strategic relationships in order to further develop uses for its technology. Additionally, the Company may work with other healthcare information providers to develop applications based on EDEN-OA(R).

     MAINTAIN TECHNOLOGY ADVANTAGE. The Company believes that the foundation of its SAFETRACE(TM) software product, EDEN-OA(R), is an important technological advancement, and that the maintenance of this technological advancement is essential in order for the Company to compete effectively. The Company will continue to focus research and development on evolving this software development tool. The funds generated by this Offering may not be sufficient to enable the Company to accomplish its goal, and additional financing may be required.

SALES AND MARKETING

     The Company intends to continue to sell and market its medical information management products and services through a direct sales force. Each sales representative will have a geographic area and will market all products and services. Additionally, the Company will continue to respond to requests for proposals ("RFPs") issued by blood banks, plasma centers, hospitals and other entities which are usually Fortune 1000 companies. The Company is pursuing opportunities within the blood bank industry and will continue to focus on Fortune 1000 companies to market DataMed's services.

CUSTOMERS

     The Company's current customer base includes Fortune 1000 companies that are required by the U.S. Department of Transportation or their own company policy to have a substance abuse testing program and small to large community blood banks.

     During the nine months ended September 30, 1996, two of the Company's customers, Laidlaw Transit, Inc. and Gulf Coast Regional Blood Center, accounted for approximately 13% and 13.5%, respectively, of the Company's revenues. During 1995, three of the Company's customers, Laidlaw Transit, Inc., Chevron Corporation and the Royalty Group, accounted for approximately 18%, 12% and 10%, respectively, of the Company's revenues. See WYNDGATE TECHNOLOGIES DIVISION - DEVELOPMENT AGREEMENTS. During 1994, two of the Company's customers, Chevron Corporation and the Royalty Group, accounted for approximately 19% and

18%, respectively, of the Company's revenues. Laidlaw Transit, Inc. is associated with the transportation industry. Chevron Corporation is associated with the oil and gas industry. The Royalty Group, through a 1992 development agreement with Wyndgate, assisted in the financing of the development of Wyndgate's SAFETRACE(TM) software product. Gulf Coast Regional Blood Center is a blood bank located in Texas. Non-renewal or termination of the contractual arrangements with these key customers could have a material adverse effect on the Company. There can be no assurance that the Company will be able to retain these key customers or, if such customers were not retained, that the Company will be able to attract and retain new customers to replace the revenues currently generated by these customers. See THE COMPANY - SALES AND MARKETING.

     The Company currently has 22 (including the Royalty Group) blood banks as customers for its SAFETRACE(TM) software product and intends to continue to target domestic and international blood banks, plasma centers and hospitals. DataMed has a number of customers for its substance abuse testing services, including certain Fortune 1000 and other transportation companies.

RESEARCH AND DEVELOPMENT

     During the fiscal years ended December 31, 1995 and 1994, and during the first nine months of 1996, the Company expended $654,500, $403,714 and $547,387, respectively, for research and development.

EMPLOYEES

     As of September 30, 1996, the Company had 145 full-time employees, consisting of 12 employees for the Company, 59 at Wyndgate and 74 at DataMed. Of the 145 full-time employees, 49 employees were in research and development, nine employees were in sales and marketing, 13 employees were in administration, and 74 employees were in program management and implementation. The Company has employment agreements with certain personnel. See MANAGEMENT. The Company's employees are not represented by a labor union or subject to collective bargaining agreements. The Company has never experienced a work stoppage and believes that its employee relations are satisfactory.

PROPERTIES

     The Company currently occupies two primary locations. The Company occupies approximately 17,000 square feet of office space in Lakewood, Colorado pursuant to a lease that expires on December 31, 2000. The Company also leases approximately 8,800 square feet of office space in Sacramento, California pursuant to a lease that expires on August 31, 1998. The Company also has employees located in Virginia, Illinois, Pennsylvania and Texas. No office lease is required at those locations because the employees work out of their homes. During the nine months ended September 30, 1996, office lease expenses per month were approximately $25,000. Additional leased space will be required to accommodate the planned personnel increases.

                     WYNDGATE TECHNOLOGIES DIVISION

     Wyndgate designs, develops, markets, licenses and supports software for the healthcare industry. Pursuant to an agreement with eight California blood centers, Wyndgate developed a blood tracking system called the SAFETRACE(TM) software product to assist community blood centers, plasma centers, hospitals and outpatient clinics in the U.S. in complying with the quality and safety standards of the FDA for the collection and management of blood and blood products. Wyndgate incorporates and integrates products and services for the management of the blood supply and its derived products from donor recruitment to shipment from the blood bank to the hospital, clinic, medical research institution or other purchaser. The SAFETRACE(TM) software product was developed using the Company's application development tool, EDEN-OA(R). The Company intends to utilize its proprietary EDEN-OA(R) software development tool to attempt to develop new products for the medical information market.

     In addition, Wyndgate provides training and consulting services for installation, implementation, special programming, system design, and maintenance for the SAFETRACE(TM) software product. The majority of customers for the SAFETRACE(TM) software product and the Student Information System software product ("SIS") use all or a portion of these services. Historically, maintenance and product upgrades from Wyndgate's SIS software product have provided an on-going revenue stream and information concerning Wyndgate's customers' requirements and satisfaction. Special programming services can result in customer funded development, as was done with the SAFETRACE(TM) software product.

INDUSTRY OVERVIEW

     The management of the Company believes that market driven forces to increase quality while containing rising healthcare costs have resulted in an increasing demand for healthcare information systems that meet the changing needs of the marketplace. This shift has resulted in systems that utilize new technologies to provide higher-accuracy information.

     With the spread of AIDS and Hepatitis-B, stringent FDA guidelines have been imposed on blood banks in order to ensure a safe blood supply. Some community blood centers ("CBCs") have been cited by the FDA for noncompliance and some have even been closed. The American Red Cross and Blood Systems, Inc. blood centers are currently under consent decrees requiring them to comply with FDA guidelines. The blood banking industry has developed various in-house systems to track blood collection, testing, processing, distribution and transfusion activities. The Company believes that most blood center in-house developed systems are not fully integrated and do not offer the capabilities required by the FDA in view of the fact that the Company's current customers are switching from their in-house systems to the Company's SAFETRACE(TM) software product. While laboratory equipment vendors have developed automated testing and reporting procedures directed at a segment of the community blood center process, these systems address only the laboratory function and are not fully integrated. The Company believes that blood centers and the laboratory equipment products vendors are looking for a way to meet the FDA guidelines and minimize their risk and cost.

     The FDA required all blood tracking application software vendors to submit a 510(k) application for review by March 31, 1996. The application process for FDA review and compliance with the new guidelines relates to computer software products regulated as medical devices. The FDA considers software products intended for the following to be medical devices: (i) use in the manufacture of blood and blood components; or (ii) maintenance of data used to evaluate the suitability of donors and the release of blood or blood components for transfusion or further manufacturing. As medical device manufacturers, the Company and its competitors are required to register with the Center for Biologics Evaluation and Research ("CBER"), list their medical devices, and submit a pre-market notification or application for pre-market review. There is no deadline to receive a clearance letter from the FDA and the FDA has allowed those vendors that have submitted a 510(k) by March 31, 1996, to market and license their product. A competitor recently received a 510(k) clearance letter from the FDA for certain modules of its blood bank management information system software product. The Company does not believe this will impact Wyndgate's marketing of its SAFETRACE(TM) software product because the Company does not believe that this competitor offers the spectrum of software modules offered by the Company.

WYNDGATE STRATEGY

     The key elements of Wyndgate's strategy to address the market include:

     EXPAND SALES AND MARKETING EFFORTS TO INCREASE ITS CUSTOMER BASE NATIONALLY AND INTERNATIONALLY. In the near-term, the Company will aggressively pursue opportunities in the U.S. and abroad in blood tracking and management with its SAFETRACE(TM) software product. The Company has no reason to believe that it will not receive an FDA 510(k) clearance letter in the future. The Company plans to continue to respond to any and all requests by the FDA for additional information up to and including resubmission of the 510(k) application. However, there can be no assurance that the Company will receive an FDA 510(k) clearance letter.

     DEVELOP NEW HEALTHCARE MANAGEMENT SOFTWARE PRODUCTS AND SERVICES. By using its background in healthcare information systems, the Company will continue to attempt to develop new applications based upon its EDEN-OA(R)
architecture.   In the future, the Company intends to introduce a
transfusion management information system (the SAFETRACETX(TM) software product). However, there can be no assurance that such introduction to the market will occur.

     STRATEGIC RELATIONSHIPS AND SELECTIVE ACQUISITIONS. Wyndgate intends to continue to pursue strategic relationships to further develop uses for its technology.

SOFTWARE PRODUCTS

     The SAFETRACE(TM) software product is a set of integrated software modules that are used to manage and control multiple aspects of blood and plasma operations, from recruiting of donors and collecting donated blood or plasma, to testing and manufacturing of blood products, distribution and billing. The Company currently markets its SAFETRACE(TM) software product to blood banks and plasma centers and eventually will market it to hospitals and transfusion centers. A customer can license one or more modules as needed to automate its operations.

SAFETRACE(TM) Modules                             Function
---------------------                             --------

DONOR RECRUITMENT             Used by the marketing department of a blood
                              or plasma center to systematically solicit, recruit and schedule donors. Facilitates the recruiting process by producing call lists on demand or scheduling calls by batch processing.

DONOR MANAGEMENT              Provides a means for registering donors and
                              recording necessary medical and personal donor data. All real-time donor deferral and eligibility information is used to determine current eligibility status of the donor to be registered.

LABORATORY MANAGEMENT         Performs a number of data recording and
                              evaluation functions. Permits the posting of tests either by interfacing directly with testing equipment or manually. Also performs inventory label validation, which helps to ensure that all blood components are suitable for distribution and have been properly tested, validated and labeled.

BLOOD INVENTORY AND
 DISTRIBUTION                 Maintains current inventories of all
                              available blood products which have been tested and labeled. Records the movement of blood products from the blood or plasma center to the customer and between customers. Also maintains records for imported blood related products.

SPECIAL PROCEDURES            Registers patients and tracks blood
                              requirements for surgeries. Also provides the capabilities to define and manage special requests for autologous, designated and therapeutic donations.

BILLING Implements the pricing and billing practices associated with each blood product for customers. Also provides financial information for management control.


     The SAFETRACE(TM) software product relies on its donor identification, laboratory component, labeling and release site-based logic technology to assist blood banks in complying with FDA regulations. The SAFETRACE(TM) software product has an 85% table driven structure which permits it to easily adapt to each customer's individual and unique operations. The SAFETRACE(TM) software product has been developed using industry standards, common operating systems and database managers to ensure portability. Because of the independence of the SAFETRACE(TM) software product's database, operating systems and hardware, customers have freedom and flexibility in selecting computer hardware and software components. The SAFETRACE(TM) software product permits customers to preserve their application software and training investment as customer systems needs and technology change. Currently, management estimates the SAFETRACE(TM) software product consists of more than 1.5 million lines of code, 390 data tables, 59 labeling occurrences of component and release logic, 3,000 discrete programs and over 1,000 screens and windows.

SERVICES

     Wyndgate believes that the high quality of the services component of the business is the key to retaining current customers, enhancing Wyndgate's reputation for quality and improving market penetration. Wyndgate's services begin with initial customer contact and continue throughout the relationship. Services include complete installation and implementation, training, consulting and maintenance. The license agreements currently being used by Wyndgate typically commit a customer to five years of maintenance service. The fees associated with the maintenance service are typically invoiced monthly, quarterly or annually in advance. The Company believes that service fees, excluding maintenance, range from 10% to 50% of the initial software license fee. Under the Company's current license agreements, only the software license fee and the maintenance fee are required to be paid and the other fees are optional. However, many customers that have licensed the SAFETRACE(TM) software product to date have contracted for additional services.

     INSTALLATION AND IMPLEMENTATION SERVICES. Installation and implementation services assist the customers with the selection of hardware and software systems and, if necessary, the initial installation of the software on the customer's system. Implementation services include assisting customers in analyzing work flow and standard operating procedures ("SOPs"), developing tables, screen layouts, reports, and installation specific requirements. Management estimates that it takes from six to twelve months to implement the SAFETRACE(TM) software product and a portion of Wyndgate's resources are used during that time. Installation and implementation services are not considered part of the SAFETRACE(TM) software product license fee or usage fee, and are typically billed separately.

     TRAINING SERVICES. Training services are provided to customers either at the customer site or at Wyndgate's offices. Training includes hands-on access to the applications software and usually includes building initial tables and screens. All customers to date have purchased initial training services which range from five to fifteen days depending on the customer size and number of people to be trained. Wyndgate also offers follow-up training services to assist customers in training new staff on new product functions.

     MAINTENANCE SERVICES. Fees for maintenance services are required to be paid under certain of the relevant SAFETRACE(TM) software product license agreements for the term of the license. Maintenance services are optional under the other license agreements. Maintenance services include "bug" fixing, enhancements and product upgrades. Wyndgate provides an 800-Help Line number for customer service calls that permits access to Wyndgate's technical resources directly during the working day and on a paged call-back basis at all other times.

     CONSULTING SERVICES. Consulting services are provided to customers who want special features, assistance with system configurations, database consulting, systems management, networking or additional capabilities beyond those included in the applications software. Wyndgate also performs special applications development projects under certain development agreements. The Company has been contracted to provide consulting services by some of its SAFETRACE(TM) software product customers.

PRODUCT DEVELOPMENT

     SAFETRACETX(TM) - TRANSFUSION MANAGEMENT INFORMATION SYSTEM. Wyndgate has begun the development of the SAFETRACETX(TM) software product, a transfusion management information system that can be utilized by hospitals to help them ensure the safety of the blood transfused into patients. If completely developed, it will provide electronic cross-matching capabilities to help ensure blood compatibility with the recipients and will track, inventory, bill and document all activities with the blood product from the time it is received in inventory to the time the blood product is used or sent back to the blood center. The SAFETRACETX(TM) software product will complement the SAFETRACE(TM) software product as it will integrate hospitals with blood centers that supply blood products.
The Company anticipates that the SAFETRACETX(TM) software product will be released in 1997; however, there can be no assurance that the software will be released as scheduled, if at all.

     EDEN-OA(R) DEVELOPMENT TOOL. EDEN-OA(R) is a software tool set and methodology that the management of the Company believes enables programmers to easily build and maintain information management systems. It runs on different hardware, operating system and database management system products. The EDEN-OA(R) tool set allows the programmer to focus on the business logic and rules (how data relates and the formulas for calculations) and on the presentation (viewing and printing) of the information to the user. Management believes that EDEN-OA(R) (i) reduces application product development time and cost; (ii) reduces application software project risk; (iii) focuses the software developer on the user's concerns, not on the hardware, operating system or database management system; and (iv) reduces the time and cost for modifying and maintaining a software application. EDEN-OA(R) is the basis for the SAFETRACE(TM) software product, and it is planned that EDEN-OA(R) will be the basis for future products from Wyndgate.

     The Company believes that a major advantage of EDEN-OA(R) is that it allows local user modifications to the application. Additionally, it coordinates and tracks user modifications with upgrades, "bug" fixes or enhancements made by Wyndgate, a feature that assisted Wyndgate in documenting the SAFETRACE(TM) software product for FDA 510(k) review. The entire maintenance process is integrated into the application, thereby eliminating the common problem of user changes not integrating with vendor supplied code, which often prevents upgrading applications because of the high cost and risk. This maintenance feature permits the customers to make changes dictated by business requirements as opposed to the ability of the application to accommodate such changes. For example, adding a data element such as a suffix for a zip code, adding a new table to track service information or adding new FDA mandated blood tests would be a very difficult and time consuming task with most applications.

     EDEN-OA(R) includes an On-Line User-System Repository Manager which consists of the following: an Active Data Dictionary; a Database Maintenance Manager for automatic generation of database structure and I/O procedures; a Panel (Screen) System Manager providing a Screen Definition Language and GUI; use of a Procedural Language; and Interactive Utility Programs and Procedures including a software maintenance system manager and a systems development procedures manager. This combination of capabilities makes EDEN-OA(R) portable and easy to tailor and maintain.

     EDEN-OA(R) facilitates application maintenance through the integrated Active Data Dictionary, common applications functions and development and maintenance tools. Each client organization has specific needs for tailoring functions, screens, reports and processes. By making changes to the Active Data Dictionary, the user invokes the Applications Manager tools which generate the code. A single Active Data Dictionary entry modifies all application modules, screens and reports impacted by that change.
Since the Active Data Dictionary separates the application from front-end (screen generators) and the back-end (database manager and hardware systems), development and on-going maintenance costs are often reduced. Traditionally, on-going maintenance has been the most costly part of any applications development and implementation. EDEN-OA(R) is modular and can be used to replace or extend existing application systems and provides end-user flexibility.

     EDEN-OA(R) will continue to be developed and refined. It is currently planned that EDEN-OA(R) will be the foundation to any new medical applications developed by Wyndgate in the future.

DEVELOPMENT AGREEMENTS

     Pursuant to the development agreement between Wyndgate and the Royalty Group, pursuant to which Wyndgate developed the SAFETRACE(TM) software product, Wyndgate must make royalty payments to the Royalty Group based on a percentage of Wyndgate's SAFETRACE(TM) software product license sales, measured by invoice amounts to purchasers of the software, net of certain fees and charges. The time period under the royalty schedule is based upon the first date of customer invoicing, which was September 14, 1995. The Wyndgate royalty payment schedule is as follows:

          Date                                           Royalty Percentage
          ----                                           ------------------
          September 1995 to September 1997                         12%
          September 1997 to September 1998                          9%
          September 1998 to September 1999                          6%
          After September 1999                                      3%

     Pursuant to a Development Agreement ("Agreement") between the Company and The Institute for Transfusion Medicine ("ITxM"), the Company has agreed to develop Commercial Centralized Transfusion System Software ("Commercial CTS Software"), which it is planned will become Wyndgate's SAFETRACETX(TM) software product. This Agreement requires that the Commercial CTS Software be completed by December 16, 1997. If not timely completed, the Company would be subject to monetary penalties. The Agreement provides for a royalty payment to ITxM for revenues received from the sale of the Commercial CTS Software, net of certain fees and charges. The royalty period starts with the first commercial transfer for value of the Commercial CTS Software. The royalty that would be paid is as follows:

                                 Percentage of           Percentage of
                                  License Fee            License Fee
                                   if ItxM                if Company
                                Initiates Sale          Initiates Sale
                                --------------          --------------

       1 Year                       10%                       5%

       2 Year                       10%                       5%

       3 Year                        6%                       3%

       4 Year                        6%                       3%

       5 Year                        4%                       2%

       6 Year                        4%                       2%

       7 Year                        4%                       2%

       8 Year                        4%                       2%

       9 Year                        4%                       2%

     Thereafter                      2%                       1%


CUSTOMERS

     Wyndgate currently has SAFETRACE(TM) software product contracts with the following blood centers:

*    Belle Bonfils Memorial Blood Center, Denver, CO
*    Blood Bank of Alameda-Contra Costa Medical Association, Oakland, CA
*    Blood Bank of San Bernardino and Riverside Counties, San Bernardino,
     CA
*    Blood Bank of the Redwoods, Santa Rosa, CA
*    Coffee Memorial Blood Center, Albuquerque, NM
*    Community Blood Bank of Erie County, Erie, PA
*    Community Blood Bank of Lancaster County Medical Society, Lincoln, NE
*    Community Blood Center of Appleton, Appleton, WI
*    Gulf Coast Regional Blood Center, Houston, TX
*    Institute For Transfusion Medicine, Pittsburgh, PA
*    Irwin Memorial Blood Center, San Francisco, CA
*    Peninsula Blood Bank, Inc., Burlingame, CA
*    Sacramento Medical Foundation Blood Center, Sacramento, CA
*    Samuel W. Miller Memorial Blood Center, Bethlehem, PA
*    San Diego Blood Bank, San Diego, CA
*    Siouxland Community Blood Bank, Sioux City, IA
*    Stanford Medical School Blood Center, Palo Alto, CA
*    The Blood Center of Central Iowa, Des Moines, IA
*    The Blood Center for Southeast Louisiana, New Orleans, LA
*    Tri-Counties Blood Bank, Santa Barbara, CA
*    The Memorial Blood Centers of Minnesota, Inc., Minneapolis, MN
*    Oklahoma Blood Institute, Oklahoma City, OK

See SERVICES, above, for a description of a typical license agreement.


     Management of the Company estimates that SAFETRACE(TM) software product implementations take approximately six to twelve months depending on the blood center's size and complexity of the blood center's standard operations procedures ("SOPs"). All of the above blood centers are in various stages of implementation, with the exception of Tri-Counties Blood Bank and Sacramento Medical Foundation Blood Center in which the SAFETRACE(TM) software product is fully operational.



     The Company has entered into a letter of intent with a New York Stock Exchange listed company pursuant to which the Company and the other party expressed their desire to negotiate a license agreement for the Company's SAFETRACE(TM) software product for a term of ten years. The letter of intent contemplates that the Company would grant the other party the right to use the SAFETRACE(TM) software product in up to 15 locations in return for the other party paying the Company a software license payment over the life of the agreement in an amount commensurate with what the Company believes would be an appropriate fee for multiple location licenses and a maintenance fee substantially similar to the maintenance fee charged to other customers of the Company. There is no assurance that the parties will be able to negotiate a final agreement relating to the proposed licensing arrangement.


     The potential customers for Wyndgate's products include community blood centers ("CBC"), hospitals, out-patient centers and stand alone transfusion sites. CBCs are able to utilize the SAFETRACE(TM) software product to manage their business and comply with FDA regulations to help
ensure the safety of the blood supply.   The  SAFETRACE(TM) software
product allows the CBCs to enter the FDA guidelines, consistent with the CBC's SOPs, into SAFETRACE(TM) software product tables which then provide system control over the manufacture and processing of blood and blood products. In the future, the Company plans to introduce a transfusion management information system (which it is planned will be the SAFETRACETX(TM) software product). All acute care hospitals and alternate transfusion sites will be potential customers for the SAFETRACETX(TM) software product.

     In the transfusion market the potential customer base is easily identified but presents a challenge in reaching the volume of clients for product demonstrations. Customers will require a product demonstration before making a commitment to purchase. In addition, the transfusion product being developed will face severe competition from established vendors in this market. Wyndgate believes that by penetrating blood centers with the SAFETRACE(TM) software product, hospitals that receive blood from these centers may want to link their existing transfusion product to the blood center. There can be no assurance that hospitals will desire to establish this link using Wyndgate's SAFETRACETX(TM) software product.

AGREEMENTS WITH ORTHO DIAGNOSTIC SYSTEMS INC.

     On November 14, 1996, the Company entered into an Exclusivity and Software Development Agreement (the "Exclusivity Agreement") with Ortho Diagnostic Systems Inc. ("ODSI"), a wholly-owned subsidiary of Johnson & Johnson. The Exclusivity Agreement provides that until May 14, 1997 (the "Exclusivity Period"), ODSI has the exclusive right to negotiate with the Company with respect to the Company's activities and developments in information technology and intellectual property relating to donor and transfusion medicine (the

"Technology") and that, during the Exclusivity Period, the Company will not, directly or through any intermediary, accept, encourage, solicit, entertain or otherwise discuss any acquisition of any of the Company's Common Stock (other than in this Offering), business, property or know-how, including the Technology, with any person or entity other than ODSI or an affiliate thereof and will not otherwise encumber the ability of ODSI or an affiliate thereof to enter into any arrangement with the Company concerning the Technology. The Exclusivity Period is subject to extension at the Company's option for up to 60 days in the event approval of the transaction by the Company's shareholders is required to be obtained.

     The Company also agreed to perform certain software development services in consideration of the payment by ODSI of $500,000 on November 14, 1996, and $500,000 received in January, 1997. If the Company and ODSI enter into a definitive agreement relating to the Technology, the Company's other assets or Common Stock, then ODSI may elect to decline the software development services and apply the payment to the Company towards any consideration payable to the Company in connection with the definitive agreement. If the parties are unable to come to terms with respect to a definitive agreement, then the Company will provide the software development services selected by ODSI and the parties will negotiate a definitive software development agreement. If ODSI has not elected to decline the Company's services and the Company fails to provide the software development services, unless ODSI has breached its obligations under the definitive agreement and is then in breach, the Company shall have been deemed to have granted ODSI a non-exclusive license (with the right to sub-license) to the Technology with a royalty rate not to exceed 4% of net sales, and the parties agreed they would negotiate a definitive license agreement.

     Pursuant to the Exclusivity Agreement, the Company has granted ODSI a right of first refusal for a period of six months after the expiration of the Exclusivity Period in the event the Company proposes to transfer, dispose of, sell, lease, license (except on a non-exclusive basis in the ordinary course of its business), mortgage or otherwise encumber or subject to any pledge, claim, lien, charge, encumbrance or security interest (except for the security interest with the Company's current lender) of any kind or nature any of the Technology (the "Sale"). Prior to consummating any Sale of any of the Technology, the Company has agreed to present ODSI with a copy of the written offer by or agreement with any third party (the "Third Party Offer"). ODSI shall have a period of 30 days from receipt of a copy of the Third Party Offer to notify the Company of its intention to enter into a similar transaction with the Company upon substantially the same terms and conditions specified therein. If the purchase price specified in the Third Party Offer is payable in property other than cash, ODSI has the right to pay the purchase price in the form of cash equal in amount to the value of such property. If ODSI chooses not to exercise its right of first refusal, the Company has 60 days thereafter in which to sell or otherwise dispose of the Technology upon terms and conditions (including the purchase price) no less favorable to the Company than those specified in the Third Party Offer. In the event the Company does not sell or otherwise dispose of the Technology during such 60-day period, ODSI has a right of first refusal with respect to any subsequent sale of the Technology by the Company during the six-month period of the right of first refusal.

     The Company has agreed in the Exclusivity Agreement that in the event
(a) the Company breaches any covenant, agreement, representation or warranty contained in the Exclusivity

Agreement and the Company shall have had contracts or entered into negotiations relating to a Business Combination (as hereafter defined) at any time during the Exclusivity Period, as such may be extended, and with respect to any person, entity or group with whom such contacts or negotiations have occurred, a Business Combination shall have occurred or the Company shall have entered into a definitive agreement providing for a Business Combination; or (b) any definitive agreement entered into between the Company and ODSI fails to receive the requisite affirmative vote of the shareholders of the Company at a shareholders' meeting called for the purpose of voting on such agreement and at the time of such meeting there exists a Competing Transaction (as hereafter defined); or (c) (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of the Exclusivity Agreement or any subsequent agreement in a manner adverse to ODSI, or shall have resolved to do any of the foregoing; (ii) if the Board of Directors of the Company shall have recommended to the shareholders of the Company a Competing Transaction;
(iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Common Stock of the Company is commenced and the Company's Board of Directors recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or (iv) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire "beneficial ownership" of more than 20% of the then outstanding shares of the Company's Common Stock, then the Company shall pay ODSI an amount equal to $2,000,000 plus ODSI's expenses. For purposes of the Exclusivity Agreement, the term "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company; (ii) a sale, lease, exchange, transfer or disposition of 20% or more of the assets of the Company and its subsidiaries, if any, taken as a whole, in a single transaction or series of transactions, including, without limitation, any sale that would trigger ODSI's right of first refusal described in the immediately preceding paragraph; or (iii) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of "beneficial ownership" of 20% or more of the Company's Common Stock whether by tender offer or exchange offer or otherwise. A "Competing Transaction" means any of the following involving the Company or any or its subsidiaries (either existing or hereafter created): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, license (except for a non-exclusive license in the ordinary course of the Company's business) or other disposition of 20% or more of the assets, taken as a whole, in a single transaction or series of transactions, or any of the Technology; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of Common Stock of the Company or the filing of a registration statement under the Securities Act of 1933 in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of the Common Stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Concurrently with executing the Exclusivity Agreement, ODSI and Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy J. Pellegrini and Gordon Segal (collectively, the "Shareholders") entered into a Proxy and Right of First Refusal Agreement (the "Shareholders Agreement"), dated November 14, 1996, pursuant to which each of the Shareholders has granted an irrevocable proxy to ODSI to vote their shares of the Company's Common Stock (i) in favor of a proposal to approve any definitive agreement between the Company and ODSI relating to the Technology, or (ii) on any other proposal relating to the sale of any of the stock of the Company or all or substantially all of the assets of the Company or any of the Technology, unless prior to the date of the shareholders' meeting, the definitive agreement has been terminated for any reason other than the occurrence of any event that would trigger the payment of the termination fees pursuant to the Exclusivity Agreement or any similar provision in the definitive agreement, or ODSI has materially breached any of its material obligations under the definitive agreement, in any of which events the proxy would terminate upon the termination of the definitive agreement. Unless earlier terminated, the proxy granted by each of the Shareholders expires November 14, 1997. Each of the Shareholders also agreed that until November 14, 1997, such Shareholder will not transfer, dispose of, or otherwise sell to any third party or grant to any third party an option or other right to buy any shares of the Company's Common Stock held by the Shareholder without having first offered ODSI the right to enter into a similar transaction with the Shareholder on the same terms as proposed; provided, that each Shareholder has the right to donate up to 6% of such Shareholder's stock ownership to a non-profit institution without invoking ODSI's right of first refusal. ODSI has 30 days to exercise its right of first refusal after being notified of the proposed third party transaction. In the event ODSI declines to enter into such transaction, then the Shareholder has 90 days after the end of the 30 day acceptance period to consummate the proposed transaction on the terms and conditions as proposed. In the event the transaction is not consummated within 90 days, then ODSI has the right of first refusal with respect to any future proposed transactions by Shareholders to a third party. ODSI's right of first refusal is not assignable except to an affiliate of ODSI.

COMPETITION

     Currently, Wyndgate is aware of five primary competitors in the blood bank industry segment including MAK from France, Blood Trac Systems, Inc. from Canada, Information Data Management ("IDM"), Blood Bank Computer Systems and Systec from the United States. Some of these competitors are larger and have greater resources than the Company. The Company believes it is able to compete on the basis of the capabilities of the technology in its SAFETRACE(TM) software product; however, the Company can provide no assurances in this regard.

                     DATAMED INTERNATIONAL DIVISION

     Founded in 1989, DataMed manages and markets a variety of services that are designed to assist companies with administering substance abuse testing programs. Due to federal regulations, employers involved in commercial transportation must comply with requirements mandating substance abuse testing of employees in safety sensitive positions and substance abuse awareness education for supervisors and employees. Additionally, federal substance abuse testing requirements mandate the use of a Medical Review Officer ("MRO") to evaluate the quality and accuracy of a testing laboratory and determine legal versus illegal use of controlled substances. DataMed provides customized substance abuse testing management services to companies. DataMed coordinates and actively manages the specimen collection process, the laboratory testing process, the MRO review process, the process of random testing, the blind sample quality control process, the substance abuse testing process and the data management process, including compliance reporting and record storage. DataMed arranges for specimens to be tested by a qualified laboratory and appropriately monitors the performance of: testing laboratory(ies); urine collection providers; the MRO; and the overall quality of information that is received, stored and reported. DataMed currently provides substance abuse testing management services to a number of clients worldwide.

INDUSTRY OVERVIEW

     In the Company's experience, most substance abuse testing programs for Fortune 1000 companies are internally managed. Companies contract with laboratory and collection sites and utilize internal resources to manage the process. However, the Company believes that some companies appear to be shifting to outsourced substance abuse program management in an attempt to reduce overall costs as well as to increase overall quality.

     The current market for the substance abuse testing industry consists of the regulated markets and the unregulated markets. The regulated markets include all employees that fall under federal regulations for commercial transportation, with the largest concentration in the motor
carrier industry.   Additionally, regulated employees are subject to random
substance abuse testing, post-accident testing and "reasonable suspicion" testing. The unregulated market primarily consists of companies testing new employees.

     Currently, the urine specimen substance abuse testing industry has several large nationally known laboratories, such as Corning Clinical Laboratories, Lab Corp. and SmithKline-Beecham, offering drug testing lab analysis.

     The U.S. Department of Transportation ("DOT") has ruled that activities involving the management of MRO services or activities that give the appearance of any type of financial arrangement between an MRO and a laboratory are prohibited from being conducted by the laboratory. The net effect of this ruling is to limit the laboratory's ability to provide drug testing management services. Therefore, with respect to testing performed under DOT regulations (which is the standard by which all substance abuse testing programs are measured), the laboratory cannot provide full service substance abuse testing program management and meet DOT requirements.

     Companies that manage their own substance abuse testing programs are required to remain abreast of changing DOT regulations and their implications as well as maintain significant amounts of data that must be processed, audited and stored. A significant amount of work is required in administering substance abuse testing
programs, and these programs are complex to manage.    The Company believes
that these factors have created a market opportunity for third- party administrators or program management companies since it appears some companies are moving to outsource substance abuse testing program management.
STRATEGY

     The key elements of DataMed's strategy to address the market opportunity include:

     EXPAND SALES AND MARKETING EFFORTS TO INCREASE ITS CUSTOMER BASE NATIONALLY AND INTERNATIONALLY. The Company will continue to market complete program management services principally to Fortune 1000 companies. The Company's complete program management services (ProScreen Plus(TM)) typically provide higher profit margins for the Company. For the year ended December 31, 1995, the Company's complete program management services accounted for 48% of DataMed's revenues. For the nine months ended September 30, 1996, DataMed's complete program management services accounted for approximately 70% of DataMed's revenues.

     EXPAND INTERNATIONAL MARKETS WITHIN THE TRANSPORTATION AND HEALTHCARE INDUSTRIES. The Company has customers in international markets outside the U.S. Many international customers have some local requirements for substance abuse testing, primarily in the shipping industry. The Company has dedicated personnel to continue to pursue these opportunities.

     DEVELOP NEW HEALTHCARE MANAGEMENT SOFTWARE PRODUCTS AND SERVICES. With federal regulations mandating substance abuse testing, the Company will continue to provide additional products and services for complete substance abuse testing management.

     MAINTAIN ITS TECHNOLOGICAL ADVANTAGE IN DEVELOPING REGULATORY COMPLIANCE TRACKING SOFTWARE AND QUALITY ASSURANCE SOFTWARE PRODUCTS.
Since the substance abuse testing management process is labor intensive due to the amount of data that must be processed and audited, DataMed intends to use Wyndgate's technology to attempt to develop an advanced system to reduce the costs and increase the quality of its services. There can be no assurance that the Company will be successful in developing an automated test tracking system or that it will operate effectively.

SERVICES

     DataMed's service allows a company that no longer wants to micro-manage its substance abuse program to outsource the administration of its entire substance abuse program. DataMed's goal is to help a company increase total program quality and decrease total program costs. DataMed can coordinate or actively manage the specimen collection process, the laboratory testing process, the medical review process, random testing process, the blind sample quality control process, the substance abuse testing process and the data management process, including compliance reporting and record storage. DataMed's services can be purchased independently or as a management package. DataMed has two basic levels of management services: ProScreen(TM) and ProScreen Plus(TM).

     ProScreen(TM) is DataMed's program coordination service and is designed to attract the medium to large customer operating in either a regulated or unregulated environment. ProScreen(TM) is a solution for clients that realize their programs are large enough to have become a burden, but small enough not to warrant a full time employee. DataMed, through its ProScreen(TM) service, offers companies a limited range of "pro-active" management services designed to ease the burden of an internally managed program. ProScreen(TM) can also be an entry point for a client that wants to eventually move to a ProScreen Plus(TM) level of service.

     ProScreen Plus(TM) is a customized service designed to attract Fortune 1000 clients who have decided to outsource the management of their entire program. Through its ProScreen Plus(TM) product, DataMed focuses its efforts on helping the large organization concentrate on its core business, increase program quality and reduce total program costs. ProScreen Plus(TM), in its truest form, allows DataMed to function as a company's substance abuse department.

CUSTOMERS

     A customer may have programs that are federally regulated, unregulated or both. Fortune 1000 customers tend to have both regulated and unregulated programs. The Federal Highway Administration oversees the largest percentage of regulated testing. Companies regulated by the Federal Aviation, Transit and Railroad Administrations (and other federal organizations) are also subject to federally mandated programs.
Unregulated testing accounts for the largest market segment and is driven by company policy, state and local laws.

     International companies are also potential customers. DataMed currently provides substance abuse testing management services to approximately 40 companies internationally. However, the management of the Company believes that the international market is expected to grow at a slower rate due to lack of governmental regulations. Department of Transportation regulations adopted after the passage of The North American Free Trade Agreement require Mexican and Canadian transportation companies using U.S. road systems in cross-border trade to comply with U.S. Department of Transportation regulations, including substance abuse testing.

     DataMed believes it is ahead of its competition when it comes to offering international substance abuse testing management services because the Company has taken many years to develop an overseas collection site network and has developed procedures to timely usher specimens through customs for analysis.

COMPETITION

     When examining competitors it is important to distinguish between program coordination and program management. There are hundreds of companies capable of providing program coordination services. Some of these direct competitors are: Substance Abuse Management, Inc. ("SAMI"); Concord, Inc.; National Safety Alliance ("NSA"); Drug Intervention Services of America ("DISA"); First Lab; and University Services. If any of these companies change their marketing and operational approach, they could quickly become more of a presence in the program management marketplace.

     The Company believes that DataMed's primary competitive advantage is quality and name recognition. DataMed has established policies and procedures in an attempt to achieve total quality management and continuous quality improvement goals.

     The Company believes that corporate outsourcing trends and regulatory burdens (e.g., substance abuse testing) will continue to increase and DataMed will attempt to capitalize on these trends. Program management companies are increasing in number. The Company believes that SAMI, DISA, NSA, University Services, FirstLab and Concord, Inc. are the largest competitors present in the marketplace.

                            LEGAL PROCEEDINGS

     The Company currently is not involved in any legal proceedings.

                               MANAGEMENT

     The following table sets forth the names and positions of the director, executive officers and key employees of the Company:

                                                                  Officer
Name                          Age    Position                 or Director Since
----                          ---    --------                 -----------------
Michael I. Ruxin, M.D.         51    Chairman of the Board         1989
                                     and CEO

Joseph F. Dudziak              59    President and COO             1995

William J. Collard             55    Secretary/Treasurer,          1995
                                     Director and Wyndgate
                                     President

Gerald F. Willman, Jr.         39    Director and Wyndgate         1995
                                     Vice-President

Gregory R. Huls                45    Chief Financial Officer       1996
                                     and General Counsel

John D. Gleason                37    Director                      1994

     The directors of the Company are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of the Company are elected annually by the Board of Directors and hold office until their successors are elected and qualified.

      The following sets forth biographical information concerning the Company's directors and executive officers for at least the past five years. All of the following persons who are executive officers of the Company are full time employees of the Company.

     MICHAEL I. RUXIN, M.D., the founder of the Company, has been an officer and director of the Company since its incorporation in 1989 and is currently the Chairman and Chief Executive Officer of the Company. From 1982 to 1994, Dr. Ruxin was a director of GeriMed of America, Inc., a private company administering senior health care centers. From 1985 to 1993, Dr. Ruxin was an officer and director of CBL Medical, Inc. ("CBL"), a public company which managed multiple medical groups, including Medcomp Medical Group which was a group of small clinics owned by Dr. Ruxin. CBL focused on providing second opinions on workers compensation claims. Dr. Ruxin left CBL management in 1988 to found the Company although he remained on the board of CBL due to his continued ownership of clinics until 1993. Five years after Dr. Ruxin left CBL management, in 1993, CBL filed a Petition under Chapter 7 of the Federal Bankruptcy Code to liquidate due to a change in the workers compensation regulations in the State of California. Dr. Ruxin received a B.A. degree from the University of Pittsburgh and an M.D. degree from the University of Southern California. Dr. Ruxin is a licensed physician in California and Colorado. He is a member of the American Association of Medical Review Officers.

     JOSEPH F. DUDZIAK has been President and Chief Operating Officer of the Company since June 1995. From January 1993 to June 1995, he was employed as a "site executive" with Analysts International Corporation, a contract consulting firm engaged primarily in development and support of software. From August 1991 to December 1992, he was a self-employed executive consultant, during which time he provided consulting services primarily to The Wyndgate Group, Ltd. in the areas of product development and marketing and the development of a business plan. For the 30 years prior to August 1991, Mr. Dudziak was employed in various capacities (most recently as a group Vice President) by Control Data Corporation ("CDC"), which was involved in the computer systems, software and information management businesses.

     WILLIAM J. COLLARD has been a director and the Secretary/Treasurer of the Company and the President of the Wyndgate division since May 1995. From 1984 to May 1995 he was president and a director of The Wyndgate Group, Ltd., and responsible for directing the sales, operations and research and development efforts of The Wyndgate Group, Ltd. From 1976 to 1984, Mr. Collard was the executive director of Sigma Systems, Inc., a company that provides colleges and other institutions with administrative computer applications. Mr. Collard received

<PAGE.

a B.S. degree in Business Administration (Finance) and an M.S. degree in Business Administration (Quantitative Methods) from California State University.

     GERALD F. WILLMAN, JR. has been a director of the Company and the Vice President of the Wyndgate division since May 1995. Mr. Willman was director and then a Vice President of The Wyndgate Group, Ltd., from 1984 to 1995 and was responsible for the overall design and development of the products developed by The Wyndgate Group, Ltd., including research of new technologies. Prior to his employment at The Wyndgate Group, Ltd., he was employed as a development team leader at Systems Research, Inc. Mr. Willman received a B.S. degree from Hampden Sydney College and M.B.A. degree from National University.

     GREGORY R. HULS has been the Chief Financial Officer and General Counsel of the Company since October, 1996. From May, 1996 through October, 1996, Mr. Huls was engaged in the private practice of law. From 1993 through 1995, Mr. Huls was a full time student at the University of Denver, College of Law. From 1992 to 1993, Mr. Huls was Senior Vice President and Chief Financial Officer for Comprecare Holdings, Inc., and from 1987 to 1992, Vice President of Finance and Chief Financial Officer for AMISUB (Comprecare), Inc. where he directed the financial, provider contracting and information system functions of that health maintenance organization (HMO). Mr. Huls received a B.S. degree in Business (Accounting) from Indiana University and a J.D. degree from the University of Denver, College of Law. He is also a certified public accountant. He is a member of the American Institute of Certified Public Accountants, the Colorado Society of Certified Public Accountants, and the Colorado and American Bar Associations.

     JOHN D. GLEASON has been a director of the Company since 1994. Since November, 1990 he has been employed with MDS Inc., formerly MDS Health Group Limited ("MDS"), a publicly held Canadian company that is engaged in the business of medical laboratory testing, currently as Vice President of Corporate Strategic Initiatives and previously as Chief Financial Officer and Vice President of Finance. Mr. Gleason received an Honors degree (the Canadian equivalent of a bachelors degree) from Queens University in Ontario, Canada and a masters degree from the University of Toronto. Mr. Gleason is a chartered accountant.

     The Company's Audit/Systems Committee acts as the liaison between the Company and its independent public accountants. Its members consist of Dr. Ruxin and Mr. Gleason who were recently appointed in such capacity and have not yet met as a committee. The Audit/Systems Committee is responsible for reviewing and approving the scope of the annual audit undertaken by the Company's independent accountants and will meet with the accountants to review the progress and results of their work, as well as any recommendations the accountants may offer. The Audit/Systems Committee will also review the fees of the independent accountants and make recommendations to the Board of Directors as to the appointment of the accountants. In connection with the Company's internal accounting controls, the Audit/Systems Committee will review the internal audit procedures and reporting systems in place at the Company and review their accuracy and adequacy with management and with the Company's independent accountants.

     The Company's Compensation Committee, which will recommend compensation levels to the Board of Directors, consists of Dr. Ruxin and Mr. Collard who were recently appointed in such capacity and have not yet met as a committee. The Compensation Committee will review salaries, bonuses, and other forms of compensation for officers and key employees of the Company and its subsidiaries, and will establish salaries, benefits, and other forms of compensation for new employees. Included in the Compensation Committee's responsibility is the issuance of stock bonuses and stock options under the Company's two stock option/bonus plans. In addition, the Compensation Committee will review other matters concerning compensation and personnel as the Board of Directors may request. The Compensation Committee will design the Company's compensation to enable the Company to attract, retain, and reward highly qualified executives, while maintaining a strong and direct link between executive pay, the Company's financial performance, and total stockholder return. The Compensation Committee believes that officers and certain other key employees should have a significant stake in the Company's stock price performance under programs which link executive compensation to stockholder return.

SCIENTIFIC ADVISORY COMMITTEE

     The Board of Directors has established a Scientific Advisory Committee to advise and consult with the Board of Directors as may be requested by the Board from time-to-time. Currently, the Scientific Advisory Committee consists of William C. Dickey, M.D., Cathy Bryan and Ronald O. Gilcher, M.D. It is not presently contemplated that the Scientific Advisory Committee will have formal meetings as a group. The members of the Scientific Advisory Committee will not receive any cash compensation from the Company for serving in that capacity, but each will be reimbursed for any expenditures incurred on behalf of the Company. In connection with their appointment to the Scientific Advisory Committee, in January, 1996, Dr. Dickey, Ms. Bryan and Dr. Gilcher were issued options to purchase 2,500, 1,000 and 1,000 shares, respectively, of the Company's Common Stock, exercisable at $3.75 per share, which options vest over a five year period and are exercisable until January, 2006.

     WILLIAM C. DICKEY, M.D., CHAIRMAN OF THE SCIENTIFIC ADVISORY COMMITTEE, has been the Medical Director, Chief Executive Officer and President of the Belle Bonfils Memorial Blood Center, Denver, Colorado since July 1990. From 1972 to 1974, he was the Director of the Blood Bank for Irwin Army Hospital, located in Texas, and from 1974 to 1991, he was the Director of the Blood Bank for St. Anthony Hospital, Denver, Colorado. He graduated from the University of Denver with a B.S. degree and received his M.D. degree from the University of Colorado School of Medicine. He was certified by the American Board of Pathology for Anatomic and Clinical Pathology in 1972, and is licensed to practice medicine in Colorado and Kansas.

     CATHY BRYAN has been the Chief Executive Officer, Administrator and FDA Responsible Head for the Blood Bank of the Redwoods, Santa Rosa, California, since July 1987. She received a B.A. degree in social sciences from San Jose State University. She was one of the founders of the Blood Centers of California, of which she served as a Director (1987) and President (1994), and is a member of the California Blood Bank Society, of which she served as Chairman of the Administrator Program from 1992 - 1994, and the American Association of Blood Banks.

     RONALD O. GILCHER, M.D. has been the President and Chief Executive Officer of the Sylvan N. Goldman Center, Oklahoma Blood Institute, Oklahoma City, Oklahoma, since 1990 and was the director thereof from 1979 to 1990.
 He served in the U.S. Army Medical Corps at Walter Reed Army Institute of Research, Washington, D.C. from 1968 - 1971, and from 1971 to the present, has been an assistant or associate professor at the University of Pittsburgh School of Medicine (1971-1979) and an adjunct professor and clinical associate professor at the University of Oklahoma School of Medicine (1979 to present). Dr. Gilcher graduated from the University of Pittsburgh with a B.S. degree in chemistry, and received his M.D. degree from Jefferson Medical College. He was certified by the American Board of Internal Medicine for Internal Medicine (1969 and 1977) and by the American Board of Internal Medicine for Hematology (1972), and is licensed to practice medicine in the states of Pennsylvania, Oklahoma and California.

SIGNIFICANT EMPLOYEES

     The following employees make a significant contribution to the business of the Company:

     BART K. VALDEZ, age 33, has been the Director of Operations for DataMed since October, 1996. He was Director of Finance and Operations and also acted as the Principal Financial Officer for the Company from June 1995 through mid-October 1996. Mr. Valdez functions under the direct supervision of the President and is accountable for the effective operations of the account management team, medical review, data management, vendor management and information systems departments. From 1989 to joining the Company in 1995, he was employed by Baxter International, Inc., a medical supply and manufacturing company, most recently as Regional Director of Operations for the Mountain Region. Mr. Valdez received a B.S. degree in Management from Colorado State University and a M.B.A. degree from the University of Colorado.

     L.E. "GENE" MUNDT, age 57, has been the Senior Vice President for Wyndgate since February, 1996, where he is responsible for medical applications. Prior to joining Wyndgate, from 1967 to 1996, Mr. Mundt was employed by Control Data Systems, Inc., a computer hardware and software manufacturer, most recently as the Director, Integration and Consulting Services, Central Region, North and South America Operations. Mr. Mundt received a Bachelors degree in Math from the University of Iowa.

                         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding compensation paid to the Company's CEO and the other executive officers of the Company who received in excess of $100,000 of salary and bonus from the Company during the year ended December 31, 1996:


                           Annual Compensation ($$)  Long Term Compensation
                           ------------------------  ----------------------
                                                            Awards
                                                            ------
                                                     Restricted
Name and                                               Stock    Options        Other
Position                Year     Salary    Bonus       Awards   & SARs      Compensation
--------                ----     ------    -----      -------   ------      ------------
                                  ($$)      ($$)      ($$)      (##)            ($$)

Michael I. Ruxin,      1996     $195,000    -0-       -0-        -0-       $ 16,520(1)
Chairman and CEO       1995     $190,000    -0-       -0-        -0-       $ 16,520(1)
                       1994     $180,000    -0-       -0-        -0-       $  8,216(2)

Joseph F. Dudziak,     1996     $110,000    -0-       -0-       25,000(3)  $  4,800(4)
President and COO      1995     $105,000    -0-       -0-      100,000(3)  $  4,800(4)
                       1994        -0-      -0-       -0-        -0-       $  -0-

William J. Collard,    1996     $100,000    -0-       -0-        -0-       $180,400(5)
Secretary/Treasurer    1995     $100,000    -0-       -0-        -0-       $ 30,400(5)
 and Director,         1994     $ 75,000  $ 100(6)    -0-        -0-       $  -0-
Wyndgate President

----------


(1) Dr. Ruxin receives $5,000 per annum in life insurance premiums and a $960 per month car allowance.
(2) Dr. Ruxin received a car allowance of $368 per month, and $3,800 in life insurance premiums.
(3) In June 1995, Mr. Dudziak received options to purchase 100,000 shares exercisable at $2.45 per share. In September 1996, Mr. Dudziak received options to purchase 25,000 shares exercisable at $2.50 per share. These options vest at the rate of 20% per year. No value has been attributed to these options since the exercise price was the estimated fair value of the Company's shares at the time of grant.
(4) Mr. Dudziak receives $400 per month car allowance.
(5) Mr. Collard receives a $450 per month car allowance. In 1995, Mr. Collard received $25,000 under his non-compete agreement. In 1996, Mr. Collard received $175,000 under his non-compete agreement.
(6) In 1994, Mr. Collard received a performance bonus of $100.

EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement with Dr. Ruxin for a period of five years commencing May 24, 1995. The initial term of this agreement can be extended at the close of the second year for an additional two years beyond the initial term (creating a term of seven years from May 24, 1995). Under the agreement, Dr. Ruxin receives a salary of $190,000 per year and certain other fringe benefits. Dr. Ruxin's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. Pursuant to the employment agreement, Dr. Ruxin is provided with a car on such lease terms to be determined by the Company, provided that the monthly operating costs (including lease payments) to be paid by the Company will not exceed $960. The agreement also includes a covenant not to compete for which Dr. Ruxin was to be paid a lump sum of $115,000 on January 1,
1996.   No payments have been made in connection with the covenant not to compete. The covenant not to compete will terminate the later of five years from the date of the agreement or the term of the agreement; hence, the Company will not receive any benefit from the covenant not to compete unless the agreement is terminated prior to May 24, 2000. Dr. Ruxin has now agreed that such payment will have to be made only if and when the Company has sufficient cash flow, as determined by the Board of Directors. Proceeds from this offering will not be used to make any payments in connection with the covenant not to compete. Dr. Ruxin's employment under the employment agreement may be terminated by Dr. Ruxin upon the sale by the Company of substantially all of its assets, the sale, exchange or other disposition of at least 40% of the outstanding voting shares of the Company, a decision by the Company to terminate its business and liquidate its assets, the merger or consolidation of the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization, or if the Company makes a general assignment for the benefit of creditors, files for voluntary bankruptcy or if a petition for the involuntary bankruptcy of the Company is filed in which an order for relief is entered and remains in effect for a period of thirty days or more, or if the Company seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the Company or any material part of its assets. Dr. Ruxin's employment under the employment agreement also may be terminated by reason of Dr. Ruxin's death or disability or for cause as set forth in the employment agreement. If the agreement is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Dr. Ruxin a lump sum severance payment of $2.5 million.

    On May 24, 1995, the Company also entered into a five year employment agreement with William J. Collard which contains the same extension provision and reasons for termination as does Dr. Ruxin's agreement, and provides for an annual salary of $100,000. Mr. Collard's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. Mr. Collard's agreement also contains a covenant not to compete, with payments of $100,000 for the covenant to have been made on January 1, 1996 and May 24, 1996, respectively. Aggregate payments of $200,000 were made as follows:
$25,000 in December, 1995; $75,000 in January, 1996; and $100,000 in May,
1996. The covenant not to compete will terminate the later of five years from the date of the agreement or the term of the agreement; hence, the Company will not receive any benefit from the covenant not to compete unless the agreement is terminated prior to May 24, 2000. If Mr. Collard's agreement is terminated by the Company for any reason other than cause or permanent disability, the Company must pay him a lump sum severance payment of $2.5 million. Mr. Collard also receives a car allowance of $450 per month.

    The Company also has an employment agreement with Gerald F. Willman, Jr. which contains an extension provision for the term of the agreement and reasons for termination similar to those of Dr. Ruxin and Mr. Collard with an annual salary of $95,000, except the initial term is for three years commencing May 24, 1995 and the extension is for an additional two years. Mr. Willman's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time in the discretion of the Company's Board of Directors. The employment agreement requires that if he is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Mr. Willman a lump sum severance payment of $1.0 million.

    On June 28, 1995, the Company entered into an employment agreement with Joseph F. Dudziak for a two year term pursuant to which Mr. Dudziak earns a salary of $105,000 per year. Mr. Dudziak's employment agreement contains the same reasons for termination as the other employment agreements described above, but does not include the same extension provision or an annual cost-of-living increase. However, if increased, his salary may not be decreased thereafter during the term of the agreement without Mr. Dudziak's consent. If Mr. Dudziak's employment is terminated by the Company for any reason other than for cause or permanent disability, the Company is required to pay Mr. Dudziak his salary and benefits for the full two years. Mr. Dudziak is entitled to certain incentive compensation based on the Company's pre-tax profits for 1996. The agreement also grants Mr. Dudziak options to purchase an aggregate of 100,000 shares of the Company's common stock. Subject to early vesting in certain circumstances, the options vest over a five year period at the rate of 20% per year and are exercisable at $2.45 per share, which was the estimated fair value of the shares at the time of grant. Mr. Dudziak receives a car allowance of $400 per month. The Company has agreed to pay Mr. Dudziak approximately $25,000 for moving expenses which have not been paid as of the date of this Prospectus.

    On February 8, 1996, the Company entered into an employment agreement with L. E. "Gene" Mundt for a three year term pursuant to which Mr. Mundt earns a salary of $95,000 per year. Mr. Mundt's employment agreement contains the same reasons for termination as the other employment agreements described above, but does not include an extension provision or an annual cost-of-living increase. If Mr. Mundt's salary is increased, it may not be decreased thereafter during the term of the agreement without Mr. Mundt's consent. If Mr. Mundt's employment is terminated for any reasons other than for cause or permanent disability, the Company is required to pay Mr. Mundt his salary and benefits for the full three year period. Mr. Mundt is entitled to certain incentive compensation based on the Company's pre-tax profits for 1996. The agreement also grants Mr. Mundt options to purchase an aggregate of 75,000 shares of the Company's Common Stock at an exercise price of $3.75 per share which was the estimated fair value of the shares at the time of grant. Under the terms of the agreement, Mr. Mundt receives non-qualified stock options to purchase 25,000 shares of Common Stock which are exercisable for ten years from the date of the agreement and incentive stock options to purchase 50,000 shares of common stock which, subject to early vesting in certain circumstances, vest over a five year period at the rate of 20% per year. Mr. Mundt receives a car allowance of $400 per month. During 1996, the Company paid Mr. Mundt approximately $42,000 for moving expenses.

    The Company also has an employment agreement with Bradley V. Maberto which contains an extension provision for the term of the agreement and reasons for termination similar to those of Mr. Willman. The agreement provides for an annual salary of $55,000. The initial term for the agreement is three years commencing on May 24, 1995 and the extension is for an additional two years. Mr. Maberto's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time in the discretion of the Company's Board of Directors. The agreement requires that if Mr. Maberto is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Mr. Maberto a lump sum severance payment of $1.0 million.

    On October 14, 1996, the Company hired Gregory R. Huls as Chief Financial Officer and General Counsel for the Company. According to the terms of his employment arrangement, which has not yet been reduced to a written employment agreement, Mr. Huls is to receive an annual salary of $95,000 and an annual automobile allowance of $4,800. In addition, Mr. Huls was granted incentive stock options to purchase 75,000 shares, which vest over a five year period at 20% per year and are exercisable at $2.50 per share, and the Company agreed to pay the premium on a $15,000 life insurance policy for Mr. Huls.

COMPENSATION OF DIRECTORS

    Members of the Company's Board of Directors are not compensated in their capacities as Board Members. However, the Company reimburses all of its officers, directors and employees for accountable expenses incurred on behalf of the Company.

STOCK OPTION PLAN

    The Company has adopted its Amended and Restated Stock Option Plan
(the "Plan") which provides for the issuance of options or stock bonuses to purchase up to 1,234,279 shares of Common Stock to employees, officers, directors and consultants of the Company. The purposes of the Plan are to encourage stock ownership by employees, officers, directors and consultants of the Company so that they may acquire or increase their proprietary interest in the Company, to (i) reward employees, officers, directors and consultants for past services to the Company and (ii) encourage such persons to become employed by or remain in the employ of or otherwise continue their association with the Company and to put forth maximum efforts for the success of the business of the Company.

    The Plan is administered by a Committee consisting of the Board of Directors or Compensation Committee, if appointed. At its discretion, the Committee may determine the persons to whom Options may be granted and the terms thereof. As noted above, the Committee may issue options to the Board.

    The terms of any Options granted under the Plan are not required to be identical as long as they are not inconsistent with the express provisions of the Plan. In addition, the Committee may interpret the Plan and may adopt, amend and rescind rules and regulations for the administration of the Plan.

    Options may be granted as incentive stock options ("Incentive
Options") intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), or as non-qualified stock options ("Non-Qualified Options") which are not intended to so qualify. Only employees of the Company are eligible to receive Incentive Options. The period during which Options may be exercised may not exceed ten years. The exercise price for Incentive Options may not be less than 100% of the fair market value of the Common Stock on the date of grant; except that the exercise price for Incentive Options granted to persons owning more than 10% of the total combined voting power of the Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant and may not be exercisable for more than five years. The exercise price for Non-Qualified Options may not be less than 85% of the fair market value of the Common Stock on the date of grant. The Plan defines "fair market value" as the last sale price of the Company's Common Stock as reported on a national securities exchange or on the NASDAQ NMS or, if the quotation for the last sale reported is not available for the Company's Common Stock, the average of the closing bid and asked prices of the Company's Common Stock as reported by NASDAQ or on the electronic bulletin board or, if none, the National Quotation Bureau, Inc.'s "Pink Sheets" or, if such quotations are unavailable, the value determined by the Committee in accordance with its discretion in making a bona fide, good faith determination of fair market value.

    The Plan contains provisions for proportionate adjustment of the number of shares issuable upon the exercise of outstanding Options and the exercise price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares.

    In the event of the proposed dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, merger or consolidation of the Company with another company in which the Company is not the survivor, or any sale or transfer by the Company of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group for more than 50% of the then outstanding voting securities of the Company, the Committee may provide that the holder of each Option then exercisable will have the right to exercise such Option (at its then current Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, corporate separation or division, merger or consolidation, sale or transfer of assets or tender offer or exchange offer, by a holder of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division, merger or consolidation, sale or transfer of assets or tender offer or exchange offer; or in the alternative the Committee may provide that each Option granted under the Plan will terminate as of a date fixed by the Committee; provided, however, that not less than 30 days written notice of the date so fixed will be given to each recipient, who will have the right, during the period of 30 days preceding such termination, to exercise the Option to the extent then exercisable. To the extent that
Section 422(d) of the Code would not permit this provision to apply to any outstanding Incentive Options, such Incentive Options will immediately upon the occurrence of the dissolution or liquidation, etc., be treated for all purposes of the Plan as Non-Qualified Options and shall be immediately exercisable as such.

    Except as otherwise provided under the Plan, an Option may not be exercised unless the recipient then is an employee, officer or director of or consultant to the Company or a subsidiary of or parent to the Company, and unless the recipient has remained continuously as an employee, officer or director of or consultant to the Company since the date of grant of the Option.

    If the recipient ceases to be an employee, officer or director of, or consultant to, the Company or a subsidiary or parent to the Company (other than by reason of death, disability or retirement), other than for cause, all Options theretofore granted to such recipient but not theretofore exercised will terminate three months after the date the recipient ceased to be an employee, officer or director of, or consultant to, the Company.

    If the recipient ceases to be an employee, officer or director of, or consultant to, the Company or a subsidiary or parent to the Company by reason of termination for cause, all Options theretofore granted to such recipient but not theretofore exercised will terminate thirty days after the date the recipient ceases to be an employee, officer or director of, or consultant to, the Company.

    If a recipient dies while an employee, officer or director of or a consultant to the Company, or if the recipient's employment, officer or director status or consulting relationship, shall terminate by reason of disability or retirement, all Options theretofore granted to such recipient, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised by the recipient or by the recipient's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or disability of the recipient, at any time within one year after the date of death, disability or retirement of the recipient; provided, however, that in the case of Incentive Options such one-year period will be limited to three months in the case of retirement.

    Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the recipient, only by the recipient and thereafter only by his legal representative.

    The Committee may suspend, terminate, modify or amend the Plan, but without shareholder approval the Board may not materially increase the number of shares as to which Options may be granted, change the eligibility requirements for persons entitled to participate in the Plan or materially increase the benefits to be received by any participant under the Plan.
The Board may not adversely affect any Option previously granted without the consent of the participant. Unless sooner terminated, the Plan will expire on May 31, 2000.

OPTION GRANTS

     The following table sets forth certain information regarding options to purchase shares of Common Stock issued to Executive Officers of the Company during the fiscal year ended December 31, 1996:

                          OPTION GRANTS IN 1996

                            Number of      % of Total
                           Securities      Options
                           Underlying      Granted to
                             Options       Employees    Exercise   Expiration
   Name                      Granted        in 1996      Price        Date
   ----                      -------        -------      -----        ----

Joseph F. Dudziak            25,000(1)       10.8%       $2.50      09/30/06

____________

(1) Options to purchase 5,000 shares vest each year Mr. Dudziak remains in the employ of the Company, beginning September 30, 1997 and continuing each September 30 thereafter. Once vested, the options are exercisable for a ten year period.

     There were no options exercised during the last fiscal year by the Company's executive officers, and no value has been ascribed to their unexercised options at December 31, 1996 as there was and is no public market for the Company's Common Stock.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

     The Company's Articles of Incorporation limit the liability of directors to shareholders for monetary damages for breach of a fiduciary duty except in the case of liability: (i) for any breach of their duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions as provided in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Articles of Incorporation and Bylaws provide for the indemnification of directors and officers of the Company to the maximum extent permitted by law, including Section 7-109-102 of the Colorado Business Corporation Act, against all liability and expense (including attorneys' fees) incurred by reason of the fact that the officer or director served in such capacity for the Company, or in a certain capacity for another entity at the request of the Company. Section 7-109-102 of the Colorado Business Corporation Act provides generally for indemnification of directors against liability incurred as a result of actions, suits or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. The Company has entered into employment agreements with certain of its employees which provide for indemnification in addition to the indemnification provided for above. These agreements, among other things, indemnify and hold harmless the employees against all claims, actions, costs, expenses, damages and liabilities arising out of or in connection with activities of the Company or its employees or other agents within the scope of the employment agreements or as a result of being an officer or director of the Company. Excluded is indemnification for matters resulting from gross negligence or willful misconduct of the employee. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being or may be sought, and the Company is not aware of any other pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT

     The following table sets forth, as of the date hereof, the ownership of the Company's Common Stock by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all persons known by the Company to beneficially own more than 5% of the Company's Common Stock prior to the Offering. The effect of conversion of $516,200 of principal plus accrued interest of 10% Notes into 147,970 shares of Common Stock has been included in the percentages shown below.

                                      Amount and
                                       Nature of        Percent of Class
Name and                              Beneficial        Before      After
Address of Shareholder               Ownership(1)       Offering  Offering
----------------------               ------------       --------  --------
Michael I. Ruxin, M.D.(1) (12)           913,417 (2)      18.3%     11.5%
12600 W. Colfax
Suite A-500
Lakewood, CO  80215

Joseph F. Dudziak(1)                      46,833 (3)       0.9%      0.6%
12600 W. Colfax Ave.
Suite A-500
Lakewood, CO  80215

William J. Collard(1) (12)               630,206 (4)(5)   12.6%      7.9%
11121 Sun Center Drive
Suite C
Rancho Cordova,  CA  95670

Gerald F. Willman, Jr.(1) (12)           882,514 (6)      17.8%     11.2%
11121 Sun Center Drive
Suite C
Rancho Cordova, CA  95670

Gregory R. Huls(1)                           -0- (7)       -0-%      -0-%
12600 W. Colfax Ave.
Suite A-500
Lakewood, CO  80215

Lori J. Willman(1) (12)                  882,514 (8)      17.8%     11.2%
11121 Sun Center Drive
Suite C
Rancho Cordova, CA  95670

Timothy J. Pellegrini(1)(9)(12)          343,480 (9)        6.9%      4.3%
11121 Sun Center Drive
Suite C
Rancho Cordova, CA  95670

MDS (US) Inc.(1)(11)                     325,000            6.5%      4.1%
100 International Blvd.
Etobicoke,  Ontario
Canada  M9W 6J6

Gordon Segal(10)(12)                     263,417 (10)       5.3%      3.3%
550 5th Ave.
New York,  NY  10019

John D. Gleason                              -0-            -0-%      -0-%
100 International Blvd.
Etobicoke,  Ontario
Canada  M9W 6J6

All Directors and                      2,472,970           48.7%     30.9%
Executive Officers
as a group (6 persons)

____________________

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
(2) Includes 6,667 shares underlying 10% Notes purchased by Michael I. Ruxin, M.D. in the principal amount of $25,000, an estimated 500 shares from accrued interest on the 10% Notes and 6,250 shares underlying warrants issued in connection with the purchase of the 10% Notes. Dr. Ruxin has advised the Company he does not intend to convert his 10% Notes into shares and therefore the principal and accrued interest will be paid from the proceeds of this offering. See USE OF PROCEEDS.
(3) Includes options exercisable from June 28, 1996 until June 27, 2006 to purchase 20,000 shares at $2.45 per share, 13,333 shares underlying
     10% Notes purchased by Joseph F. Dudziak in the principal amount of $50,000, an estimated 1,000 shares from accrued interest on the 10% Notes and 12,500 shares underlying warrants issued in connection with the purchase of the 10% Notes. Does not include 105,000 shares underlying the unvested portion of Mr. Dudziak's options.
(4) Includes 16,000 shares underlying 10% Notes purchased by William J. Collard in the principal amount of $60,000, an estimated 1,200 shares from accrued interest on the 10% Notes and 15,000 shares underlying warrants issued in connection with the purchase of the 10% Notes. Mr. Collard has advised the Company that he does not intend to convert his 10% Notes into shares and therefore the principal and accrued interest will be paid from the proceeds of this offering. See USE OF PROCEEDS.
(5) William J. Collard has granted individual options to an employee of Wyndgate to purchase all or any part of 1,633 of his shares of the Company, exercisable until September 21, 2005.
(6)  Includes 346,481 shares owned by Lori J. Willman, the spouse of Gerald
     F. Willman, Jr. Gerald F. Willman, Jr. has granted individual options to certain employees of Wyndgate to purchase all or any part of 109,434 of his shares of the Company, exercisable until September 21, 2005.
(7) Does not include 75,000 shares underlying the unvested portion of Mr. Huls' option.
(8) Includes 536,033 shares owned by Gerald F. Willman, Jr., the spouse of Lori J. Willman.
(9) Includes 5,000 shares underlying an option owned by Catherine Pellegrini, the spouse of Mr. Pellegrini.
(10) Includes 6,667 shares underlying 10% Notes purchased by Gordon Segal in the principal amount of $25,000, an estimated 500 shares from accrued interest on the 10% Notes and 6,250 shares underlying warrants issued in connection with the purchase of the 10% Notes.
(11) MDS (US) Inc., formerly known as MDS Inc., is a wholly owned subsidiary of MDS Health Group Limited. The directors of MDS (US)
     Inc. are Wilfred G. Lewitt, John A. Rogers and Douglas M. Phillips, and the officers are Wilfred G. Lewitt, John A. Rogers, Douglas M. Phillips, E.K. Rygiel, R.H. Yamada and Peter E. Brent.
(12) On November 14, 1996, Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy J. Pellegrini and Gordon Segal (collectively, the "Shareholders") entered into a Proxy and Right of First Refusal Agreement (the "Shareholders Agreement") with ODSI pursuant to which each of the Shareholders granted an irrevocable proxy to ODSI to vote their shares of the Company's Common Stock (i) in favor of a proposal to approve any definitive agreement between the Company and ODSI relating to the Technology, or (ii) on any other proposal relating to the sale of any of the stock of the Company or all or substantially all of the assets of the Company or any of the Technology, unless prior to the date of the shareholders' meeting, the definitive agreement has been terminated under certain conditions. Unless earlier terminated, the proxy granted by each of the Shareholders expires November 14, 1997. Each of the Shareholders also granted ODSI a right of first refusal to purchase the Shareholder's shares until November 14, 1997, in the event such Shareholder proposes to transfer, dispose of, or otherwise sell such Shareholder's shares to any third party or grant to any third party an option or other right to buy any shares of the Company's Common Stock held by such Shareholder. See THE COMPANY -WYNDGATE TECHNOLOGIES DIVISION - AGREEMENTS WITH ORTHO DIAGNOSTIC SYSTEMS INC.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On May 5, 1995, the shareholders of the Company approved a loan in the amount of $161,500, with interest at 8% per annum, made by the Company to Sonya M. Levine, the wife of Michael I. Ruxin, in 1994, which had not previously been approved by the shareholders in accordance with Colorado corporate law. Effective June 30, 1995, the Company forgave Ms. Levine's note in consideration of the forgiveness of a note payable by the Company to Dr. Ruxin in the same amount and at the same interest rate as Ms. Levine's note.

     In May 1996, Gordon Segal, a beneficial owner of over 5% of the outstanding Common Stock of the Company, and Michael I. Ruxin, William J. Collard, Joseph F. Dudziak and Bart K. Valdez, officers and directors of the Company, purchased 10% Notes in the principal amounts of $25,000, $25,000, $60,000, $50,000 and $11,200, respectively, in the 10% Note offering by the Company. The notes are convertible into 6,667, 6,667, 16,000, 13,333 and 2,986 shares of the Company's Common Stock, respectively, ($3.75 of principal amount per share). Drs. Segal and Ruxin and Messrs. Collard, Dudziak and Valdez were also issued warrants to purchase 6,250, 6,250, 15,000, 12,500 and 2,800 shares of the Company's
Common Stock, respectively, at $3.75 per share in connection with their purchase of the 10% Notes. The purchases of the 10% Notes were on the same terms and conditions as purchases by non-affiliates.

     The Board of Directors of the Company has adopted resolutions that no business transaction, loan or advance will be made by the Company to any officer, director or holder of more than 5% of the Company's Common Stock, or any affiliate thereof, unless it has been established that a bona fide business purpose exists, that all future transactions between the Company and its officers, directors, or principal shareholders, or any affiliate of any of such person, must be approved or ratified by a majority of the disinterested directors of the Company, and the terms of such transaction must be no less favorable to the Company than could have been realized by the Company in an arms-length transaction with an unaffiliated person. The Company believes that all ongoing transactions with the Company's affiliates are on terms no less favorable than could be obtained from unaffiliated third parties.

     The Board of Directors of the Company has also adopted a resolution that provides that the areas of business in which the Company shall be interested for the purpose of the doctrine of corporate opportunities shall be the business of information management software products and services. Any business opportunity which falls within such areas of interest must be brought to the attention of the Company for acceptance or rejection prior to any officer or director of the Company taking advantage of such opportunity. John D. Gleason has been excluded from such requirement. Any business opportunity outside such areas of interest may be entered into by any officer or director of the Company without the officer or director first offering the business opportunity to the Company.

      Dr. Ruxin has personally guaranteed the Company's $1 million line of credit and various leases totaling approximately $1.2 million.

     In June 1995, the Company agreed to pay approximately $20,000 in tax liability incurred by the shareholders of The Wyndgate Group, Ltd. (an "S" corporation) in connection with the merger between The Wyndgate Group, Ltd. and the Company.

                        DESCRIPTION OF SECURITIES

UNITS

     Each Unit consists of two shares of Common Stock and one  Warrant.
The Common Stock and Warrants must be purchased together. The Common Stock and the Warrants will not be separately tradeable or transferrable for a period of six months from the date of this Prospectus or earlier at the discretion of the Representative.

COMMON STOCK

     The Company is authorized to issue up to 40,000,000 shares of Common Stock, $.01 par value. There are 4,966,626 shares presently outstanding. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. There are approximately 119 holders of record of the Company's Common Stock. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of the Company, each common shareholder is entitled to receive a pro rata share of the Company's assets available for distribution to common stockholders.


     The Company has outstanding options and warrants to purchase an aggregate of 1,077,929 shares of Common Stock, including (i) 187,800 warrants outstanding issued in conjunction with the 10% Notes, at exercise prices ranging from $1.00 to $3.75 per share and expiration dates ranging from October 15, 1997 to September 30, 2006 and (ii) 150,000 warrants issued in January, 1997 in connection with borrowing $450,000, which warrants are exercisable at a price equal to 85% of the price per share of the shares of Common Stock included in the Units. In addition to customary anti-dilution provisions, the exercise price of the warrants may be adjusted if the Company issues Common Stock or Common Stock purchase rights at a price less than the then exercise price. Additionally, there are 137,646 shares (plus approximately 10,324 shares issuable upon conversion of accrued interest) issuable upon conversion of the 10% Notes. The Company has no stock option plan or similar plan which may result in the issuance of stock options, stock purchase warrants or stock bonuses other than: (i) the Amended and Restated Stock Option Plan adopted by the Company pursuant to which an aggregate of 1,234,279 shares of Common Stock have been reserved for issuance pursuant to options or warrants; and (ii) the right of shareholders of the Company who purchased shares in the

Company's May 1995 private placement to receive a "share adjustment" to the extent the public offering price per share of Common Stock is less than $4.90. Based upon an anticipated offering price per share of $3.50, an additional 120,000 shares of Common Stock would be issuable to such shareholders.


PREFERRED STOCK

     The Company is authorized to issue up to a total of 10,000,000 shares of preferred stock, $.01 par value, with the shares to be issued in series by the Board of Directors. The Company's Board of Directors has designated 100,000 shares of preferred stock as Series A Preferred Stock, of which 66,667 were issued and subsequently converted into an equal number of shares of the Company's Common Stock. The remaining shares of preferred stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Company's board of directors may determine without approval of its shareholders. Series A Preferred Stock has the same voting rights of Common Stock, except that the holders of Series A Preferred Stock are entitled to elect as a class one director to the Company's Board of Directors. The holders of the Series A Preferred Stock shall be entitled to dividends when, as and if declared on the same basis as the holders of the Company's Common Stock. The rights, preferences and limitations of separate series of serial preferred stock may differ with respect to such matters as may be determined by the Company's Board of Directors, including without limitation, the rate of dividends, method or nature or prepayment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. The ability of the Board to issue preferred stock could also be used by it as a means for resisting a change of control of the Company and can therefore be considered an "anti-takeover" device. The Company currently has no plans to issue any shares of Preferred Stock.

10% NOTES

     The $751,200 principal amount of outstanding 10% Notes accrue interest at the rate of 10% per annum until maturity, which is 20 days after the date of the closing of this Offering. See USE OF PROCEEDS. The dates of the Notes vary from May 2, 1996 to June 25, 1996, depending upon the date funds were received from subscribers. The 10% Notes may be prepaid in whole or in part from time to time without penalty. The 10% Notes are convertible to Common Stock at the rate of one share per $3.75 of interest and principal due and payable. Holders of $516,200 in principal amount of 10% Notes have advised the Company they wish to convert the principal and interest on their 10% Notes into an aggregate of 137,646 shares and approximately 10,324 shares, respectively, of Common Stock upon the date hereof. In addition, 187,800 shares of Common Stock are issuable upon exercise of warrants issued in conjunction with the 10% Note offering.

WARRANTS

     Each Warrant entitles the holder hereof to purchase one share of Common Stock at an exercise price of $_______(130% of the initial public offering price of the Common Stock) per share, subject to adjustment in certain events, at any time prior to ______, 2000.

     Commencing on the date the Warrants are separately tradeable and transferable, the Warrants are subject to redemption by the Company at $.55 per Warrant at any time until the end of the second year after the date of this Prospectus and thereafter at $.75 per Warrant at any time until their expiration, on 30 days' prior written notice to the holders of Warrants, provided that the daily trading price per share of Common Stock has been as least $________(120% of the Warrant exercise price) for a period of at least 20 consecutive trading days ending within 10 days prior to the date upon which the notice of redemption is given. For purposes of determining the daily trading price of the Company's Common Stock, if the Common Stock is listed on a national securities exchange, is admitted to unlisted trading privileges on a national securities exchange, or is listed for trading on a trading system of the NASD such as the NASDAQ Small Cap Market or the NASDAQ/NMS, then the last reported sale price of the Common Stock on such exchange or system each day shall be used or if the Common Stock is not so listed on such exchange or system or admitted to unlisted trading privileges then the average of the last reported high bid prices reported by the National Quotation Bureau, Inc. each day shall be used to determine such daily trading price. The Warrants will be exercisable until the close of the business day preceding the date fixed for redemption, if any.

     The Warrants will be issued in registered form pursuant to the terms of a Warrant Agreement dated as of _______, 1997, (the "Warrant Agreement") between the Company and American Securities Transfer & Trust Inc., as Warrant Agent. Reference is made to said Warrant Agreement (which has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions thereof. The description herein is qualified in its entirety by reference to the Warrant Agreement.

     The exercise prices and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation of the Company. Fractional shares will not be issued and such shares will have no value.

     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by cashier's or certified check payable to the Company) to the Warrant Agent for the number of warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock.

DIVIDEND POLICY

     Dividends are payable on Common Stock when, as, and if declared by the Board of Directors out of funds legally available to pay dividends, subject to any preferences which may be given to holders of preferred stock. The Company has paid no cash dividends to date and it does not anticipate payment of cash dividends in the foreseeable future.

STOCK TRANSFER AGENT

     The Company has designated American Securities Transfer & Trust, Inc. as its transfer agent for the Common Stock and as its Warrant Agent.

                             UNDERWRITING

     The Underwriters named below, acting through the Representative, have jointly and severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Company has agreed to sell to the Underwriters, the respective number of Units set forth opposite their names below at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus:

          UNDERWRITERS                            NUMBER OF UNITS


          R A F Financial Corporation

                                                     ----------

          Total
                                                     ==========

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the securities offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to purchase 1,337,000 Units, if any are purchased.

     The Underwriters propose to offer part of the Units offered hereby directly to the public at the offering price and part of such Units to certain dealers at a price that represents a concession within the discretion of the Representative. The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority. The Underwriters may allow, and such dealers may re-allow, a concession within the discretion of the Representative. After the initial offering, the offering price and the selling terms may be changed by the Underwriters.

     The Units offered by the Underwriters are subject to prior sale. The Underwriters reserve the right to withdraw, cancel or modify such offer (which may be done only by filing an amendment to the Registration Statement) and to reject orders in whole or in part for the purchase of the Units and to cancel any sale even after the purchase price has been paid if such sale, in the opinion of the Underwriters, would violate federal or state securities laws or a rule or policy of the NASD.

     The Company and the Underwriters have agreed to indemnity each other and related persons against certain liabilities, including liabilities under the Securities Act, and, if such indemnifications are unavailable or are insufficient, the Company and the Underwriters have agreed to damage contribution arrangements between them based upon the relative benefits received from the Offering and the relative fault resulting in such damages. Such relative benefits and relative fault would be determined in legal actions among the parties. Under such contribution arrangements, the maximum amount payable by any Underwriter would be the public offering price of the Units underwritten and distributed by such Underwriter.

     Except for the outstanding securities described herein and except upon the exercise of the options and warrants described herein, the Company has agreed not to sell any additional securities for six months after the date of this Prospectus without the Representative's prior written consent. The officers and directors of the Company, holders of more than 5% of the Company's outstanding Common Stock prior to the Offering, and their affiliates have entered into agreements which provide that such persons, who own an aggregate of 3,333,933 shares of Common Stock, may not sell any of such shares during a 13 month period commencing on the closing date of the Offering. This restriction does not apply to nine persons who have received options to purchase 111,067 shares of the Company's Common Stock from William J. Collard and Gerald F. Willman, Jr. The agreements also provide that any sales of Common Stock by such persons pursuant to Rule 144 will be executed through the Representative. See SHARES ELIGIBLE FOR FUTURE SALE.

     The Company has granted to the Underwriters an option exercisable for 30 days from the date of this Prospectus to purchase up to 200,550 additional Units from the Company at the respective Prices to Public less the Underwriting Discounts solely to cover over-allotments, if any. In addition, the Company has agreed to pay to the Representative at the closing of the Offering, a non-accountable expense allowance of 3% of the aggregate initial public offering price of the Units to cover expenses incurred by the Representative in connection with the Offering, reduced by $40,000 previously advanced by the Company.

     The Company has agreed to issue for $100.00, warrants to the Representative and its designees to purchase 133,700 Units (the "Representative's Warrants). The Warrants are exercisable at any time during the forty nine month period commencing 11 months after the date of their issuance, at $_____ per Unit (165% of the initial public offering price). The Representative's Warrants are not transferable except (i) to an Underwriter or a partner or officer of an Underwriter or (ii) by will or operation of law. Any profit realized on the sale of the Representative's Warrants or the underlying securities may be deemed additional underwriting compensation. Commencing one year and ending five years from the date hereof, holders of the Representative's Warrants and the securities underlying the Representative's Warrants will have a one time right to demand registration of the securities underlying the Representative's Warrants at the Company's expense. The Representative's Warrants, the Units issuable upon exercise of the Representative's Warrants and the shares of Common Stock underlying the Warrants included in such Units have been registered under the Securities Act by means of the Registration Statement of which this Prospectus is a part.

     Each of the Units issuable upon exercise of the Representative's Warrants consists of two shares of Common Stock and one Warrant. Each of such Warrants contains the same terms and conditions as the Warrants except that (i) the exercise price of the Warrants included in the Units issuable upon exercise of the Underwriter's Warrants will be 165% of the exercise price of the Warrants, and (ii) these Warrants will not be transferable except (i) to an Underwriter or a partner or officer of an Underwriter, or
(ii) by will or operation of law.

     If any of the Representative's Warrants are exercised during the first year after the date of this Prospectus, the Units and any underlying securities acquired as a result of any such exercise may not be transferred or assigned except to an Underwriter or a partner or an officer of an Underwriter, or by will or operation of law until after the expiration of such one year period.

     For a period of three years from the date hereof, the Representative has a preferential right to purchase for its account or to sell for the account of the Company, or any parent or subsidiaries of the Company, any securities with respect to which any of them may seek to sell, publicly or privately, for cash.

     The Price to Public of the Units has been determined by negotiations between the Company and the Representative, with consideration being given to the current status of the Company's business, its financial condition, its present and prospective operations, the general status of the securities market, and the market conditions for new offerings of securities. The price bears no relationship to the assets, net worth, book value, sales price of securities issued to shareholders of the Company, or any other criteria of value.

     The Company has agreed to give the Representative notice of meetings of its Board of Directors and to grant access to such meetings to a representative of the Representative. Any such representative will have no official status or voting rights at any such meeting.

     For a period of five years after the date of this Prospectus, the Company has agreed to pay the Representative a consulting fee in connection with any merger, consolidation, stock exchange or acquisition or sale of all or a material part of the assets or business of any entity, if such transaction involves the Company, its parent company, or any of its subsidiaries, if such transaction was initiated by the Representative. The total fee will be from 1% to 5% of the value of the transaction. In connection with any such transaction, the Representative has agreed to provide consulting services which are customary in the industry. If the Company, its parent company, or any of its subsidiaries, proposes to engage in any such type of transaction which is not initiated by the Representative, but in connection with which the Company, its parent company, or any of its subsidiaries, proposes to obtain services from an investment banker, the Company has agreed that the Representative will have the first opportunity to provide consulting services which are customary in the industry, in connection therewith. In such event, the fee to be paid to the Representative will be 50% of the total fee described above.

     If the Representative, at its election, at any time one year after the date of this Prospectus, solicits the exercise of the Warrants, the Company will be obligated, subject to certain conditions, to pay the Representative a solicitation fee equal to 10% of the aggregate proceeds received by the Company as a result of the solicitation. No solicitation fee will be paid within one year after the date of this Prospectus, no solicitation fee will be paid if the market price of the Common Stock is lower than the then exercise price of the Warrants, no solicitation fee will be paid if the Warrants being exercised are held in a discretionary account at the time of exercise, except where prior specific approval for exercise is received from the person exercising the Warrants, and no solicitation fee will be paid unless the person exercising the Warrants states in writing that the exercise was solicited and designates in writing the Representative or other broker-dealer to receive compensation in connection with the exercise. The Representative may reallow a portion of the fee to soliciting broker-dealers.

                              LEGAL MATTERS

     Legal matters in connection with the shares of Common Stock and Warrants being offered hereby have been passed on for the Company by the law firm of Brenman Key & Bromberg, P.C., Denver, Colorado. Members of the firm of Brenman Key & Bromberg, P.C. own 50,000 shares of the Company's Common Stock. The law firm of Smith, McCullough & Ferguson, P.C., Denver, Colorado has acted as legal counsel to the Representative in connection with certain legal matters relating to the Offering.

                                 EXPERTS

     The consolidated financial statements of Global Med Technologies, Inc. as of December 31, 1995 and 1994 and for the years then ended included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                     SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 7,908,596 shares of Common Stock, which includes 137,646 shares (plus an estimated additional 10,324 shares issuable upon conversion of accrued interest) which are to be issued upon conversion of $516,200 principal amount of 10% Notes and 120,000 shares of Common Stock issuable to certain shareholders of the Company pursuant to the terms of a private placement which provided for a share adjustment in the event the price per share in the Company's initial public offering is less than $4.90 per share. The shares of Common Stock offered hereby (other than those which may be acquired by affiliates of the Company) will be freely tradeable, without restrictions, under the

Securities Act of 1933, as amended (the "Act"). Approximately 1,659,221 shares are "restricted securities" within the meaning of Rule 144 under the Act, have been held in excess of two years, and, as a result, will be able to be publicly sold 90 days after the date hereof in the event a public market for the Company's Common Stock develops. Holders of 4,133,933 shares have entered into a lock up agreements with the Representative.
See UNDERWRITING.

     In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least two years from the later of the date of payment therefor to the Company or acquisition thereof from an affiliate, may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After three years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under Rule 144.

     Sales of substantial amounts of Common Stock by shareholders of the Company under Rule 144 or otherwise, or even the potential for such sales, are likely to have a depressive effect on the market price of the Units, Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities.

CONCURRENT REGISTRATION BY SELLING SHAREHOLDERS


     The Company has registered under the Registration Statement of which this Prospectus is a part, 1,285,770 shares of Common Stock which includes
(i) 800,000 shares which the Company has agreed to register on behalf of purchasers in the Company's Private Placement completed in September, 1996,
(ii) 137,646 shares to be issued to holders of the 10% Notes who have elected to convert their 10% Notes to shares of Common Stock, plus approximately 10,324 shares to be issued in exchange for interest on such 10% Notes, (iii) 187,800 shares of Common Stock underlying warrants issued in connection with the sale of the 10% Notes and (iv) 150,000 shares of Common Stock underlying warrants exercisable at 85% of the price per share of Common Stock included in the Units. The shares of Common Stock and warrants are held by 87 persons. Included in the persons who hold securities to be sold under the Registration Statement are Joseph F. Dudziak, President of the Company, Bart K. Valdez, Director of Operations of DataMed and LMU & Company, a consultant to the Company. After the completion of this offering, the Company will amend its Registration Statement and this Prospectus to permit such persons to publicly offer and sell all such shares of Common Stock.

                         ADDITIONAL INFORMATION

     The Company has filed a Registration Statement under the Securities Act of 1933, as amended with respect to the securities offered hereby with the United States Securities and Exchange Commission ("SEC"), 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules therein, which may be examined at the SEC's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549 without charge, or copies of which may be obtained from the SEC upon request and payment of the prescribed fee. Statements made in this Prospectus as to the contents of any contract, agreement or document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. As of the date of this Prospectus, the Company became a reporting company under the Securities Exchange Act of 1934, as amended, and in accordance therewith in the future will file reports and other information with the SEC. All of such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at the address set forth above in Washington, D.C. and at regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Company intends to provide its shareholders with annual reports, including audited financial statements, unaudited semi-annual reports and such other reports as the Company may determine. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.secgov.

                                GLOSSARY

COMMUNITY BLOOD CENTERS - Community Blood Centers or CBCs are the not for profit blood centers usually affiliated with the local city or community. These are different from the American Red Cross Blood Centers that maintain national affiliation.

DONOR IDENTIFICATION AND LABORATORY COMPONENT LABELING AND RELEASE SITE-BASED LOGIC - Multiple-occurring program logic that is designed to help control and help manage those areas of a blood center's operation in which the hazard potential of the purity, potency and safety of the blood and blood products effects a recognized level of concern.

EDEN-OA(R) - EDEN-OA(R) (OA is for Open Architecture) is the proprietary Wyndgate application development product and environment used as a basis for the SAFETRACE(TM) software product. It provides basic functions common to applications plus maintenance management features and processes.

FDA 510(k) - FDA 510(k) refers to the Federal Drug Administration process number 510(k) which governs a clearance letter distributed by the FDA. Software such as the SAFETRACE(TM) software product is classified as a medical device. The 510(k) process is a stringent set of testing, verification and review of products like the SAFETRACE(TM) software product.

GUI - GUI refers to the Graphical User Interface, most commonly seen as the icon driven windows on PC's. Special tools are needed to develop GUI windows.

HELP LINE - Help Line refers to the service line number provided by Wyndgate for use of its customers to receive assistance regarding Wyndgate products. Wyndgate provides a 1-800 number for its customers who have a maintenance contract.

MODULE - Refers to pieces of applications computer code used to perform a certain set of tasks or functions. Generally, modules have a name commensurate with the major function of that set of computer code, e.g., Billing Module refers to handling the processing of invoices.

MRO - Medical Review Officer

SAFETRACE(TM) Software Product - The SAFETRACE(TM) software product is the blood bank information management system developed by Wyndgate using EDEN-OA(R) in conjunction with eight California blood centers. The SAFETRACE(TM) software product contains the following application modules:
Donor Recruitment; Donor Management; Laboratory Management; Special Procedures; Inventory-Distribution; and Billing.

SAFETRACETX(TM) Software Product - The SAFETRACETX(TM) software product is the transfusion management software system under development. This transfusion system, if fully developed, will service hospitals and those blood centers that not only supply blood or blood components to a hospital but also manage the transfusion process.

SUBSTANCE ABUSE - Substance abuse refers to the use of chemical products which may have an adverse effect on humans. Classified under substance abuse are drugs such as cocaine and heroin and chemicals such as alcohol.

       Consolidated Financial Statements

       GLOBAL MED TECHNOLOGIES, INC.
       (formerly Global Data Technologies, Inc.)


       Nine months ended September 30, 1996 and 1995
       (unaudited) and years ended December 31, 1995 and 1994 with Report of Independent Auditors

                     Global Med Technologies, Inc.

                   Consolidated Financial Statements


       Nine months ended September 30, 1996 and 1995 (unaudited) and years ended December 31, 1995 and 1994





                               CONTENTS

Report of Independent Auditors . . . . . . . . . . . . . . . . . . . .F-1

Consolidated Financial Statements

Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . . . . .F-2
Consolidated Statements of Operations. . . . . . . . . . . . . . . . .F-4
Consolidated Statements of Stockholders' Equity (Deficit)  . . . . . .F-5
Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . . .F-6
Notes to Consolidated Financial Statements . . . . . . . . . . . . . .F-8

                    Report of Independent Auditors

Board of Directors
Global Med Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Global Med Technologies, Inc. (formerly Global Data Technologies, Inc.) and divisions as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated May 15, 1996, the Company, as discussed in Note 1, has experienced losses and working capital deficiencies that adversely affect the Company's current results of operations and liquidity. Note 1 describes management's plan to address these issues.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Med Technologies, Inc. and divisions at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                              /s/ ERNST & YOUNG LLP
                              ---------------------------
                              Ernst & Young LLP


Denver, Colorado
May 15, 1996,
except for Note 1, as
to which the date is
November 13, 1996

                     Global Med Technologies, Inc.

                      Consolidated Balance Sheets





                                            DECEMBER 31          SEPTEMBER 30
                                           1995         1994         1996
                                       ---------------------------------------
ASSETS                                                            (UNAUDITED)
Current assets:
 Cash and cash equivalents             $  421,743   $  309,851    $  587,724
 Accounts receivable-trade,
   net of allowance for
   uncollectible accounts
   of $200,000, $56,000
   and $200,000 at December
   31, 1995 and 1994 and
   September 30, 1996,
   respectively                           607,987      671,218     2,420,327
 Unbilled receivables, net                306,975      257,677     1,084,490
 Prepaid expenses and
  other assets                             23,316       47,020       104,320
 Deferred offering costs                     -            -          350,000
 Deferred income taxes                       -          36,229          -
                                       ---------------------------------------
Total current assets                    1,360,021    1,321,995     4,546,861

Note receivable                              -            -          250,000

Equipment and fixtures, at cost:
 Furniture and fixtures                   206,471       70,000       193,117
 Machinery and equipment                  432,162      259,435       384,349
 Computer and software                    723,536      133,042     1,139,627
                                       ---------------------------------------
                                        1,362,169      462,477     1,717,093
 Less accumulated depreciation
  and amortization                       (404,556)    (311,105)     (428,860)
                                       ---------------------------------------
                                          957,613      151,372     1,288,233

Capitalized software development
 costs, less accumulated
 amortization of $65,852,
 $15,502 and $114,582 at
 December 31, 1995 and 1994
 and September 30, 1996,
 respectively                             403,228      294,627       424,498


                                       ---------------------------------------
Total assets                           $2,720,862   $1,767,994    $6,509,592
                                       =======================================

                     Global Med Technologies, Inc.

                      Consolidated Balance Sheets




                                             DECEMBER 31         SEPTEMBER 30
                                           1995        1994          1996
                                       ---------------------------------------
LIABILITIES AND STOCKHOLDERS'                                     (UNAUDITED)
 EQUITY (DEFICIT)
Current liabilities:
 Accounts payable                      $1,457,263   $  586,215    $1,779,905
 Accrued expenses                         296,293      151,445     1,244,860
 Accrued payroll and other                187,661       53,050       408,978
 Accrued vacation                         261,100       90,342       420,000
 Noncompete accrual                       325,000         -          150,000
 Unearned revenue                         271,188      304,408       669,158
 Short-term debt                          500,100      250,100       970,100
 Notes payable                               -            -          751,200
 Current portion of capital
  lease obligations                       232,813       24,151       402,968
                                       ---------------------------------------
Total current liabilities               3,531,418    1,459,711     6,797,169

Capital lease obligations,
 less current portion                     647,929       23,059       804,517
Deferred income taxes                        -           7,498          -

Commitments and contingencies

Stockholders' equity (deficit):
 Common stock, $.01 par value:
   Authorized shares - 40,000,000
   Issued and outstanding shares
    - 3,949,629, 3,619,221 and
    4,966,626 at December 31, 1995
    and 1994 and September 30,
    1996, respectively                     39,496       36,192        49,666
 Preferred stock, $.01 par value:
   Authorized shares - 10,000,000
   None issued or outstanding                -            -             -
 Additional paid-in capital             1,701,629      719,386     4,131,967
 Accumulated deficit                   (3,199,610)    (477,852)   (5,273,727)
                                       ---------------------------------------
Total stockholders' equity
 (deficit)                             (1,458,485)     277,726    (1,092,094)
                                       ---------------------------------------
Total liabilities and
 stockholders' equity (deficit)        $2,720,862   $1,767,994    $6,509,592
                                       =======================================

See accompanying notes.

                     Global Med Technologies, Inc.

                 Consolidated Statements of Operations



                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30
                                YEAR ENDED DECEMBER 31        (UNAUDITED)
                                   1995        1994         1996        1995
                               --------------------------------------------------
Revenues:
 Drug testing and other        $ 5,740,487  $ 3,836,136 $ 4,680,448  $ 3,957,936
 Software sales and consulting     933,631    1,140,119   4,249,101      883,578
                               --------------------------------------------------
                                 6,674,118    4,976,255   8,929,549    4,841,514
 Cost of sales and product
  development                    3,217,595    2,429,789   5,016,101    2,308,078
                               --------------------------------------------------
Gross profit                     3,456,523    2,546,466   3,913,448    2,533,436

Operating expenses:
 Payroll and other               1,998,452      708,718   1,574,799    1,431,242
 General and administrative      1,478,666      605,459   1,418,894    1,240,230
 Sales and marketing             1,731,533      657,988   1,903,569    1,471,986
 Research and development          654,500      403,714     547,387      442,342
 Depreciation and amortization     116,979       51,504     347,399       72,218
                               --------------------------------------------------
Income (loss) from operations   (2,523,607)     119,083  (1,878,600)  (2,124,582)

Other income (expense):
 Interest income (expense), net    (61,112)       6,339    (179,464)     (20,581)
 Other                             (70,608)        -        (16,053)      (4,943)
                               --------------------------------------------------
Income (loss) before provision
 for (benefit from)
 income taxes                   (2,655,327)     125,422  (2,074,117)  (2,150,106)

Provision for (benefit from)
 income taxes                       29,531      (46,825)       -        (108,758)
                               --------------------------------------------------
Net income (loss)              $(2,684,858) $   172,247 $(2,074,117) $(2,041,348)
                               ==================================================

Net income (loss) per
 common share                        $(.59)        $.04       $(.44)       $(.45)
Common shares used in
 computing net income
 (loss) per common share         4,579,848    4,379,028   4,679,028    4,546,547



See accompanying notes.

                     Global Med Technologies, Inc.

       Consolidated Statements of Stockholders' Equity (Deficit)





                                Common Stock      Additional
                            --------------------   Paid-In     Accumulated
                             Shares      Amount    Capital       Deficit       Total
                            --------------------------------------------------------------

Balance, December 31, 1993  3,619,221   $36,192   $  719,386   $  (650,099)   $   105,479
 Net income                      -         -            -          172,247        172,247
                            --------------------------------------------------------------
Balance, December 31, 1994  3,619,221    36,192      719,386      (477,852)       277,726
 Issuance of common stock     300,000     3,000      732,000          -           735,000
 Issuance of common stock-
  finder's fee                 30,408       304       74,196          -            74,500
 Issuance of common stock
  warrants                       -         -          15,000          -            15,000
 Compensation related to
  issuance of common stock
  options by principal
  stockholders                   -         -         161,047          -           161,047
 Distribution to stockholders
  (Wyndgate)                     -         -            -          (36,900)       (36,900)
 Net loss                        -         -            -       (2,684,858)    (2,684,858)
                            --------------------------------------------------------------
Balance, December 31, 1995  3,949,629    39,496    1,701,629    (3,199,610)    (1,458,485)
 Issuance of common stock-
  exercise of common stock
  warrants (unaudited)        150,000     1,500      448,500          -           450,000
 Issuance of preferred stock
  converted to common stock
  (unaudited)                  66,667       667      249,333          -           250,000
 Issuance of common stock
  under employee's stock
  option plan (unaudited)         330         3          505          -               508
 Issuance of common stock
  (unaudited)                 800,000     8,000    1,732,000                    1,740,000
 Net loss (unaudited)            -         -            -       (2,074,117)    (2,074,117)
                            --------------------------------------------------------------
Balance, September 30, 1996
 (unaudited)                4,966,626   $49,666   $4,131,967   $(5,273,727)   $(1,092,094)
                            ==============================================================


See accompanying notes.

                     Global Med Technologies, Inc.

                 Consolidated Statements of Cash Flows


                                                                NINE MONTHS ENDED
                                                                   SEPTEMBER 30
                                    YEAR ENDED DECEMBER 31          (UNAUDITED)
                                      1995          1994        1996           1995
                                    ----------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                   $(2,684,858)  $ 172,247   $(2,074,117)   $(2,041,348)
Adjustments to reconcile net
 income (loss) to net cash provided
 by (used in) operating activities:
 Depreciation and amortization          167,329      51,504       396,129        107,893
 Loss on disposal of assets              49,857        -           16,053          4,943
 Issuance of common stock options
   by principal stockholders            161,047        -             -           161,047
 Issuance of common stock-finder's fee   74,500        -             -            74,500
 Changes in operating assets and
   liabilities:
   Accounts receivable-trade, net        63,231     (29,479)   (1,812,340)      (120,603)
   Unbilled receivables, net            (49,298)    (14,744)     (777,515)        77,932
   Note receivable                         -           -         (250,000)          -
   Short-term investments                  -         98,450          -              -
   Prepaid expenses and other assets     23,704     (18,572)      (81,004)        14,541
   Deferred income taxes                 28,731     (47,625)         -           121,376
   Accounts payable                     871,048     191,099       322,642        414,495
   Accrued payroll and other            134,611      17,294       221,317         90,413
   Accrued expenses                     144,848      49,369       948,567        107,387
   Accrued vacation                     170,758      29,451       158,900        170,758
   Noncompete accrual                   325,000        -         (175,000)       350,000
   Unearned revenue                     (33,220)   (160,236)      397,970         34,239
                                      --------------------------------------------------
Net cash provided by (used in)
 operating activities                  (552,712)    338,758    (2,708,398)      (432,427)

INVESTING ACTIVITIES
Purchases of equipment and fixtures     (31,653)    (26,990)     (113,754)      (109,012)
Increase in software development costs (158,951)   (271,058)      (70,000)      (158,951)
                                      --------------------------------------------------
Net cash used in investing activities  (190,604)   (298,048)     (183,754)      (267,963)

FINANCING ACTIVITIES
Borrowings on short-term debt         1,354,500     820,000       575,000      1,204,500
Principal payments on short-term
 debt                                (1,104,500)   (731,150)     (105,000)    (1,104,500)
Principal payments under capital
 lease obligations                     (107,892)    (30,391)     (253,575)       (44,166)
Issuance of notes payable                  -           -          751,200           -
Issuance of common stock                735,000        -        2,440,508        735,000
Deferred offering costs                    -           -         (350,000)          -
Issuance of common stock warrants        15,000        -             -            15,000
Distribution to
 stockholders (Wyndgate)                (36,900)       -             -           (36,900)
                                      --------------------------------------------------
Net cash provided by financing
 activities                             855,208      58,459     3,058,133        768,934
                                      --------------------------------------------------

                     Global Med Technologies, Inc.

                                                            NINE MONTHS ENDED
                                                             SEPTEMBER 30
                                   YEAR ENDED DECEMBER 31     (UNAUDITED)
                                       1995      1994       1996       1995
                               ------------------------------------------------
Net increase in cash and
 cash equivalents                    $111,892  $ 99,169   $165,981   $ 68,544
Cash and cash equivalents at
 beginning of period                  309,851   210,682    421,743    309,851
                               ------------------------------------------------
Cash and cash equivalents at
 end of period                       $421,743  $309,851   $587,724   $378,395
                               ================================================


Supplemental disclosures:

     The Company entered into capital lease obligations of $941,424 and $51,653 in 1995 and 1994, respectively, and entered into capital lease obligations of $580,318 and $335,944 during the nine months ended September 30, 1996 and 1995, respectively. The Company paid income taxes of $800 in both 1995 and 1994. Interest expense approximates interest paid. During 1996, the Company completed a private placement whereby it issued 66,667 shares of Series A convertible preferred stock at $3.75 per share which were converted into 66,667 shares of common stock (See Note 11). During 1994, the Company paid $161,500 to a related party in exchange for a note receivable which accrued interest at 8% per year. During 1995, the Company forgave the note receivable in consideration of the forgiveness of a note payable from the Company to a principal stockholder which also was for $161,500 and which also accrued interest at 8% per year.


See accompanying notes.

                     Global Med Technologies, Inc.

              Notes to Consolidated Financial Statements

      (Information subsequent to December 31, 1995 is unaudited)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

On May 23, 1995, The Wyndgate Group, Limited (Wyndgate) merged with
National MRO, Inc. (National MRO) in accordance with the terms and provisions of an Agreement of Merger and National MRO changed its name to Global Data Technologies, Inc., which subsequently changed its name to Global Med Technologies, Inc. (the Company). Also, the National MRO and Wyndgate divisions are now referred to as DataMed International (DataMed) and Wyndgate Technologies, respectively. All shares of Wyndgate common stock were exchanged for a total of 1,960,000 shares of common stock of the Company. This merger transaction was accounted for as a pooling of interests; therefore, the Company's financial statements include the results of operations as if the merger had been consummated at the beginning of all periods presented. Subsequent to the merger, the businesses of both Wyndgate and DataMed have been operated as divisions of the Company. The Company incurred expenses related to the merger of $164,500, which included a $130,000 finder's fee, which consisted of $74,500 in common stock of the Company and $55,500 in cash, and $34,500 related to legal and other fees. The related merger costs are included in general and administrative expenses in the accompanying consolidated statement of operations.

Separate results of operations for the periods up to the date of the merger are as follows (operating results for the period ended May 23, 1995 approximate the results for the period ended June 30, 1995, as shown):


                                         JANUARY 1, 1995    JANUARY 1, 1994
                                              TO                 TO
                                          JUNE 30, 1995    DECEMBER 31, 1994
                                        ------------------------------------
Net sales:
 National MRO                               $2,380,790          $3,836,136
 Wyndgate                                      883,578           1,140,119
                                          --------------------------------
Combined                                    $3,264,368          $4,976,255
                                          ================================

Net income (loss):
 National MRO                               $  (93,344)         $ (140,141)
 Wyndgate                                       76,266             312,388
                                          --------------------------------
Combined                                    $  (17,078)         $  172,247
                                           ================================

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LIQUIDITY AND MANAGEMENT'S PLANS

The Company is involved in the development of certain software products for the blood bank industry as well as in the operation of substance abuse testing and medical surveillance management services, including medical review functions, data management, record storage and coordination of all substance abuse testing program elements.

The development of the businesses has resulted in losses, which aggregated $3,199,610 and $5,273,727 at December 31, 1995 and September 30, 1996,
respectively. In addition, the Company had working capital deficits of $2,171,397 and $2,250,308 at December 31, 1995 and September 30, 1996,
respectively. Management intends to fund these deficiencies from the proceeds of an initial public offering.

DESCRIPTION OF BUSINESS

The Company and its two divisions are in the business of providing information management software products and substance abuse testing and medical surveillance management services, including medical review functions, data management, record storage and coordination of all substance abuse testing program elements. The Company serves international, national and regional clients in a variety of industries.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its divisions. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

Revenue from substance abuse testing services is recognized as services are provided.

Revenue from sales of software licenses is recognized upon delivery of the software product to the customer, unless the Company has significant related vendor obligations remaining. When significant obligations remain after the software product has been delivered, revenue is not recognized until such obligations have been completed or are no longer significant. The costs of any insignificant obligations are accrued when the related revenue is recognized.

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue from postcontract customer support is recognized over the period the customer support services are provided, and software services revenue is recognized as services are performed.

Revenue from software development contracts is recognized on a percentage-of-completion method with progress to completion measured based upon labor costs incurred or achievement of contract milestones.

Revenue from the sale of hardware and software, obtained from vendors, is recognized at the time the hardware and software are delivered to the customer.

UNBILLED RECEIVABLES, NET

Unbilled amounts at December 31, 1995 and 1994 and September 30, 1996 have been reduced by an allowance for doubtful accounts of $100,000, $0 and $100,000, respectively, and are generally billable and collectible within one year.

UNEARNED REVENUE

Included in unearned revenue at December 31, 1995 and September 30, 1996 is approximately $200,000 and $70,000, respectively, of unperformed professional services related to an agreement between the Royalty Group and Wyndgate (see Note 9).

SIGNIFICANT CUSTOMERS

During 1995, three of the Company's customers-Laidlaw Transit, Inc., Chevron Corporation, and the Royalty Group (see Note 9)-accounted for approximately 18%, 12% and 10% respectively, of the Company's revenues. During 1994, two of the Company's customers-Chevron Corporation and the Royalty Group-accounted for approximately 19% and 18% respectively, of the Company's revenues.

During the nine months ended September 30, 1996, two of the Company's customers-Laidlaw Transit, Inc. and Gulf Coast Regional Blood Center-each accounted for approximately 13% and 13.5% respectively, of the Company's revenues.

Accounts receivable from principal customers were approximately, $516,000, $119,000 and $855,000 at December 31, 1995, December 31, 1994, and
September 30, 1996, respectively. Unbilled receivables from principal customers were approximately $198,000, $68,000 and $314,000, at December 31, 1995, December 31, 1994 and

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

September 30, 1996, respectively. In order to reduce credit risk, the Company requires substantial down payments and progress payments during the course of an installation of Wyndgate's software products. See further discussion of credit and market risks below.

CREDIT AND MARKET RISK

Accounts receivable from the sale of substance abuse testing program services are due from customers primarily located throughout the United States in transportation and other various industries. Accounts receivable from the sale of software licenses and other postcontract support are derived entirely from sales to blood banks and universities. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains allowances for potential credit losses. The Company generally does not require collateral or other security to support customer receivables. The Company establishes allowances for doubtful accounts based upon factors surrounding the credit risk specific to customers, historical trends and other information. Actual losses, allowances and accounts receivable turnover trends generally have been within management's expectations. The provision for doubtful accounts included in general and administrative expenses was $244,000 in the year ended December 31, 1995 and $156,000 during the nine months ended September 30, 1996.

FOREIGN CURRENCY AND INFLATION RISK

The Company believes sales to customers in foreign countries and operations located in foreign countries have not been material. Additionally, the Company believes foreign currency translation gains (losses) and domestic inflation have not had a material effect on the Company's financial position or results of operations.

EQUIPMENT AND FIXTURES

Equipment and fixtures are stated at cost. Depreciation and amortization, which includes amortization of assets under capital leases (see Note 4), is based on the straight-line method over the following estimated useful lives:


     Furniture and fixtures                       3 - 5 years
     Machinery and equipment                      3 - 5 years
     Computer and software                        3 - 5 years

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments approximate fair value due to the short maturity of these items.

LONG-LIVED ASSETS

In March 1995, the FASB issued Statement of Financial Accounting Standard
No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS No. 121), which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present. The Company is required to adopt
SFAS No. 121 in the year ended December 31, 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

SOFTWARE DEVELOPMENT COSTS

Certain software development costs incurred after the technological feasibility of the related software development product has been established are capitalized and amortized on a straight-line basis over the life of the related software product. Costs incurred prior to the establishment of the technological feasibility of the related software product are expensed as incurred as research and development. Costs of maintenance and customer support are expensed as incurred. Amortization of capitalized costs commences when the product is available for general release to the public or when software development revenue has begun to be recognized. Amortization of capitalized software development costs was $50,350 and $15,282 for the years ended December 31, 1995 and 1994, respectively, and is included in cost of sales in the accompanying consolidated statements of operations.

MALPRACTICE INSURANCE

The Company maintains its malpractice insurance coverage on a claims made basis through a commercial insurance carrier. Should the current claims made policy not be renewed or replaced with equivalent insurance at a future date, claims based on occurrences during its term but subsequently reported will be uninsured. Based upon historical experience, the Company's management believes the Company has adequately provided for the ultimate liability, if any, from the settlement of such potential claims.

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, ACCOUNTING AND DISCLOSURE OF STOCK-BASED COMPENSATION (SFAS No.
123). SFAS No. 123 is applicable for fiscal years beginning after December 15, 1995 and gives the option to follow either fair value accounting or Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB No. 25), and related Interpretations.

The Company has elected to continue to follow APB No. 25 and related Interpretations in accounting for outstanding stock options. Under APB No. 25, because the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation is recognized. However, the Company will be required to provide fair value disclosures relating to stock options effective with the year ended December 31, 1996.

STATEMENTS OF CASH FLOWS

For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standard No. 109, ACCOUNTING FOR INCOME TAXES (SFAS No. 109), which requires that the Company account for income taxes using the liability method. Under SFAS No. 109, deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial reporting and tax reporting purposes. Upon completion of the merger in May 1995, Wyndgate terminated its S corporation status and began providing for current and deferred income taxes as a C corporation as part of the Company. Accordingly, Wyndgate adopted SFAS No. 109 in May 1995, and the statement of operations for the year ended December 31, 1995 includes a one-time charge (included in the provision for income taxes) of approximately $150,000 to record the related deferred tax liability. The following supplemental net income (loss) eliminates the one-time charge and reflects income tax expense in all periods presented. Supplemental net income (loss) is ($2,834,771) and $46,979 for the years ended December 31, 1995 and 1994, respectively.

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET INCOME (LOSS) PER COMMON SHARE

Earnings per common share is based upon the weighted average of common and common equivalent shares outstanding during the period. Primary and fully diluted earnings per share are the same. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, common and common equivalent shares issued during the 12-month period prior to an initial public offering at prices below the public offering price are presumed to have been issued in contemplation of the public offering, even if antidilutive, and have been included in the calculation as if these common and common equivalent shares were outstanding for all periods presented (using the treasury stock method, and the estimated initial public offering price for the Company's common stock).

The Company has filed a Registration Statement under Form SB-2 covering the proposed sale of 1,337,000 Units, each consisting of two shares of common stock and one Class A common stock purchase warrant in an initial public offering (the Offering). Management intends to use a portion of the proceeds from the Offering to repay borrowings under the Company's revolving line of credit and notes payable. If the Offering had occurred on January 1, 1995, the loss per common share would have been ($.56) and ($.42) for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

ACCOUNTING ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

Beginning in 1996, certain expenses which were previously classified as general and administrative expenses and as payroll and other expenses have been reclassified to cost of sales and product development and to sales and marketing expenses to more accurately reflect the Company's cost structure. All prior year amounts have been reclassified to conform with the current period's presentation.

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Certain other prior year amounts have been reclassified to conform with the current period's presentation.

2. NONCOMPETE AGREEMENTS

During 1995, the Company entered into noncompete agreements with certain key employees for $350,000. The terms of the agreements are for the greater of five years or the term of the related employee's employment contract. Of the $350,000, $25,000 was paid in 1995, $175,000 was paid in 1996, with the remaining $150,000 payable in 1996 or whenever cash is available. The entire amount of $350,000 was expensed in the second half of 1995 and is included in general and administrative expenses in the accompanying consolidated statement of operations.

3. INCOME TAXES

The components of income tax expense for the years ended December 31, 1995 and 1994 are as follows:


                                                       1995           1994
                                                   -------------------------
Provision for (benefit from) income taxes:
  Current:
    State                                            $    800       $    800

  Deferred:
    Federal                                            25,048        (42,612)
    State                                               3,683         (5,013)
                                                   -------------------------
  Total deferred                                       28,731        (47,625)
                                                   -------------------------
Provision for (benefit from) income taxes             $29,531       $(46,825)
                                                   =========================

The Company has net operating loss carryforwards of approximately
$1,253,000 which expire in the years 2006 to 2010. Such net operating loss carryforwards may be subject to separate return limitation laws.

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


3. INCOME TAXES (CONTINUED)

The components of the deferred tax provision (benefit), which arise from timing differences between financial and tax reporting, are presented below:

                                                       1995           1994
                                                   -------------------------

  Cash to accrual adjustment                        $(250,208)    $  (48,534)
  Allowance for uncollectible
   accounts receivable                                (96,380)        (1,900)
  Accelerated depreciation                             12,141          3,800
  Noncompete accrual                                 (128,375)           -
  Accrued vacation                                    (67,450)          (991)
  Net operating loss carryforward                    (449,872)       (27,101)
  Valuation allowance                               1,008,875         27,101
                                                   -------------------------
  Total deferred provision (benefit)                $  28,731       $(47,625)
                                                   =========================

Variations from the federal statutory rate are as follows:

                                                       1995           1994
                                                  --------------------------

  Expected provision for (benefit from)
   federal income taxes at statutory rate
   of 34%                                           $(902,811)     $  42,643
  Termination of S corporation election
   by Wyndgate                                        149,913            -
  Wyndgate income nontaxable due to S
   corporation status                                 (77,199)     $(119,011)
  Valuation allowance                               1,008,875         27,101
  State tax expense (benefit), net of
   federal expense (benefit)                         (146,043)         6,898
  Other                                                (3,204)        (4,456)
                                                  --------------------------
                                                    $  29,531      $ (46,825)
                                                  ==========================

  Income (loss) before provision for
   (benefit from) income taxes                    $(2,655,327)     $ 125,422
                                                  ==========================

  Effective rate                                        (1.1)%          (37)%
                                                  ==========================

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


3. INCOME TAXES (CONTINUED)

The components of the net accumulated deferred income tax asset as of December 31, 1995 and 1994 are as follows:

                                                       1995           1994
                                                    -------------------------

  Deferred tax assets:
    Cash to accrual adjustment                      $ 873,899       $ 254,542
    Excess of capital losses over
     capital gains                                     79,000         79,000
    Net operating loss carryforward                   495,031         45,159
    Allowance for uncollectible
     accounts receivable                              118,500         22,120
    Noncompete accrual                                128,375            -
    Accrued vacation                                  103,135         35,685
    Valuation allowance                            (1,130,034)      (121,159)
                                                 ---------------------------
                                                      667,906        315,347

  Deferred tax liabilities:
    Cash to accrual adjustment                        648,395        279,246
    Accelerated depreciation                           19,511          7,370
                                                 ---------------------------
                                                      667,906        286,616
                                                 ---------------------------
  Deferred tax asset, net                          $      -        $  28,731
                                                 ===========================

4. LEASES

The Company primarily leases equipment and office space. An operating lease expiring in 2000 is personally guaranteed by a principal stockholder. Rental expense under operating leases, included in general and administrative expenses, for the years ended December 31, 1995 and 1994 was $216,795 and $139,000, respectively. Certain leases for furniture and fixtures and machinery and equipment are classified as capital leases. A principal stockholder of the Company has personally guaranteed repayment of substantially all capital lease obligations. Included in equipment and fixtures in the accompanying consolidated balance sheets are the following assets held under capital leases:

                                                          DECEMBER 31
                                                      1995           1994
                                                   -------------------------

Furniture and fixtures                               $143,658       $ 10,433
Machinery and equipment                               294,530         28,323
Computer and software                                 549,891         54,201
                                                   -------------------------
Assets under capital lease                            988,079         92,957
Less accumulated amortization                         (92,926)       (26,873)
                                                   -------------------------
Assets under capital lease, net                      $895,153       $ 66,084
                                                   =========================

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


4. LEASES (CONTINUED)

The following represents the minimum lease payments remaining under capital leases and the future minimum lease payments for all noncancelable operating leases at December 31, 1995:

                                                      CAPITAL      OPERATING
                                                      LEASES         LEASES
                                                  --------------------------

   1996                                             $ 345,690      $ 275,725
   1997                                               329,662        275,725
   1998                                               318,577        247,353
   1999                                                69,592        203,117
   2000                                                67,903        203,117
                                                  --------------------------
Total minimum lease payments                        1,131,424     $1,205,037
                                                                ============
Less amount representing interest                    (250,682)
                                                    ----------
Present value of minimum lease payments               880,742
Less current portion of obligations under
 capital lease                                       (232,813)
                                                    ----------
Obligations under capital lease, less
 current portion                                    $ 647,929
                                                    =========

5. SHORT-TERM DEBT

The Company maintains an unsecured revolving credit line of $25,000 which bears interest at prime (8.5% at December 31, 1995) plus one percent and matures on January 1, 1997. Amounts outstanding under this revolving line of credit were $100 at December 31, 1995 and 1994.

In addition, the Company maintains a $1,000,000 line of credit with a bank secured by substantially all of the Company's assets except for those assets under lease agreements (see Note 4), which bears interest at prime (8.5% at December 31, 1995) plus two percent and which matured on November 14, 1996. Amounts outstanding under this line of credit were $970,000, $500,000 and $250,000 at September 30, 1996 and December 31, 1995 and 1994,
respectively. A principal stockholder of the Company has personally guaranteed the repayment of any amounts outstanding under the line of credit. At December 31, 1995, the Company was in violation of a certain bank covenant, which requires the Company to maintain positive net worth of at least $1,000,000. Under the terms of the agreement, upon violation of this covenant, amounts outstanding may become due and payable in full at the bank's request.

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


5. SHORT-TERM DEBT (CONTINUED)

During the nine month period ended September 30, 1996, the Company obtained covenant relief through an amendment to the original borrowing agreement. The covenant, which requires the Company to maintain a positive net worth of at least $1,000,000, has been waived effective June 1, 1996 through November 30, 1996. The Company is in the process of extending both the maturity date and the covenant waiver through January 31, 1997. The bank has notified the Company in writing that the bank does not consider the line of credit to be in default. (See also Note 11 for updated terms on the line of credit).

The Company incurred interest expense on outstanding borrowings of approximately $43,000 and $13,400 for the years ended December 31, 1995 and 1994, respectively.

6. STOCK OPTION PLANS

During 1990, the Company adopted an incentive stock option plan and a nonqualified stock option plan, and in 1995 consolidated these plans by adopting the Company's Amended and Restated Stock Option Plan (the Plan). The Plan provides for the issuance of options to purchase up to 1,234,279 shares of common stock to employees, officers, directors and consultants of the Company.

The terms of any options granted under the Plan are not required to be identical as long as they are not inconsistent with the express provisions of the Plan. Options may be granted as incentive options or as nonqualified options; however, only employees of the Company are eligible to receive incentive options. The period during which options vest may not exceed ten years; however, the majority of the options granted under the Plan vest over five years at the rate of twenty percent per year. The exercise price for incentive options may not be less than 100% of the fair market value of the common stock on the grant date, except that the exercise price for incentive options granted to persons owning more than ten percent of the total combined voting power of the common stock may not be less than 110% of the fair market value of the common stock on the grant date and may not be exercisable for more than five years. The exercise price for nonqualified options may not be less than eighty percent of the fair market value of the common stock on the grant date.

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


6. STOCK OPTION PLANS (CONTINUED)

Activity and price information regarding the Plan are as follows:

                                    INCENTIVE STOCK           NONQUALIFIED STOCK
                                      OPTION PLAN                OPTION PLAN
                               ---------------------------------------------------
                                              STOCK                      STOCK
                                  NUMBER OF   OPTION       NUMBER OF     OPTION
                                    STOCK     PRICE          STOCK       PRICE
                                   OPTIONS    RANGE         OPTIONS      RANGE
                               ---------------------------------------------------
Outstanding, December 31, 1993     81,300   $1.00-$1.54    38,029         $1.54
 Granted                           15,400       1.54         -              -
                               ---------------------------------------------------
Outstanding, December 31, 1994     96,700    1.00-1.54     38,029          1.54
 Granted                          206,050    1.54-3.75       -              -
 Forfeited                           -           -         (6,000)         1.54
                               ---------------------------------------------------
Outstanding, December 31, 1995    302,750    1.00-3.75     32,029          1.54
 Granted                          206,750    2.50-3.75     31,500          3.75
 Exercised                           (330)      1.54
 Forfeited                         (2,570)
                               ---------------------------------------------------
Outstanding, September 30, 1996   506,600   $1.00-$3.75    63,529      $1.54-$3.75
                               ===================================================


During 1995, certain of the Company's principal stockholders granted personal stock options to certain employees for the right to buy shares from the principal stockholders at an exercise price of $1.00 per share. This transaction has been accounted for as if the options were issued to the employees directly from the Company. The Company recorded compensation expense related to this transaction of $161,047, as such options were issued for prior service and are fully vested. The related compensation expense is included in general and administrative expenses in the accompanying consolidated statement of operations.

During the second quarter of 1996, the Company entered into an agreement with a business advisory enterprise. As part of the agreement, the Company granted 160,000 stock options at an exercise price of $2.50 per share. To date, no options have been exercised as a result of this agreement.

Certain members of the Company's Scientific Advisory Committee serve as officers and directors of certain of the Company's significant customers. In addition, these members also are beneficial owners of the Company through grants of stock options and through the Company's ten percent note offering (see Note 11).

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


7. COMMON STOCK WARRANTS

In May 1995, the Company completed a private placement of 150,000 units at $5 per unit. Each unit consisted of two shares of common stock ($2.45 each) and one common stock warrant ($.10 each), exercisable at $3.00 per share for a period of three years from the closing date of the offering. The Company has the right to call the common stock warrants at $.12 per warrant at any time during the period commencing six months from the date of issuance and terminating on the expiration date of such warrants. In addition, the Company has outstanding an additional 12,000 warrants to a nonrelated investor which are convertible into common stock at an exercise price of $1.54 per share. Of these warrants, 2,000 expired in July 1996 with the remaining 10,000 warrants expiring in October 1997.

During the first quarter of 1996, 150,000 common stock warrants issued in conjunction with the May 1995 private placement were exercised for $450,000.

8. CONTRIBUTIONS TO RETIREMENT PLAN

During April 1992, the Company established a 401(k) retirement plan which covers eligible employees, as defined, of the Company. Employees may defer up to sixteen percent of their annual compensation up to the maximum amount as determined by the Internal Revenue Service. Under the retirement plan agreement, the Company, at its discretion, may make contributions to the plan. No contributions were made to the plan in 1995 or 1994. Retirement plan administrative expense was approximately $8,000 and $3,000 for the years ended December 31, 1995 and 1994, respectively.

9. COMMITMENTS AND CONTINGENCIES

The Company has entered into nine employment agreements with certain management employees; the initial terms are generally for three to five years. Certain of the agreements may be extended for two additional years. Such agreements, which can be revised from time to time, provide for minimum salary levels as adjusted for cost-of-living changes, as well as for incentive bonuses which are payable when specified management goals are attained. At December 31, 1995, the aggregate commitment for future salaries payable through May 2000, excluding bonuses, is approximately $2,600,000. If all agreements are extended, the additional commitment for future salaries will be approximately $1,400,000.

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company maintains product liability insurance for Wyndgate's software-related products. To date, no claims have been filed against the Company related to its Wyndgate software products. In addition, the Company applied for certain regulatory approval of its blood bank software. The Company has not received regulatory approval to date.

In January 1993, Wyndgate entered into an agreement with the EDEN-OA Blood Bank Users Group (the Royalty Group) to develop Blood Bank Management Information System Software (BBMIS). As part of the consideration for funding the development of the BBMIS, Wyndgate agreed to pay to the Royalty Group certain royalty payments on future software license fees. All payments are due 30 days after each quarter and are based on software license fees collected. The Company did not incur any royalty expenses related to this agreement in 1995. Royalty expense related to this agreement, included in cost of sales in the nine months ended September 30, 1996 was approximately $320,000. The time period under the royalty schedule is based upon the first date of customer invoicing, which was September 14, 1995. The royalty payment schedule is as follows:


     From September:
       1995 - 1997                                     12 percent
       1997 - 1998                                      9 percent
       1998 - 1999                                      6 percent
       1999 - thereafter                                3 percent

In July 1996, the Company (through its Wyndgate division) entered into a Development Agreement (Agreement) with The Institute for Transfusion Medicine (ITxM), to develop Commercial Centralized Transfusion System Software (Commercial CTS Software). This Agreement requires that the Commercial CTS Software be completed by December 16, 1997. If not timely completed, the Company would be subject to certain monetary penalties. The Agreement provides for a royalty payment to ITxM from the Company for revenues received from the eventual sale of the Commercial CTS Software, net of certain fees and charges. The royalty period starts with the first commercial transfer for value of the Commercial CTS Software by the Company. The royalty amounts for each year are higher if the sales of the Commercial CTS Software are initiated by ITxM. The royalty payments range from 10% or 5% in year one to 2% or 1% in year 10 and thereafter. To date, the Company has not incurred any royalty expenses related to this agreement.

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

As of September 30, 1996, the Company had 1,074,775 shares of common stock reserved for future issuance as a result of the following: 506,600 and 63,529 shares issuable from the Company's incentive and nonqualified stock option plans, respectively (see Note 6); 187,800 shares issuable upon the exercise of certain warrants outstanding as a result of the 1996 10% note offering (see Note 11); 146,846 shares issuable upon conversion of certain of the 10% notes, including principal and accrued interest, related to certain noteholders who have given the Company notice of their intent to convert their 10% notes to shares of common stock (see Note 11); 10,000 shares issuable upon the exercise of certain warrants granted to a nonrelated investor (see Note 7), and 160,000 shares underlying certain stock options granted to a business advisory enterprise during the second quarter of 1996 (see Note 6).

10. SEGMENT INFORMATION

The Company's major operations are in information management software products for the blood bank industry (Wyndgate), and substance abuse testing program management services for transportation and other various industries (DataMed).

Revenue, income (loss) from operations, identifiable assets, depreciation and amortization, and capital expenditures pertaining to the segments are presented below. Revenues by segment include sales to unaffiliated customers. In addition, there were no intersegment sales for any period presented.

                                        YEAR ENDED DECEMBER 31, 1995
                                   ------------------------------------------
                                    WYNDGATE         DATAMED    CONSOLIDATED
                                   ------------------------------------------

Revenues                          $   933,631     $5,740,487     $6,674,118
Income (loss) from operations      (1,706,751)      (816,856)    (2,523,607)
Identifiable assets                 1,015,623      1,705,239      2,720,862
Depreciation and amortization          85,184         82,145        167,329


                                        YEAR ENDED DECEMBER 31, 1994
                                   ------------------------------------------
                                    WYNDGATE         DATAMED    CONSOLIDATED
                                   ------------------------------------------

Revenues                          $ 1,140,119     $3,836,136     $4,976,255
Income (loss) from operations         299,491       (180,408)       119,083
Identifiable assets                   606,391      1,161,603      1,767,994
Depreciation and amortization          19,542         31,962         51,504

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


10. SEGMENT INFORMATION (CONTINUED)

                                    NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 ------------------------------------------
                                  WYNDGATE         DATAMED    CONSOLIDATED
                                 ------------------------------------------
Revenues                           $4,249,101     $4,680,448     $8,929,549
Income (loss) from operations        (630,935)    (1,247,665)    (1,878,600)
Identifiable assets                 4,225,729      2,283,863      6,509,592
Depreciation and amortization         164,788        231,341        396,129


                                    NINE MONTHS ENDED SEPTEMBER 30, 1995
                                 ------------------------------------------
                                  WYNDGATE         DATAMED    CONSOLIDATED
                                 ------------------------------------------

Revenues                          $   883,578     $3,957,936     $4,841,514
Income (loss) from operations      (1,456,761)      (667,821)    (2,124,582)
Identifiable assets                   860,435      1,495,975      2,356,410
Depreciation and amortization          55,628         52,265        107,893

11. UNAUDITED INTERIM FINANCIAL INFORMATION

The Company, in its opinion, has included all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of its financial position at September 30, 1996 and the results of its operations for the nine months then ended. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results for a full year.

During the first quarter of 1996, the Company completed a private placement whereby it issued 66,667 shares of Series A convertible preferred stock at $3.75 per share. During 1996, the preferred shares were converted into 66,667 shares of common stock.

During the first quarter of 1996, the Company advanced $250,000 to a development company in California (the Development Company), in exchange for a convertible promissory note (the Note), due February 26, 1997. During the fourth quarter of 1996, the maturity date of the Note was extended to December 31, 1997 and can, upon certain conditions, be further extended until June 30, 1998. The Note accrues interest at the prime rate plus two percent and is primarily collateralized by the Development Company's technology.

During the second quarter of 1996, the Company conducted an offering consisting of convertible notes with detachable common stock warrants. The notes accrue interest at ten percent per annum, mature in three years from the date of issuance and are convertible

                     Global Med Technologies, Inc.

      (Information subsequent to December 31, 1995 is unaudited)


11. UNAUDITED INTERIM FINANCIAL INFORMATION (CONTINUED)

into common stock of the Company at $3.75 per share. In addition, each investor received one common stock warrant for the right to purchase one share of common stock at $3.75 per share for each $4 invested. The warrants are exercisable over a period of three years. Total proceeds from the note offering amounted to $751,200. Common stock issuable upon conversion of the notes, including principal and accrued interest, amounts to 146,846 shares. Common stock issuable related to the warrants provided in conjunction with the note offering amounts to 187,800 shares.

During the third quarter of 1996, the Company completed a private placement whereby it issued 800,000 shares of common stock at $2.50 per share. Net proceeds from the private placement were approximately $1,740,000.

During the third quarter of 1996, two former employees of the Company exercised certain stock options through the Company's employee stock option plan for 330 shares of common stock at $1.54 per share.

During November 1996, the Company (through its Wyndgate division) entered into an Exclusivity and Software Development Agreement (Agreement) with Ortho Diagnostic Systems, Inc. (ODSI), a subsidiary of Johnson & Johnson. This Agreement requires the Company to perform certain software development services in consideration of the payment by ODSI of $500,000, received by the Company in November 1996, and an additional payment of $500,000 received by the Company in January 1997.

During January 1997, the Company extended the maturity date on its $1,000,000 line of credit through February 12, 1997. In addition, the positive net worth covenant was eliminated by the bank.


During the first quarter of 1997, the Company borrowed $250,000 from one individual and an additional $200,000 from another individual at 12% interest. The two notes are due either on, or before five days after, the closing of the Company's proposed initial public offering. If there is not a closing on the offering, the $250,000 note is due March 23, 1997 and the $200,000 note is due March 24, 1997. In connection with the notes, the Company issued warrants to purchase 150,000 shares of common stock exercisable at 85% of the initial public offering price per share of the common stock of the Company, or in the event of no public offering, at $3.00 per share. The Company has reserved for future issuance of 150,000 shares of common stock related to the above-mentioned notes. (See note 9 for description of additional shares of common stock reserved for future issuance.)

                     GLOBAL MED TECHNOLOGIES, INC.



                            1,337,000 Units




                      ___________________________




                              PROSPECTUS



                      ___________________________





                       RAF FINANCIAL CORPORATION

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

A. The Colorado Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the Act.

     Specifically, the Act provides as follows:

     "7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS

          (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

               (a)  The person conducted himself or herself in good faith;
     and

               (b)  The person reasonably believed:

                    (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                    (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

               (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

          (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph
     (II) of paragraph (b) of subsection (1) of this section.   A
     director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection
     (1) of this section.

          (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (4) A corporation may not indemnify a director under this section:

               (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

               (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

          (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103.  MANDATORY INDEMNIFICATION OF DIRECTORS

          Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-105  COURT-ORDERED INDEMNIFICATION OF DIRECTORS

          (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

               (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

               (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF
     DIRECTORS

          (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)(c) has been made.

          (2) The determinations required by subsection (1) of this section shall be made:

               (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

               (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

          (3)  If a quorum cannot be obtained as contemplated in paragraph
     (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1)of this section shall be made:

               (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

               (b)  By the shareholders.

          (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND
     AGENTS

          (1)  Unless otherwise provided in the articles of incorporation:

               (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

               (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

               (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-109.  LIMITATION OF INDEMNIFICATION OF DIRECTORS

          (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

          (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-108.  INSURANCE

          A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-110.  NOTICE TO SHAREHOLDERS OF INDEMNIFICATION OF DIRECTOR

          If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action."

B. Article VI of the Registrant's Amended and Restated Articles of Incorporation provides for the elimination of personal liability for monetary damages for the breach of fiduciary duty as a director except for liability (i) resulting from a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for approving payment of distributions to shareholders to the extent that any such actions are illegal under the Act; or (iv) for any transaction from which a director derives an improper personal benefit. This Article further provides that the personal liability of the Registrant's directors shall be eliminated or limited to the fullest extent permitted by the Act.

C. The Underwriting Agreement between the Registrant and the Underwriters provides that the Underwriters will indemnify and hold harmless the Registrant, the directors of the Registrant, and each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses) to which it may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any Blue Sky Application or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, resulting from the use of written information furnished to the Registrant by the Underwriters or any participating dealer for use in the preparation of the Registration Statement or in any Blue Sky Application.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.

   Registration and filing fee . . . . . . . . . . . . .  $ 11,303
   NASD filing fee . . . . . . . . . . . . . . . . . . .     3,777
   Printing . . . . . . .  . . . . . . . . . . . . . . .    25,000*
   Accounting fees and expenses  . . . . . . . . . . . .    25,000*
   Representative's expense allowance  . . . . . . . . .   280,770*
   Legal fees and expenses . . . . . . . . . . . . . . .   100,000*
   Blue Sky fees and filing fees . . . . . . . . . . . .    65,000*
   Transfer and Warrant Agent fees . . . . . . . . . . .     5,000*
   Miscellaneous . . . . . . . . . . . . . . . . . . . .     4,920*
                                                         ---------
   Total . . . . . . . . . . . . . . . . . . . . . . . .  $520,770
                                                         =========
   ___________
   *     Estimated


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has issued its securities to the following persons for the cash or other consideration indicated in transactions that were not registered under the 1933 Act.

                                   I.

                       May 1995 Private Placement
                       --------------------------


   Name                                 No. of Units*     Consideration
   ----                                 -------------     -------------
   Elizabeth Kitchen &
   Guy B. Nutter                            10,000        $  50,000.00

   I. Stephen Davis, MD                     10,000           50,000.00

   William C. Dickey, MD                     1,000            5,000.00

   Metropolitan Pathologists
   Profit Sharing Trust
   FBO Gary D. Dickey, MD                    5,000           25,000.00

   Metropolitan Pathologists
   Profit Sharing Trust
   FBO William C. Dickey, MD                19,000           95,000.00

   Herbert H. Maruyama, MD                  10,000           50,000.00

   Wilshire Center Geriatrics
   Medical Group, Inc. DBPP
   FBO Eugene Seymour, MD                   10,000           50,000.00

   Resources Trust Company
   FBO Nancy S. Rogers
   IRA dtd 3/22/84 # I ###-##-####          10,000           50,000.00

   Robert L. Messenbaugh, MD                10,000           50,000.00

   Herbert L. Jacobs, MD                    15,000           75,000.00

   Stewart Weinerman, MD                    10,000           50,000.00

   Patrick A. Zoellner, MD                   5,000           25,000.00

   Hal Cohn, MD                              5,000           25,000.00

   Susan H. Sipf                            10,000           50,000.00

   Kenneth Manfre, MD                       20,000          100,000.00
                                           -------          ----------
     TOTAL                                 150,000         $750,000.00
                                           =======          ==========
_____________
* Each unit consisted of two shares of Common Stock and one Common Stock Purchase Warrant exercisable at $3.00 per share until June 1, 1998.

     The offers and sales set forth in I above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. All of the purchasers are known to the Registrant's president, Michael I. Ruxin, or were referred to him by other purchasers in this offering or by clients of the Registrant. Based upon Dr. Ruxin's knowledge of the purchasers and upon written representations made by the purchasers, the Registrant believes all but four of the purchasers were accredited investors at the time of their purchases. The four non-accredited purchasers are medical doctors and, therefore, based upon their knowledge of Registrants's business and their representations, the Registrant believes each was capable of evaluating the merits and risks of an investment in the Registrant. No broker/dealers were involved in the sale and no commissions were paid. All purchasers represented that they purchased the securities for investment, and all certificates issued to the purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.


                                   II.

                        May 1995 Wyndgate Merger
                        ------------------------

                                                          Consideration
                                                             (No. of
   Name                                  No. of Shares*   Wyndgate Shares)
   ----                                  -------------     -------------

   William J. Collard                      653,006               1,999

   Gerald F. Willman, Jr.                  570,033               1,745

   Lori J. Willman                         368,481               1,128

   Timothy J. Pellegrini                   368,480               1,128
                                         ---------               -----
     TOTAL                               1,960,000               6,000
                                         =========               =====
_____________
* Based upon the conversion factor of 326.6667 multiplied by the number of Wyndgate shares.

     The offers and sales set forth in II above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. All such persons represented that they acquired the securities for investment, and all certificates issued to the persons were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                  III.

     In June, 1995, in connection with Joseph F. Dudziak being employed as the president of the Registrant, the Registrant issued Mr. Dudziak an Incentive Stock Option to purchase 100,000 shares exercisable at $2.45 per share until June 2005. The Registrant relied on Section 4(2) of the Securities Act of 1933, as amended, in connection with the issuance of the option to Mr. Dudziak.

                                   IV.

                    January 1996 Warrant Exercises
                    ------------------------------


   Name                                 No. of Shares      Consideration*
   ----                                 -------------      -------------

   William C. Dickey, MD
   & Karen N. Dickey                         1,000            $  3,000

   Metropolitan Pathologists
   Profit Sharing Trust                     19,000              57,000

   Robert L. Messenbaugh, MD                10,000              30,000

   Metropolitan Pathologists
   Profit Sharing Trust
   FBO Gary D. Dickey, MD                    5,000              15,000

   Resources Trust Company
   FBO Nancy S. Rogers
   IRA dtd 3/22/84  #I ###-##-####          10,000              30,000

   Patrick A. Zoellner, MD                   5,000              15,000

   Eric D. Sipf                             10,000              30,000

   Herbert H. Maruyama, MD                  10,000              30,000

   Stewart Weinerman, MD                    10,000              30,000

   Eugene Seymour, MD                        3,333               9,999

   Wilshire Center Geriatrics
   Medical Group DBPP, Inc.FBO
   Eugene Seymour, M.D.                      6,667              20,001

   Herbert L. Jacobs, MD                    15,000           $  45,000

   Kenneth Manfre, MD                       20,000              60,000

   Hal Cohn, MD                             15,000              45,000

   Charles Citrin                           10,000              30,000
                                           -------             -------
     TOTAL                                 150,000            $450,000
                                           =======             =======
_____________
*    Based upon an exercise price of $3.00 per share.


     The offers and sales set forth in IV above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. The purchasers set forth in this section IV are the same purchasers as set forth under I above who exercised the warrants they acquired as part of the units sold described under I above. All but four of the purchasers were accredited investors. See the description under I above. No broker/dealers were involved in the sale and no commissions were paid. All purchasers represented that they purchased the securities for investment, and all certificates issued to the purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.


                                   V.

            January 1996 Series A Preferred Stock Offering
            ----------------------------------------------


   Name                                 No. of Shares*     Consideration
   ----                                 -------------      -------------

   Ronald O. Gilcher, MD                    66,667            $250,000
_____________
* Initially issued as Series A Preferred Stock, but converted into a like number of shares of Common Stock in May, 1996.

     The offer and sale to Dr. Gilcher was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. Dr. Gilcher represented that he purchased the securities for investment, and the certificate issued to him was impressed with a restrictive legend advising that the shares represented by the certificate may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of his stock certificate.

                                  VI.

            Shares issued pursuant to Settlement Agreements
            -----------------------------------------------


   Name                                No. of Shares     Consideration
   ----                                -------------     -------------

   Frontline Marketing, Inc.                20,408      Release of Claims
                                                        (shares issued Oct.
                                                        1995)

   Robert S. Verhey                         10,000      Release of Claims
                                            ------      (shares issued May
                                                        1996)
     TOTAL                                  30,408
                                            ======

     The issuances set forth in VI above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. The persons represented that they acquired the securities for investment, and the certificates issued to the persons were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                 VII.

            Options issued to Scientific Advisory Committee
            -----------------------------------------------

   Name                                 No. of Options    Expiration Date
   ----                                 --------------    ---------------

   William C. Dickey, MD                     2,500        January, 2006

   Cathy Bryan                               1,000        January, 2006

   Ronald O. Gilcher, MD                     1,000        January, 2006


     The options issued to the members of the Registrant's Scientific Advisory Committee were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The consideration for the issuance of the options was the agreement by the named individuals to serve on the Registrant's Scientific Advisory Committee. The options were issued pursuant to the Registrant's nonqualified stock option plan and are exercisable at $3.75 per share, and vest over a five year period. No broker/dealers were involved in the sale and no commissions were paid. All option certificates were impressed with a restrictive legend advising that the options represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.

                                  VIII.

     In April, 1996, the Registrant entered into an agreement with LMU & Company ("LMU"), which was amended in November, 1996. As partial consideration for LMU's services under the agreement, the Registrant issued LMU an option to purchase 160,000 shares of the Registrant's common stock, exercisable at $2.50 per share. The option becomes exercisable in the event that the average bid price for the Registrant's common stock is at least $5.00 for five consecutive trading days prior to January 31, 1997 as quoted on NASDAQ. The issuance of the option to LMU was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. LMU represented that LMU acquired the option for investment and not with a view to distribution.


                                  IX.

                  1996 10% 3-Year Convertible Notes*
                  ----------------------------------

   Name                                 Consideration     No. of Warrants*
   ----                                 -------------     ----------------

   Arnold E. Prince                        $25,000               6,250

   Richard Sher                             50,000              12,500

   Bart Valdez                              11,200               2,800

   Wilshire Center Geriatrics
   Medical Group, Inc.
   Eugene Seymour, M.D. Trustee             50,000              12,500

   Eugene H. Seymour, M.D.                  50,000              12,500

   Underwood Family Partners               100,000              25,000

   Jeffrey Appel                            25,000               6,250

   Benjamin R. Budraitis                    10,000               2,500

   Joseph F. Dudziak                        50,000              12,500

   Neill and Nita Freeman                   25,000               6,250

   Thomas R. Sakaguchi                      20,000               5,000

   James Sakaguchi                          27,500               6,875

   Ellen Sakaguchi                          12,500               3,125

   Michael Lipkin                           35,000               8,750

   Thomas R. Ulie                           50,000              12,500

   William J. Collard                       60,000              15,000

   Michael I. Ruxin, M.D.                   25,000               6,250

   Ralph Grills, Jr.                        50,000              12,500

   Gordon Segal, MD                         25,000               6,250

   Harris A. Cahn                           25,000               6,250

   Joel C. Newman, MD                       25,000               6,250
                                           -------             -------
     Total                                $751,200             187,800
                                           =======             =======
__________________
     *    Convertible at $3.75 per share.
     ** One warrant for each $4 purchase exercisable over a three year period commencing June 26, 1996 at $3.75 per share.


     The offers and sales set forth in IX above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. Based upon information known to the Registrant, and representations made by each of the purchasers, the Registrant believes that all but three of the purchasers were accredited investors. The three non-accredited purchasers are family members of one of the Registrant's employees. Based upon such relationship, upon information known to the Registrant and representations made by each of these three purchasers, the Registrant believes that they were able to evaluate the merits and risks of an investment in the Registrant. No broker/dealers were involved in the sale and no commissions were paid. All of such purchasers represented that they purchased the securities for investment, and all Notes issued to the purchasers were impressed with a restrictive legend advising that the Notes may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.


                                  X.

                      July 1996 Private Placement
                      ---------------------------


                                          Number of       Consideration
   Name                                     Shares            Paid
   ----                                 -------------     -------------

   Hugo Brooks                              10,000            $ 25,000

   Lawrence M. Underwood                     5,000              12,500

   Paul R. Hoover &
   Janet F. Hoover, JTWROS                  10,000              25,000

   Battersea Capital, Inc.                  10,000              25,000

   ESN Financial, LP                        20,000              50,000

   Anil & Bina Patel, JTWROS                10,000              25,000

   Michal & Renata Pivonka, JTWROS          50,000             125,000

   William B. &
   Cheryl A. Bacon, JTWROS                  10,000              25,000

   Vannette F. Poole                        20,000              50,000

   John L. Moran                            20,000              50,000

   William R. Teele                         10,000              25,000

   Alan David Cohen                         10,000              25,000

   Peter & Luba Bondra, JTWROS              40,000             100,000

   Harvey D. Rhoads                          2,500               6,250

   E. Pat Manuel                            25,000              62,500

   Allen E. Hoyt                            10,000              25,000

   Richard Kay                              20,000              50,000

   Mildred J. Geiss                          7,000              17,500

   Clyde William &
   Valerie J. Pray, JTWROS                  10,000              25,000

   Barry Slosberg                           10,000              25,000

   Bradley Subler                            2,000               5,000

   Andrew E. Kauders                         6,000              15,000

   Richard J. N. Leonard                     6,000              15,000

   David Hickey                             10,000              25,000

   Georgia M. Dunston                       10,000              25,000

   TradeLink, L.L.C.                        10,000              25,000

   Robert M. Kassenbrock                    40,000             100,000

   Laurence P. Emrie                         4,000              10,000

   Larry & Michelle
   Weinstein, JTWROS                         5,000              12,500

   Underwood Family Partners, LTD           20,000              50,000

   Amar & Vangie Romero, JTWROS              6,000              15,000

   Consulting on Government
   Procurement-FBO J.S. Sansome             10,000              25,000

   Lawrence E. &
   Jeanne R. Keith, JTWROS                  10,000              25,000

   Riley Wilson - dba RW Enterprises        20,000              50,000

   John Solomita                            10,000              25,000

   William Vasey                            10,000              25,000

   Tadahiko Nakamura                        30,000              75,000

   Robert W. &
   Rhonda W. Braun, JTWROS                   4,000              10,000

   Donald H. &
   Mary Lou Wilbois, JTWROS                  2,000               5,000

   Jon and Laurie Lindvall                   4,000              10,000

   Maurice S. Cohen                         10,000              25,000

   Wilbert D. Pearson                       10,000              25,000

   Georgina S. Caslavka                     10,000              25,000

   Lynne D. Caslavka                         6,000              15,000

   Voss Boreta                              10,000              25,000

   Keith D. &
   Carolyn P. McDonald, JTWROS              10,000              25,000

   Howard I. Saiontz                        10,000              25,000

   James A. Newsham III &
   Vivian M. Newsham, JTWROS                 5,000              12,500

   William C. &
   Mary Claire McCormick, JTWROS            10,000              25,000

   Patrick M. Sheridan                       4,000              10,000

   Thomas D. Fiorino                        20,000              50,000

   Richard G. Belcher                       10,000              25,000

   Scot  C. Irwin                            5,000              12,500

   Alan Goldstein                           10,000              25,000

   Maurice and Stacy Gozlan, JTWROS         10,000              25,000

   Howard Wall                              20,000              50,000

   William C. Meyer                          4,000              10,000

   Jeffrey M. Savell                         7,000              17,500

   James A. &
   Joann Wiedenhoeft, JTWROS                15,000              37,500

   A. Thomas Tenenbaum                       6,000              15,000

   Brenman Key & Bromberg
   401K Profit Sharing Plan
   FBO Thomas R. Bromberg                   10,000              25,000

   Brenman Key & Bromberg
   401K Profit Sharing Plan
   FBO Albert Brenman                       20,000              50,000

   Stuart McNab                              1,000               2,500

   George Thompson                           9,500              23,750

   Brenman Key & Bromberg
   401K Profit Sharing Plan
   FBO A. Thomas Tenenbaum                  14,000              35,000

   Kenneth Higgins                           5,000              12,500

   Richard T. Baldwin                       20,000              50,000
                                           -------           ---------
    Total                                  800,000          $2,000,000
                                           =======           =========


     The offers and sales set forth in X above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. RAF Financial Corporation acted as the Placement Agent for the offering for which it received a commission of 10% of the amount of securities sold in the offering and a 3% expense allowance. Based upon representations made by each of the purchasers in the offering, the Registrant believes that all but four of the purchasers are "accredited investors" as that term is defined in Rule 501 of Regulation D. With respect to the four non-accredited investors, the Registrant believes, based upon each investor's representations, that each non-accredited investor was capable of evaluating the merits and risks of their investment in the Registrant. All of such purchasers represented that they purchased the securities for investment, and all certificates issued to purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.


                                  XI.

                        Employee Stock Options
                        ----------------------


     During the past three years, the Registrant has granted approximately 432,550 incentive stock options and approximately 31,500 non-qualified stock options to approximately 66 employees of the Registrant and others pursuant to the Registrant's Amended and Restated Stock Option Plan not shown elsewhere within Item 26. The options are exercisable at prices ranging from $1.54 to $3.75 over a ten year period. No consideration was paid by the employees of the Registrant or others in connection with the issuance of the options. Only two employees have exercised their options, for 180 and 150 shares. The issuance of the options and sales of the shares were made in reliance upon the exemption from registration provided by
Section 3(b) of the

Securities Act of 1933, as amended, and Rule 701 adopted thereunder. No broker/dealers were involved in the sale and no commissions were paid. All purchasers purchased the securities for investment, and all option certificates issued to purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.



                                 XII.

                     JANUARY 1997 BRIDGE FINANCING
                     -----------------------------

     In January, 1997, the Registrant borrowed $450,000 from two individuals. The loans were evidenced by promissory notes, and are due and payable the earlier of the receipt of proceeds from the Registrant's proposed public offering or March 23, 1997. The Registrant issued warrants to purchase 150,000 shares of Common Stock to the two lenders in connection with the loans, which are exercisable at 85% of the price per share of the Common Stock included in the Units to be sold in the public offering. One of the lenders, Robert M. Kassenbrock, is also a shareholder of the Registrant. The 150,000 shares of Common Stock underlying the warrants are being registered for resale as a part of this registration statement. The issuance of the promissory notes and the warrants were made in reliance upon the exemption from registration provided by Section 3(b) of the Securities Act of 1933, as amended, and Rule 504 of Regulation D adopted thereunder. No commissions were paid to any broker/dealers in connection with the issuances. The warrant certificates issued to the lenders were impressed with a restrictive legend advising that the warrants and underlying shares may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.


ITEM 27.  EXHIBITS AND FINANCIAL SCHEDULES

     The following is a complete list of exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit
Number   Description
-------  -----------

1.1      Form of Underwriting Agreement, as revised*

3.1      Amended and Restated Articles of Incorporation, filed June 2,
         1995*

3.2      Articles of Amendment to the Articles of Incorporation, filed
         March 5, 1996*

3.3      Articles of Amendment to the Articles of Incorporation, filed May
         30, 1996*

3.4      Bylaws, as amended*

4.1      Form of Representative's Warrants to Purchase Units*

4.2      Form of Class A Common Stock Purchase Warrant Certificate*

4.3 Specimen copy of stock certificate for Common Stock, $.01 par value*

4.4      Form of Unit Certificate*

5.1      Opinion of Brenman Key & Bromberg, P.C.*

10.1 Lease Agreement, dated April 15, 1992, and Lease Addendums, dated April 8, 1992 and October 21, 1994*

10.2     Lease Agreement, dated July 19, 1995, and Lease Addendum*

10.3 Employment Agreement, dated May 24, 1995. between the Registrant and Michael I. Ruxin, as amended July 8, 1995, August 1, 1995, September 21, 1995 and July 15, 1996*

10.4 Employment Agreement, dated May 24, 1995, between the Registrant and William J. Collard, as amended July 22, 1996*

10.5 Employment Agreement, dated June 28, 1995, between the Registrant and Joseph F. Dudziak*

10.6 Employment Agreement, dated February 8, 1996, between the Registrant and L.E. "Gene" Mundt*

10.7 Amended and Restated Stock Option Plan, as amended on May 5, 1995, May 29, 1996 and December 11, 1996*

10.8     Voting Agreement, dated May 23, 1995*

10.9 Shareholders' Agreement dated August 16, 1991, as amended on May 5, 1995 September 1996, June 24, 1996, July 25, 1996, Consent and Waiver, dated July 12, 1996, and Rescission of Shareholder's Agreement, dated June 22, 1996*

10.10 Agreement dated April 8, 1996, between the Registrant and LMU & Company, and Stock Purchase Option, dated April 8, 1996*

10.11    Form of Drug Testing Service Contract*

10.12    Form of License Agreements*

10.13    Warrant Agreement, dated _____, 1997, between Global Med
         Technologies, Inc. and American Securities Transfer & Trust,
         Inc.*

10.14 Exclusivity and Software Development Agreement, dated November 14, 1996, between and among Global Med Technologies, Inc. and Ortho Diagnostic Systems Inc.*

10.15 Amendment, dated November 14, 1996, to Agreement dated April 8, 1996, between the Registrant and LMU & Company, and Stock Purchase Option, dated April 8, 1996*

10.16 Amendment, dated January 14, 1997, to Agreement dated April 8, 1996, between the Registrant and LMU & Company, and Stock Purchase Option, dated April 8, 1996*

11       Statement re: Computation of Per Share Earnings*

21       Subsidiaries of the Company*

24.1     Consent of Brenman Key & Bromberg, P.C. (included in Exhibit 5)

24.2     Consent of Ernst & Young LLP

27.1     Financial Data Schedule*

99.1 Proxy and Right of First Refusal Agreement, dated November 14, 1996, between and among Ortho Diagnostic Systems Inc. and Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy J. Pellegrini and Gordon Segal*
_____________
*   Previously filed.


ITEM 28.  UNDERTAKINGS

The undersigned Registrant will:

    (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    The undersigned Registrant will provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado on January 31, 1997.

                                 GLOBAL MED TECHNOLOGIES, INC.




                                 By: /s/ Michael I. Ruxin
                                   -------------------------------
                                   Michael I. Ruxin, Chairman


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signatures                   Title                      Date
----------                   -----                      ----


 /s/ Michael I. Ruxin        Chairman of the Board      January 31, 1997
--------------------------   of Directors, Principal
Michael I. Ruxin             Executive Officer and
                             Director

 /s/ Joseph F. Dudziak       President and Chief        January 31, 1997
--------------------------   Operating Officer
Joseph F. Dudziak


 /s/ Gregory R. Huls         Chief Financial Officer    January 31, 1997
--------------------------   and General Counsel
Gregory R. Huls


 /s/ William J. Collard      Secretary/Treasurer and    January 31, 1997
--------------------------   Director
William J. Collard


 /s/ John D. Gleason         Director                   January 31, 1997
--------------------------
John D. Gleason


 /s/ Gerald F. Willman, Jr.  Director                   January 31, 1997
--------------------------
Gerald F. Willman, Jr.